Exhibit 2.3

EXECUTION VERSION

DATED 17 SEPTEMBER 2015

BROOKFIELD LIFE AND ANNUITY INSURANCE COMPANY LIMITED

AND

EUROPEAN GROUP FINANCING COMPANY LIMITED

AND

GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, INC.

AND

GENWORTH FINANCIAL, INC.

AND

AXA S.A.

AGREEMENT

for the Sale and Purchase of

Genworth Financial European Group Holdings Limited;

Financial Insurance Guernsey PCC Limited; Genworth Consulting Services (Beijing)

Limited; Genworth General Services Asia Limited and

CFI Administrators Limited

Schedule 1 Particulars of the Sellers’ Shareholdings in the Companies

Schedule 2 Particulars of the Companies and Subsidiaries

Part I The Companies

Part II The Subsidiaries

Part III Directors and Registered Offices

Schedule 3 Conditions Precedent

Schedule 4 Sellers’ Warranties

Schedule 5 Limitations on Liability

Schedule 6 Pre-Completion

Schedule 7 Completion

Part I Purchaser’s Obligations

Part II Sellers’ Obligations

Schedule 8 List of Guarantees

Schedule 9 Litigation Support

Schedule 10 Tax Covenant

Schedule 11 Registered Owned IP

Schedule 12 Territory of Non-Compete

Schedule 13 Pre-Completion Reorganizations

Schedule 14 Review Committee

Schedule 15 Co-Location Properties

Schedule 16 Individuals Subject to Non-Solicit

Schedule 17 Separation Plan

Schedule 18 Underwriting Profit Account

Part I Pro Forma Underwriting Profit Account

Part II Calculation Methodology

THIS AGREEMENT is made on 17 September 2015

BETWEEN:

(1)	BROOKFIELD LIFE AND ANNUITY INSURANCE COMPANY LIMITED a company with limited liability incorporated in Bermuda with registered number 45538, whose registered office is at Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda (“BLAIC”);

(2)	EUROPEAN GROUP FINANCING COMPANY LIMITED a company incorporated and existing under the laws of the Cayman Islands with registered number 178071, whose registered office is at 87 Mary Street, George Town, Grand Cayman KY1, Cayman Islands (“EGF”);

(3)	GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, INC. a corporation organised under the laws of the state of Delaware whose principal place of business is at 6620 W. Broad Street, Richmond, Virginia, 23230 (“Genworth”, and together with BLAIC and EGF, the “Sellers”);

(4)	GENWORTH FINANCIAL, INC. a corporation organised under the laws of the state of Delaware whose principal place of business is at 6620 W. Broad Street, Richmond, Virginia, 23230 (the “Sellers’ Guarantor”); and

(5)	AXA S.A. a corporation incorporated in France with registered number 572.093.920, whose registered office is at 25 avenue Matignon, 75008 Paris, France (the “Purchaser”).

BACKGROUND:

(A)	The Sellers wish to sell, and the Purchaser wishes to purchase, the entire issued share capital of the Companies on the terms and subject to the conditions set out in this Agreement.

(B)	The Sellers’ Guarantor is willing to guarantee the obligations of the Sellers under this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement capitalised terms are defined as follows:

“2014 Agreed Accounting Principles” means US GAAP subject to the items set forth in Part I of the Agreed Accounting Principles;

“Accounts” means (a) the audited balance sheet of each Insurance Company and FIGSL as at the Accounts Date and the audited profit and loss account and cash flow statement of each Insurance Company and FIGSL for the year ended on the Accounts

Date (collectively, the “Audited Accounts”) and (b) the Target Group’s consolidated balance sheet as at the Accounts Date and the consolidated profit and loss account for the Target Group for the year ended on the Accounts Date and contained in folder 3.4 (document 3.4.7) in the Data Room (the “Unaudited Accounts”);

“Accounts Date” means 31 December 2014;

“Accounts Stockholders Equity Amount” means EUR 734,920,915;

“Acquired Affiliate” means a business, assets or an entity that is acquired by or combined with any member of the Sellers’ Group after the Completion Date;

“Action” means any criminal, civil, judicial, regulatory or administrative proceeding, suit, claim, FOS complaint or action against a Target Group Company or its agents;

“Advisory Team” has the meaning given in clause 4.6(e);

“Agreed Accounting Principles” means US GAAP applied consistently with its application in connection with the preparation of the balance sheet included in the Unaudited Accounts and (where applicable as stated therein) taking into account the transactions contemplated by paragraphs 1.3 and 1.4 of Schedule 6, subject to the principles, practices, methodologies and exclusions set forth therein all as stated in the document in the Agreed Form;

“Agreed Form” means, in relation to any document, the form of that document which has been initialed for the purpose of identification by the Sellers’ Solicitors and the Purchaser’s Solicitors or otherwise by or on behalf of the Sellers and the Purchaser with such changes as the Sellers and the Purchaser may agree in writing before Completion;

“Agreement” means this agreement;

“Allocation Schedule” has the meaning given in clause 2.4;

“Antitrust Authorities” means the antitrust Regulatory Authorities referred to in Schedule 3;

“Applicable Account” means an account maintained by the Purchaser to show underwriting profit (excluding changes in reserves) with respect to the Applicable Business on a basis consistent with the pro forma underwriting profit and loss account and methodology set out in Part I of Schedule 18 for the period from 1 January 2014 until the Final Calculation Date;

“Applicable Business” means the business relating to the Insurance Contracts underwritten by one or more of the Insurance Companies covering statutory risk with the Applicable Persons and covering group health and accident risk with private sector persons, in each case, distributed by the Applicable Distributor pursuant to the Applicable Contracts;

“Applicable Claims Liabilities” means the Insurance Companies’ liabilities for claims under the terms of the Insurance Contracts included in the Applicable Business from time to time;

“Applicable Contracts” means the Distribution Agreements dated 15 October 2014, 19 April 2013 and 2 August 2013, in each case, between the Applicable Distributor, Financial Insurance Company Limited and Financial Assurance Company Limited;

“Applicable Date” means, for the purposes of clause 18.8, the date on which a payment or an assessment is to be made;

“Applicable Distributor” has the meaning set forth in Schedule 2 of the Disclosure Letter;

“Applicable GAAP” has the meaning given in paragraph 2.5 of Schedule 4;

“Applicable Law” means all applicable laws (whether statutory or deriving from the common law or equity), binding regulations, the rules and regulations of any applicable stock exchange, any published guidance, published directions or published practice of a Governmental Authority (including any published regulation or published requirement of any Taxation Authority) or the judgment of any court of competent jurisdiction;

“Applicable Persons” means the persons listed in Part II of Schedule 6 of the Disclosure Letter;

“Arbitration” has the meaning set forth in Schedule 2 of the Disclosure Letter;

“Assistance” has the meaning given in paragraph 2.1 of Schedule 9;

“Authorisations” has the meaning given in paragraph 2.9 of Schedule 4;

“Best Estimate” has the meaning given in paragraph 1 of Schedule 5;

“BLAGAB” means basic life assurance and general annuity business as defined in section 57 of the Finance Act 2012;

“BLAIC Sale Shares” means the 289,199,235 GFEGH Shares, the GCSB Share Capital, the 3,200,001 GGSA Shares and the 350,002 CFI Shares held by BLAIC which the Purchaser wishes to purchase pursuant to this Agreement;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in London, Paris and New York for normal business;

“Business IP” means the Owned IP and all other Intellectual Property Rights used by the Target Group Companies for the purpose of their business on the Offer Date save for such Intellectual Property Rights to be retained by the Sellers in accordance with the terms of the Transitional IP License Agreement;

“Calculation Period” has the meaning given in clause 10.9(a);

“Cayman Loan Notes” means the GBP 226,200,000 loan notes issued by Genworth Financial UK Holdings Limited and listed on the Cayman Islands Stock Exchange;

“CFI Share” means a share of EUR 1.27 in the capital of CFI Administrators Limited;

“Claim” means any claim under or pursuant to this Agreement;

“Clause 10.7 Covenant Claim” means a claim under any Clause 10.7 Covenant;

“Clause 10.7 Covenants” means the covenants in clause 10.7;

“Companies” means Genworth Financial European Group Holdings Limited, Financial Insurance Guernsey PCC Limited, Genworth Consulting Services (Beijing) Limited, Genworth General Services Asia Limited and CFI Administrators Limited, further details of which are set out in Part I of Schedule 2, and “Company” shall mean any one of them;

“Company Administrative Services Agreement” means each of the agreements for administrative services to be entered into between (a) Genworth Seguros Danos, S.A. de C.V. and Genworth Operaciones, S. de R.L. de C.V. and (b) Genworth Seguros Vida, S.A. de C.V. and Genworth Operaciones, S. de R.L. de C.V., as applicable, in substantially the form of the Trust Administrative Services Agreements, with changes required to reflect the fact that the services are to be provided directly to the insurance companies prior to the deauthorization of each insurance company;

“Competing Business” has the meaning given in clause 7.1;

“Complaints-Handling Claim” means a claim under the covenant in clause 10.7(b);

“Complaints-Handling Losses” means all damages, losses, liabilities, penalties, fines, costs, FOS fees, customer redress payments, interest and expenses arising out of or directly relating to any Enforcement Action against a Target Group Company resulting from the complaints-handling processes and complaints-handling activities undertaken by a Target Group Company in the United Kingdom before the Completion Date, including but not limited to complaints-handling with respect to PPI incurred by any Target Group Company whether before or after Completion, but excluding for the avoidance of doubt, any sums which are recovered as PPI Mis-selling Losses;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Completion Balance Sheet” has the meaning set forth in clause 2.5;

“Completion Date” has the meaning given in clause 5.1;

“Completion Stockholders Equity Amount” means the Stockholders Equity of the Companies as set forth in the Completion Balance Sheet, multiplied by the USD to EUR Conversion Rate as of the end of the last day of the month immediately preceding the month during which Completion occurs;

“Conditions Precedent” means the conditions precedent set out in Schedule 3 and “Condition Precedent” means any one of them;

“Consideration” means the total consideration for the Sale Shares payable after giving effect to all adjustments set forth in clause 2;

“Consideration Adjustment” has the meaning given in clause 2.7;

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Applicable Date, or such other date specified in the applicable provision hereof, as quoted by Bloomberg Business for 2:30 p.m. (New York City time) as published by Bloomberg FX Fixings or, if no such rate is quoted for that time on that date, at the immediately preceding time for which such rates are quoted;

“CTA 2010” means the Corporation Tax Act 2010;

“Cyber Security Incident” has the meaning given in paragraph 2.17 of Schedule 4;

“Damages Payment” has the meaning given in paragraph 8 of Schedule 5;

“Data Protection Claim” means a claim under the covenant in clause 10.7(c);

“Data Protection Laws” means the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Part I of the Regulation of Investigatory Powers Act 2000 and all other Applicable Law regulating data protection, privacy or the recording, monitoring or interception of communications in any relevant jurisdiction;

“Data Room” means the documents referred to in the index of data room documents, in the Agreed Form, annexed to the Disclosure Letter other than the documents in the HR Data Room;

“Defaulting Party” has the meaning given in clause 5.4;

“Disclosure Letter” means the letter dated as of the Offer Date from the Sellers to the Purchaser in relation to the Warranties;

“Distribution Agreements” means each distribution, partnership, bancassurance or similar agreement and any amendment agreements thereto, including reinsurance agreements entered into by any member of the Target Group in which such Target Group member acts as the reinsurer, with a third party to which any Target Group Company is party or is otherwise subject as of the Offer Date relating to the sale or distribution of Insurance Contracts, in each case, including but not limited to those agreements included in folders 5.2.1.6, 10.1.4, 10.1.7 and 10.1.9 of the Data Room and “Distributor” means the other party to each Distribution Agreement to which a Target Group Company is party;

“Divestiture Incentive Plans” means the Divestiture Incentive Plans (as set out in document 6.4.3 of the HR Data Room);

“EEA” means the European Economic Area;

“EGF Sale Shares” means the 12,675,850 GFEGH Shares held by EGF which the Purchaser wishes to purchase pursuant to this Agreement;

“Employees” means persons who are, as of the Offer Date, employed by the Target Group and who are listed in document 5.1.10 of the HR Data Room;

“Encumbrance” means any option, right to acquire, right of pre-emption, third party right or interest, mortgage, charge, pledge, lien or other form of security interest or encumbrance and any agreement to create any of the foregoing;

“Enforcement Action” means any action taken by:

(a)	the FSA, PRA or FCA (as the case may be) pursuant to its powers under the FSMA to enforce the relevant Applicable Law, including any handbook of rules and guidance issued pursuant to the FSMA; or

(b)	any other Regulatory Authority or Governmental Authority to enforce the relevant Applicable Law in any jurisdiction by which a Target Group Company (including, for the avoidance of doubt, any branch thereof) is or has been regulated or to which a Target Group Company (including, for the avoidance of doubt, any branch thereof) is or has otherwise been subject;

“Estimate Date” means the Business Day immediately prior to the date on which the Estimated Balance Sheet is delivered to the Purchaser pursuant to clause 2.4;

“Estimated Balance Sheet” means the estimated consolidated balance sheet of the Companies as of the end of the last day of the month immediately preceding the month during which Completion is expected to occur, prepared in accordance with the Agreed Accounting Principles;

“Estimated Stockholders Equity Amount” means the Stockholders Equity of the Companies as set forth in the Estimated Balance Sheet, multiplied by the USD to EUR Conversion Rate as of the Estimate Date;

“EU Merger Regulation” means Council Regulation (EC) 139/2004 (as amended);

“EUR” means euros;

“Excess Recovery” has the meaning given in paragraph 8 of Schedule 5;

“Fairly Disclosed” means fair disclosure of facts in sufficient detail to reasonably assess the nature and scope of the matter disclosed;

“FCA” means the United Kingdom Financial Conduct Authority;

“FIG Share” means a core share of GBP 1.00 and a nominal share of GBP 0.01 in the capital of Financial Insurance Guernsey PCC Limited and all share capital by cell related to any and all cells thereof;

“FIGSL” has the meaning given in clause 4.6(a);

“Final Balance Sheet” has the meaning given in clause 2.6;

“Final Calculation Date” means 31 December 2019;

“Final Stockholders Equity Amount” has the meaning given in clause 2.6;

“Final Underwriting Profit Less Agreed Amount” shall be the result of (a) EUR 10,000,000, plus (b) the actual underwriting profit (positive) or loss (negative) of the Applicable Business for the Calculation Period shown in the Applicable Account minus, (c) the Applicable Claims Liabilities for the period beginning on the Final Calculation Date until the projected expiry of all liabilities for claims associated with the Insurance Contracts comprised in the Applicable Business, calculated using the methodology set out in Part II of Schedule 18, as such amount is agreed or fully determined pursuant to the process set out in clause 10.9;

“Financial Database Provider” has the meaning given in clause 4.6(a);

“Financial Database Work Order” has the meaning given in clause 4.6(a);

“Financial Regulatory Authority” means the financial Regulatory Authorities referred to in Schedule 3;

“First Termination Date” has the meaning given in clause 10.8;

“Flexible Apportionment Agreement” means that certain Deed to Substitute the Principal Employer, Terminate the Participation of Employer and Provide for Flexible Apportionment Arrangement among FIGSL, Genworth Financial Mortgage Services Limited, Genworth Financial UK Pension SPV Limited and CFI Pension Trustees Limited which is, in the Agreed Form, attached to the heads of terms executed by the same parties, dated 30 June 2015;

“FOS” means the Financial Ombudsman Service in the United Kingdom or an equivalent regulatory body performing an equivalent function from time to time;

“French Expert” has the meaning given in clause 10.9(c);

“FSA” means the United Kingdom Financial Services Authority (now succeeded by the FCA and PRA);

“FSMA” means the United Kingdom Financial Services and Markets Act 2000;

“Fundamental Warranties” means the Sellers’ Individual Warranties and the statements set out at paragraphs 2.1(a), 2.2 to 2.4, 2.6, 2.7, 2.22 and 3.4(a) of Schedule 4;

“Fundamental Warranty Claim” means a claim by the Purchasers the basis of which is that a Fundamental Warranty is, or is alleged to be, untrue or inaccurate;

“GBP” means British pounds sterling;

“GCSB Share Capital” means the USD 365,000 of share capital of Genworth Consulting Services (Beijing) Limited;

“Genworth Sale Shares” means the 792,000 core FIG Shares, the 1 nominal FIG Share and the aggregate 2,429 FIG Shares by cell;

“Genworth Transitional Services Agreement” means an agreement for transitional services among the Companies, Genworth and the Purchaser, in the Agreed Form;

“GFEGH Share” means a share of GBP 1.00 in the capital of Genworth Financial European Group Holdings Limited;

“GGSA Share” means a share of HK $1.00 in the capital of Genworth General Services Asia Limited;

“Governmental Authority” means any multinational, supranational, national, federal, state, provincial or local governmental or judicial or regulatory or supervisory authority, system or body or entity or any subdivision thereof, including without limitation, any Regulatory Authority, any Taxation Authority, agency, court, tribunal, board, commission, instrumentality, division, department, court or other body thereof;

“HR Data Room” means the documents referred to in the index of HR Data Room documents, in the Agreed Form, annexed to the Disclosure Letter;

“HR Database Provider” has the meaning given in clause 4.6(a);

“HR Database Work Order” has the meaning given in clause 4.6(a);

“Independent Accountant” means Ernst & Young LLP, or, in the event that Ernst & Young LLP refuses or is otherwise unable to act as the Independent Accountant, an independent and internationally recognized certified public accounting firm mutually agreeable to the parties, cooperating in good faith;

“Independent Actuary” has the meaning given in clause 10.9(c);

“Initial Consideration” has the meaning given in clause 2.3;

“Insurance Companies” means Financial Assurance Company Limited, Financial Insurance Company Limited and Financial Insurance Guernsey PCC Limited;

“Insurance Companies Accounts” means the audited balance sheet of each Insurance Company as at the Accounts Date and the audited profit and loss account and cash flow statement of each Insurance Company for the year ended on the Accounts Date;

“Insurance Contract” means an insurance contract issued, written or performed by any of the Insurance Companies or any reinsurance contract entered into by any of the Insurance Companies as reinsurer thereunder (including a group insurance contract; and any related document issued to participants in any group scheme to which such group insurance contract applies);

“Insurance Premium Tax” means (a) UK insurance premium tax as provided for in the UK Finance Act 1994 and the UK Insurance Premium Tax Regulations 1994 (SI 1994/1774); and (b) any Tax of a similar nature to the tax in (a) which is levied in the European Union;

“Intellectual Property Rights” means (a) copyright and related rights, patents, utility models, rights to inventions, database rights and rights in trade marks and service marks, trade names and domain names, designs, computer software, rights to preserve the confidentiality of information (including know-how and trade secrets together “Know-How”), rights in get-up, goodwill and the right to sue for passing off and unfair competition, (b) applications for (and rights to apply for and be granted) “renewals or extensions of, and rights to claim priority from, any of the foregoing rights and (c) all other intellectual property rights and equivalent or similar forms of protection existing now or in the future anywhere in the world, in each case whether registered or unregistered;

“Irish ESOP” means the Genworth Financial Share Participation Scheme;

“Irish SERP Payment” means a payment in respect of the total amount payable to the employee with SSO number 110000042 in lieu of such employee’s on-going participation in the Irish Supplemental Executive Retirement Plan as set out in the Irish SERP Waiver;

“Irish SERP Waiver” means the waiver and release signed by the employee with SSO number 110000042 on 10 July 2015 waiving all benefit entitlements payable to or in respect of such employee under the Irish Supplemental Executive Retirement Plan and agreeing to the winding up of that plan as set out in folder 6.4.13 of the HR Data Room;

“Irish Supplemental Executive Retirement Plan” means the Genworth Financial Irish Executive Life Assurance and Supplemental Retirement Benefits Plan for the employee with SSO number 110000042 established by an agreement dated 2 June 2009;

“Irrevocable Offer” means (a) the irrevocable offer deed in respect of the Target Group entered into by the Purchaser in favour of the Sellers; and (b) the letter from the Sellers to the Purchaser by way of response;

“IT Contract” means any third party contract under which an IT System is licensed, leased, supplied, maintained or supported;

“IT Systems” means the information and communications technologies used by the Target Group Companies on the Offer Date, including hardware, software, networks and associated documentation;

“Key Client” has the meaning given in Schedule 2 of the Disclosure Letter;

“Key Client Agreement” means any Distribution Agreement entered into between a Target Group Company and a Key Client;

“Long Stop Date” means the date falling nine (9) months after the Offer Date;

“Material Contract” means any written contract, agreement or instrument to which any Target Group Company is party or is otherwise subject as of the Offer Date, and in each case that:

(a)	involved aggregate payments by or on behalf of a Target Group Company in excess of USD 250,000 during the twelve (12) months ended 31 December 2014, or the delivery by any Target Group Company of services with a fair market value in excess of USD 250,000 during the twelve (12) month period ended 31 December 2014;

(b)	involved receipt of payments by or on behalf of any Target Group Company in excess of, or any property or services with a fair market value in excess of, USD 250,000 during the twelve (12) month period ended 31 December 2014;

(c)	is a Distribution Agreement;

(d)	is a Reinsurance Contract;

(e)	contains covenants limiting the ability of any Target Group Company in any material respect (taken as a whole) to engage in any line of business or to compete with any person;

(f)	relates to (i) indebtedness incurred by any Target Group Company, (ii) a guarantee by any person of indebtedness, liabilities or obligations of any Target Group Company or (iii) a guarantee by any Target Group Company of indebtedness, liabilities or obligations of any person;

(g)	obligates any Target Group Company to conduct any business on an exclusive basis with any person; or

(h)	is an IT Contract which, if revoked, terminated, or otherwise made ineffective, would materially and adversely impact the ability of any Target Group Company to carry out its business as it did in the twelve (12) months up to the Offer Date;

“Mortgage Business Transitional Services Agreement” means an agreement for transitional services among the Companies, Genworth Financial Mortgage Insurance Limited and Genworth Financial Mortgage Services Limited, in the Agreed Form;

“Mortgage Insurance Business” means the business of underwriting, issuing, administering, servicing, marketing, reinsuring, brokering, selling or otherwise distributing Mortgage Insurance Products;

“Mortgage Insurance Products” means each and any of the following products (that include the insurance or transfer of mortgage credit default risk and (i) are not primarily underwritten on the basis of the life, health, disability or longevity risk of the borrower and (ii) do not insure unemployment risk):

(a)	mortgage insurance policies or contracts (private or otherwise);

(b)	mortgage guarantees;

(c)	insurance or reinsurance of mortgage default risk; or

(d)	any other product that insures or reinsures or otherwise provides protection for commercial or residential mortgage credit default risk;

“New Financial Database” has the meaning given in clause 4.6(a);

“New HR Database” has the meaning given in clause 4.6(a);

“New Payroll Agreement” has the meaning given in clause 4.6(a);

“Non-Compete Period” has the meaning given in clause 7.1;

“Non-Defaulting Party” has the meaning given in clause 5.4;

“Notice of Claim” has the meaning given in paragraph 1 of Schedule 5;

“Objection Notice” has the meaning given in clause 2.6;

“Offer Date” means the date of the Irrevocable Offer;

“Owned IP” means the Intellectual Property Rights owned by the Target Group Companies;

“Payroll Provider” has the meaning given in clause 4.6(a);

“Period” has the meaning given in clause 8.13(c);

“PPI” means payment protection insurance, as such term is commonly understood in the insurance market;

“PPI Complaint” means any claim or complaint brought by any person against a Target Group Company in respect of PPI Selling Activity or in respect of the handling by or on behalf of a PPI Distributor or the Relevant Distributor of any claim or complaint in respect of PPI Selling Activity;

“PPI Distributor” means a person other than a Key Client who was a Distributor in the United Kingdom with respect to PPI at any time prior to 1 January 2005;

“PPI Distributor Mis-selling Losses” means any PPI Mis-selling Losses which arise out of or directly relate to PPI Selling Activity undertaken by a PPI Distributor, its agents or its appointed representatives (as the case may be) prior to 1 January 2005;

“PPI Distributors Claim” means a claim under the covenant in clause 10.7(a);

“PPI Mis-selling Losses” means all damages, losses, liabilities, penalties, fines, costs, interest and expenses, including for the avoidance of doubt costs and liabilities relating to FOS fees, claim administration, complaints handling, customer notifications and redress amounts, incurred by any Target Group Company whether before or after Completion in respect of:

(a)	defending or supporting the defence of any Action that relates to PPI Selling Activity;

(b)	complying with any order, decision or settlement agreement in respect of such Action; and/or

(c)	any PPI Complaint;

but excluding for the avoidance of doubt, any sums which are recovered as Complaints-Handling Losses.

“PPI Selling Activity” means any activity undertaken by a PPI Distributor or the Relevant Distributor (as the case may be) or their agents or appointed representatives (as the case may be) in relation to the sales, marketing or administration of PPI products underwritten by any Target Group Company;

“PRA” means the United Kingdom Prudential Regulation Authority;

“Proceedings” has the meaning given in paragraph 2.1 of Schedule 9;

“Property” has the meaning given in paragraph 2.14 of Schedule 4;

“Provider” has the meaning given in paragraph 7.3 of Schedule 5;

“Purchaser’s Condition” means the Condition Precedent in paragraph 1 of Schedule 3;

“Purchaser’s Group” means the Purchaser and all its holding companies and subsidiaries, and its holding company’s subsidiaries, other than the Target Group, and “Purchaser’s Group Company” shall mean any one of them;

“Purchaser’s Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London, E14 5JJ;

“Purchaser Tax Claim Period” has the meaning given in paragraph 4.4 of Schedule 5;

“Recipient” has the meaning given in paragraph 7.3 of Schedule 5;

“Regulatory Authority” means any person, body, court, tribunal, authority, government, local government or regulatory agency with regulatory, supervisory, enforcement, administrative and/or criminal law powers in any jurisdiction;

“Reinsurance Contracts” has the meaning given in paragraph 3.3 of Schedule 4;

“Relevant Authorities” means the Financial Regulatory Authorities and the Antitrust Authorities;

“Relevant Date” means the date which is three (3) years prior to the Offer Date;

“Relevant Distributor” has the meaning set forth in Schedule 2 of the Disclosure Letter;

“Relevant Distributor Agreement” means the agreement proposed to be entered into between certain Target Group Companies, the Relevant Distributor and certain of its affiliates, in connection with liabilities relating to the sale of Insurance Contracts;

“Relevant Distributor Dispute” means (a) any dispute between the Target Group and the Relevant Distributor relating to the allocation of Relevant Distributor Mis-selling Losses or the withholding of profit share from the Relevant Distributor in relation thereto and (b) any dispute relating to the withholding of profit share in respect of such Relevant Distributor Mis-selling Losses by the Target Group from the Relevant Third Party;

“Relevant Distributor Mis-selling Losses” means any PPI Mis-selling Losses which arise out of or directly relate to PPI Selling Activity undertaken by the Relevant Distributor or its agents or its appointed representatives (as the case may be) prior to 1 January 2005;

“Relevant Proportion” means two-thirds (2/3);

“Relevant Third Party” has the meaning set forth in Schedule 2 of the Disclosure Letter;

“Reserves” means all the technical provisions of the Insurance Companies as set out in each of the Insurance Companies Accounts (including the mathematical reserves, premium reserves, equalisation reserve, claims reserves, commission reserves and incurred but not reported reserves);

“Reserving Methodology” means the reserving assumptions and principles applied by each Insurance Company in calculating the Reserves and disclosed in folders 4.1.5, 4.2.2, 4.2.6, 4.2.7, 4.2.10, 4.2.11, 4.2.17, 3.15.2.1 and 3.15.2.7 in the Data Room;

“Retrocession Agreements” means all reinsurance business written by Financial Insurance Guernsey PCC Limited as reinsurer with parties which are not Target Group Companies other than the Sunshine Contracts;

“Review Committee” has the meaning given in clause 4.8;

“Review Period” has the meaning given in clause 2.6;

“Sale Shares” means the BLAIC Sale Shares, the EGF Sale Shares and the Genworth Sale Shares;

“Second Termination Date” has the meaning given in clause 10.8;

“Seller Bonus Plans” means the 2015 Genworth Financial Variable Incentive Compensation Plan and the 2015 Reach for Success Plan as listed in folder 6.2 (Short term incentives) of the HR Data Room;

“Seller Equity Compensation Awards” means the Seller Stock Options, Seller SARs and Seller RSUs;

“Seller Group Plan” means any incentive, retirement, bonus or other benefit plan, programme, arrangement or agreement established, maintained or contributed to by the Sellers’ Group that any Employee has previously participated, or currently participates, in, that is not a Target Group Plan, as listed in folder 1.2 of the HR Data Room;

“Seller Incentive Plan” means the critical skill set key employee retention awards listed in document 1.4.24 of the HR Data Room;

“Seller Payment” means a payment representing an amount (calculated on an after Tax basis (other than with respect to the Divestiture Incentive Plans)) in respect of (i) the Seller Retention Plan Amount and/or (ii) any employer social security contributions arising in connection with the Seller Retention Plan Amount;

“Seller Payment Notice” means a written notice provided by the Purchaser to the Sellers identifying a Seller Payment and setting out (with appropriate detail to explain the Tax related aspects of any adjustments made) how the Seller Payment has been calculated;

“Seller Retention Plan Amount” means an amount representing the total of all amounts that Employees are entitled to in accordance with the terms of any awards under the Seller Retention Plans;

“Seller Retention Plans” means the Cash in Lieu of Equity Retention Bonus Agreements (as set out in document 1.2.15 of the HR Data Room) and the Divestiture Incentive Plans entered into by any member of the Sellers’ Group or their affiliates with Employees;

“Seller RSUs” means any outstanding restricted stock units granted to Employees by Genworth Financial, Inc. pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan and 2004 Genworth Financial, Inc. Omnibus Incentive Plan or any other outstanding restricted stock units granted to Employees by the Sellers’ Group, details of which have been disclosed in the HR Data Room at folder 1.2;

“Seller SARs” means any outstanding stock appreciation rights granted to Employees by Genworth Financial, Inc. pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan and 2004 Genworth Financial, Inc. Omnibus Incentive Plan or any other outstanding stock appreciation rights granted to Employees by the Sellers’ Group, details of which have been disclosed in the HR Data Room at folder 1.2;

“Seller Stock Options” means any outstanding stock options granted to Employees by Genworth Financial, Inc. pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan and 2004 Genworth Financial, Inc. Omnibus Incentive Plan or any other outstanding stock options granted to Employees by the Sellers’ Group, details of which have been disclosed in the HR Data Room at folder 1.2;

“Sellers’ Condition” means the Condition Precedent in paragraph 2 of Schedule 3;

“Sellers’ Group” means the Sellers’ Guarantor and all its subsidiary holding companies and subsidiaries, and its subsidiary holding company’s subsidiaries, from time to time, other than the Target Group;

“Sellers’ Individual Warranties” means the statements set out in paragraph 1 of Schedule 4;

“Sellers’ Intellectual Property” means all Intellectual Property Rights owned, licensed or used by the Sellers or any other member of the Sellers’ Group but excluding any Business IP;

“Sellers’ Solicitors” means Sidley Austin LLP of Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, United Kingdom and 1 S. Dearborn, Chicago, IL 60603;

“Senior Employee” means Bob Brannock, Jeff Whiteus, Peter Barrett, Paul Caprez, Andrew Flaherty, Jess Kuller and James Rember;

“Separation” has the meaning given in clause 4.6(b);

“Separation Plan” means the separation plan set out in Schedule 17;

“Settlement Objection Notice” has the meaning given in clause 10.9(c);

“Settlement Report” has the meaning given in clause 10.9(c);

“Skandia” means CJEU Case C – 7/13 Skandia America;

“Spanish Passporting Claim” means a claim under the covenant in clause 10.7(d);

“Stockholders Equity” means, as of any date of determination, an amount equal to the total consolidated stockholders’ equity of the Companies, calculated in accordance with the Agreed Accounting Principles and set forth in USD;

“Subsidiaries” means the subsidiary undertakings of the Companies listed in Schedule 2 Part 2;

“Sunshine Contracts” means the agreements contained in folder 5.2.1.6.133 of the Data Room;

“Target Group” means the Companies and the subsidiary undertakings of the Companies and “Target Group Company” shall mean any one of them;

“Target Group Financial Data” has the meaning given in clause 4.6(a);

“Target Group HR Data” has the meaning given in clause 4.6(a);

“Target Group Plan” means the incentive, retirement, bonus and benefit plans or arrangements established or maintained by a Target Group Company for the benefit of the Employees, as listed in folder 1.4 (excluding document 1.4.6.3) of the HR Data Room. For the avoidance of doubt, neither the Seller Group Plans, nor the Transferring Seller Group Plan, nor the UK Defined Benefit Plan shall be a Target Group Plan;

“Target Group Policy” has the meaning given in paragraph 2.21 of Schedule 4;

“Taxation” or “Tax” means:

(a)	any charge, tax, duty, levy, impost and withholding having the character of taxation, wherever chargeable, imposed for support of national, state, federal,

cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, employment, payroll, goods and services, use, occupation, franchise, transfer, minimum, excise value added and personal property and social security taxes; and

(b)	any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within (a) above;

“Taxation Authority” means any taxing or other authority competent to impose, administer or collect any Taxation;

“Tax Claim” means a Tax Covenant Claim or a Tax Warranty Claim;

“Tax Covenant” means the tax covenant contained in Schedule 10;

“Tax Covenant Claim” means a claim by the Purchaser against the Sellers under the Tax Covenant;

“Tax Warranties” means the Warranties contained in paragraph 4 of Schedule 4;

“Tax Warranty Claim” means a claim by the Purchaser against the Sellers under a Tax Warranty;

“Third Party Agreements” has the meaning given in clause 4.6(h);

“Third Party Claim” has the meaning given in paragraph 7 of Schedule 5;

“Third Party Sum” has the meaning given in paragraph 8.2 of Schedule 5;

“Threshold” has the meaning given in paragraph 3.1(b) of Schedule 5;

“Transaction” means the transaction contemplated by this Agreement;

“Transaction Documents” means the Irrevocable Offer, this Agreement and the documents referred to in it, including the Genworth Transitional Services Agreement, the Mortgage Business Transitional Services Agreement, the Transitional IP License Agreement, the Trust Administrative Services Agreements, the Company Administrative Services Agreements (if applicable) and any other agreements executed or to be executed by the parties (or any of them) in connection with this Agreement, the Genworth Transitional Services Agreement, the Mortgage Business Transitional Services Agreement, the Transitional IP License Agreement, the Irrevocable Offer, the Trust Administrative Services Agreements or the Company Administrative Services Agreements (if applicable) on or after the Offer Date;

“Transferring Seller Group Plan” means the Genworth Financial UK Supplemental Executive Retirement Plan established under a deed poll executed on 24 October 2008 with respect to the Employees with the following SSO numbers: 350000233, 110003755, 350000676 and 430005397;

“Transitional IP License Agreement” means an agreement for the licensing of certain Intellectual Property Rights from Genworth Holdings, Inc. and the Sellers’ Guarantor to the Target Group, in the Agreed Form;

“Trust Administrative Services Agreement” means each of the agreements for administrative services to be entered into among (a) Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, Fiduciario, for the Genworth Seguros Danos, S.A. de C.V. Trust, and Genworth Operaciones, S. de R.L. de C.V., in substantially the Agreed Form, and (b) Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, Fiduciario, for the Genworth Seguros Vida, S.A. de C.V. Trust, and Genworth Operaciones, S. de R.L. de C.V., in substantially the form of the agreement referenced in clause (a), as applicable;

“UK Defined Benefit Plan” means the Genworth Financial UK Pension Scheme, a UK pension scheme registered under the Finance Act 2004 which is currently governed by a second definitive deed and rules dated 15 April 2015;

“Unconditional Date” has the meaning given in clause 5.1;

“Underwriting Loss” has the meaning given in clause 10.9(d);

“Unreasonable Condition” means any restriction or requirement imposed by a Governmental Authority to:

(a)	sell or otherwise divest before or after the Completion Date, any material assets or material business of the (i) Target Group or the Purchaser’s Group (in each case taken as a whole) or (ii) Purchaser’s payment protection insurance business and any other similar business conducted by the Purchaser’s Group, taken as a whole; or

(b)	imposing a material capital requirement or capital contribution as a condition of the relevant approval which is unreasonable taking into account the business plan provided in connection with the application for such approval and the obligation of the Purchaser hereunder to use its best endeavours to obtain such approval;

“US GAAP” means generally accepted accounting principles and practices in the United States of America as at the Completion Date or, where applicable, as at the relevant date to which such accounting principles and practices have been or are to be applied;

“US Employee” means the employee with SSO number 326000988;

“USD” means United States dollars;

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere;

“VATA” means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation;

“Warranties” means the statements set out in paragraphs 2 to 4 of Schedule 4;

“Warranty Claim” means a claim by the Purchaser under or pursuant to the provisions of clause 10.2; and

“Withholding Relief” has the meaning given in clause 18.6.

1.2	In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement);

(b)	any enactment which that enactment re enacts (with or without modification); and

(c)	any subordinate legislation made (before or after signature of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the Offer Date would create or increase the liability of the Sellers under this Agreement.

1.3	In this Agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives; and

(c)	subject to clause 17, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party.

1.4	In this Agreement, unless the contrary intention appears, a reference to a clause, subclause, paragraph or schedule is a reference to a clause, subclause, paragraph or schedule of or to this Agreement. The schedules form part of this Agreement.

1.5	The headings in this Agreement do not affect its interpretation.

1.6	A company is a “subsidiary” of another company, its “holding company”, if that other company:

(a)	holds a majority of the voting rights in it, or

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors, or

(c)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it,

or if it is a subsidiary of a company that is itself a subsidiary of that other company;

1.7	Words and expressions that are defined in the Companies Act 2006 shall have the meanings attributed to them therein when used in this Agreement unless otherwise defined or the context otherwise requires, provided that “companies” shall mean and include both “company” and “body corporate”, as in each case defined in that Act.

1.8	In this Agreement:

(a)	the singular shall include the plural and vice versa;

(b)	references to any gender shall include the other and neutral gender;

(c)	references to “material” or “materially,” shall (unless the context dictates otherwise) (i) where there is an express reference to the Target Group be construed in the context of the business of the Target Group taken as a whole, and (ii) where there is an express reference to a Company, a Target Group Company or an Insurance Company, be construed in the context of the business of that member of the Target Group only and (iii) otherwise when referring to an asset, liability, contract or obligation be construed by reference to a monetary threshold of EUR 250,000;

(d)	references to a “jurisdiction” include the jurisdiction of any supra-national organisation as well as any local, municipal, regional, state, provincial or national authority;

(e)	the word “notice” includes any notice, demand, consent or other communication;

(f)	the words “so far as the Sellers are aware” means the actual knowledge, at the Offer Date, of Bob Brannock, Jeff Whiteus, James Rember, Peter Barrett, Jess Kuller, Paul Caprez, Andrew Flaherty, Joe Pehota, Charlie Taben, Ward Bobitz or Vidal Torres, who shall in each case be deemed to have actual knowledge of such matters as that person would reasonably have possessed had they made due enquiries;

(g)	the words “so far as the Purchaser is aware” means the actual knowledge, at the Offer Date, of Jean-Baptiste Tricot or Helen Jane Paul, who shall in each case be deemed to have actual knowledge of such matters as that person would reasonably have possessed had they made due enquiries; and

(h)	if any notice, payment or other relevant action required to be carried out under this Agreement falls on a day which is not a Business Day, such action shall be taken as soon as practicable on the next Business Day.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Subject to the Conditions Precedent being satisfied and Schedule 13:

(a)	BLAIC shall sell and the Purchaser shall purchase, the BLAIC Sale Shares;

(b)	EGF shall sell and the Purchaser shall purchase, the EGF Sale Shares; and

(c)	Genworth shall sell, or procure the sale of, and the Purchaser shall purchase, the Genworth Sale Shares;

in each case, with all rights attaching to them and free from all Encumbrances and with full title guarantee.

2.2	The total consideration for the sale of the Sale Shares, the licenses granted to the Purchaser in the Transitional IP License Agreement and the covenants set forth herein shall be the Initial Consideration, as adjusted in accordance with this clause 2.

2.3	The initial consideration for the sale of the Sale Shares (the “Initial Consideration”) shall be payable on the Completion Date in accordance with clause 5 and shall be an amount equal to (a) EUR 475,000,000, plus (b) the amount, if any, by which the Estimated Stockholders Equity Amount exceeds the Accounts Stockholders Equity Amount, minus (c) the amount, if any, by which the Accounts Stockholders Equity Amount exceeds the Estimated Stockholders Equity Amount.

2.4	Not less than five (5) Business Days prior to the Completion Date, the Sellers shall prepare and deliver to the Purchaser (a) the Estimated Balance Sheet in substantially the same form as the balance sheet included in the Unaudited Accounts adjusted as specified in Part II of the Agreed Accounting Principles, including a calculation of the Estimated Stockholders Equity Amount, and (b) a schedule (the “Allocation Schedule”) allocating the Initial Consideration among the Sale Shares being sold by each of the Sellers.

2.5

Within ninety (90) calendar days following the Completion Date, the Purchaser shall deliver a consolidated balance sheet of the Target Group Companies as of the end of the last day of the month immediately preceding the month during which Completion occurs prepared in accordance with the Agreed Accounting Principles and otherwise in substantially the same form as the balance sheets included in the Unaudited Accounts (the “Completion Balance Sheet”). If the Purchaser does not deliver the Completion Balance Sheet within such ninety (90) day time period, then, at the election of the Sellers, either (a) the Sellers may prepare and present the Completion Balance Sheet within an additional ninety (90) calendar days thereafter or (b) if the Sellers elect not to prepare the Completion Balance Sheet, then the Estimated Balance Sheet shall be deemed to be the Final Balance Sheet and the Estimated Stockholders Equity Amount shall be deemed to be the Final Stockholders Equity Amount. In the event that the Sellers elect to prepare the Completion Balance Sheet in accordance with the immediately preceding sentence, then all references in the remainder of this clause 2.5 and the entirety of clause 2.6 to the Sellers, on the one hand, and the Purchaser, on the other hand, will be deemed to be references to the Purchaser, on the one hand, and the Sellers, on the other hand, respectively. In connection with the Purchaser’s preparation of the Completion Balance Sheet, to the extent the Purchaser or its representatives do not have all relevant information in their possession, the Sellers shall, and shall use their reasonable endeavours to cause their representatives to, provide the Purchaser and its representatives access to all relevant books, records, work papers and employees of the Sellers, provided that the independent accountants of the Sellers will not be obligated to make any work papers available to the Purchaser unless and until the Purchaser has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. For the avoidance of doubt, to the extent there is any difference between US GAAP and the principles, practices, methodologies and exceptions set forth in Part II of the Agreed Accounting Principles, the principles, practices, methodologies and exceptions set forth therein shall prevail. Consequently, the Estimated Balance Sheet, Completion Balance Sheet and Final Balance Sheet are to the extent set out in Part II of the Agreed Accounting Principles not intended to be a presentation in conformity with US GAAP.

2.6	The Completion Balance Sheet delivered to the Sellers by the Purchaser pursuant to clause 2.5 shall be final and binding unless the Sellers give the Purchaser written notice of their objections (an “Objection Notice”) within sixty (60) calendar days after receipt of the Completion Balance Sheet prepared by the Purchaser (the “Review Period”). In connection with the Sellers’ review of the Completion Balance Sheet and potential preparation of an Objection Notice, the Purchaser shall, and shall use its reasonable endeavours to cause the Target Group Companies and its and their respective independent accountants to, provide the Sellers and their representatives access to all relevant books, records, work papers and employees of the Purchaser and the Target Group Companies for purposes thereof, provided that the independent accountants of the Purchaser will not be obligated to make any work papers available to the Sellers unless and until the Sellers have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. If the Sellers fail to deliver to the Purchaser an Objection Notice on or prior to the expiration of the Review Period, or otherwise notify the Purchaser prior to such expiration date in writing that the Sellers have no objections to the calculation of the Completion Balance Sheet, then the calculation of the Completion Balance Sheet prepared by the Purchaser shall be deemed to have been accepted by the Sellers and shall become final and binding on all parties. Any component of the Completion Balance Sheet that is not the subject of an Objection Notice by the Sellers shall be final and binding on all parties.

The Purchaser and the Sellers shall use their respective reasonable endeavours to resolve any disputed items included in the Objection Notice; provided that if they are unable to do so within thirty (30) calendar days following the delivery of the Objection Notice, then by notice from either party to the other, the disagreement shall be submitted for resolution to the Independent Accountant. In any such submission pursuant to the preceding sentence, the amount proposed with respect to any disputed item shall not in the absence of manifest error in the Completion Balance Sheet or the Objections Notice be more favorable to (i) the Purchaser than the amount proposed by the Purchaser in the Completion Balance Sheet and (ii) the Sellers than the amount proposed by the Sellers in the Objection Notice. If a dispute is submitted to the Independent Accountant for resolution, Purchaser and the Sellers shall enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall, and the Purchaser shall cause the Target Group Companies and its and their respective independent accountants to, cooperate with the Independent Accountant in connection with its review and determination pursuant to this clause 2.6, including, in the case of the Purchaser, by providing, or using its reasonable endeavours to cause the Target Group Companies to provide, to the Independent Accountant and its representatives access to all relevant books, records, work papers and employees of the Purchaser and the Target Group Companies for purposes thereof, provided that the independent accountants of the Purchaser will not be obligated to make any work papers available to the Sellers unless and until the Sellers have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

The Independent Accountant shall be directed to promptly, and in any event within thirty (30) calendar days after its appointment, render its decision on the disputed items. The Independent Accountant’s review of the calculation of the Completion Balance Sheet shall be limited to a determination of whether it was prepared and calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the Independent Accountant shall not review any items or make any determination with respect to any matters not subject to a dispute in the Objection Notice. The Independent Accountant’s determination as to each item in dispute shall be set forth in a written statement delivered to each party, which shall include the Independent Accountant’s determination as to the calculation of the Completion Stockholders Equity Amount, all of which shall be final and binding on all parties, save in the event of manifest error, in which case the Independent Accountant’s report shall be void and the matter shall be remitted to the Independent Accountant for correction. In resolving any disputed item, the Independent Accountant may not assign a value to such item more favorable to the Sellers than the value for such item claimed by the Sellers in the Objection Notice, if any, or more favorable to the Purchaser than the value for such item claimed by the Purchaser in the Completion Balance Sheet. The aggregate fees and expenses of the Independent Accountant shall be allocated evenly between the Purchaser, on the one hand, and the Sellers, on the other hand. The final determinations of the Independent Accountant pursuant to this clause 2.6 shall be deemed expert determinations under English law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Account pursuant to this clause 2.6, including enforcement of such final determinations, shall be resolved by the courts referenced in clause 21.

The consolidated balance sheet of the Companies prepared in accordance with the Agreed Accounting Principles that is final and binding on the Sellers and the Purchaser as determined either through the agreement of the Sellers and the Purchaser pursuant to clause 2.5 or 2.6, as applicable, or through the determination of the Independent Accountant pursuant to this clause 2.6, is referred to herein as the “Final Balance Sheet.” The Stockholders Equity reflected in such Final Balance Sheet, multiplied by the USD to EUR Conversion Rate as of the end of the last day of the month immediately preceding the month during which Completion occurs, is referred to herein as the “Final Stockholders Equity Amount.”

2.7	The “Consideration Adjustment” will be calculated by the Purchaser and the Sellers within two (2) Business Days of determining the Final Stockholders Equity Amount as an adjustment to the Initial Consideration equal to the Final Stockholders Equity Amount minus the Estimated Stockholders Equity Amount. If the Consideration Adjustment is (i) positive, then the Purchaser shall pay in cash to the Sellers an amount equal to the Consideration Adjustment, or (ii) negative, then the Sellers shall pay in cash to the Purchaser an amount equal to the absolute value of the Consideration Adjustment, in each case, within two (2) Business Days after the Consideration Adjustment is determined. Unless otherwise instructed by the Sellers, the Purchaser shall pay to each Seller a portion of the Consideration Adjustment which bears the same proportion to the total Consideration Adjustment as such Seller’s share of the Initial Consideration as set forth in the Allocation Schedule bears to the total Initial Consideration.

2.8	The Consideration shall be paid in full in accordance with this clause 2 and clause 5 without any deduction or withholding and the Purchaser agrees that it shall not be entitled to assert any deduction, credit, set-off or counterclaim against the Sellers in order to justify withholding payment or satisfaction of any such amount in whole or in part.

3.	CONDITIONS PRECEDENT

3.1	The sale and purchase of the Sale Shares is subject to, and Completion is conditional on, the satisfaction or waiver of the Conditions Precedent.

3.2	The Sellers and the Purchaser agree to cooperate in the preparation of the notifications required for the purposes of fulfilling the Purchaser’s Condition. Such notifications shall be made by the Purchaser (or, to the extent required by Applicable Law, by the Sellers, the relevant Target Group Companies and the Purchaser together) and the Purchaser shall use best endeavours to procure that the notifications (or draft notification, in the case of the notification to the European Commission under the EU Merger Regulation) are filed in such form as the Relevant Authority may require within twenty (20) Business Days after the Offer Date but in any event shall procure that the notifications are filed as promptly as practicable following the Offer Date. The Purchaser shall:

(a)	afford the Sellers a reasonable opportunity to review such notifications prior to their filing; and

(b)	consult with the Sellers and consider in good faith any comments by the Sellers to such notifications including in respect of any material changes to the business plan to be submitted for the purposes of the Purchaser’s Condition since the version provided to the Sellers before the Offer Date, provided that nothing in this clause 3.2 shall (i) oblige the Purchaser to disclose commercially sensitive information to the Sellers or allow the Sellers access to commercially sensitive discussions with any Relevant Authority or (ii) prohibit the Purchaser from responding to or incorporating the comments of the Relevant Authority in respect of any aspect of such notification.

3.3	The Purchaser shall use its best endeavours to procure that the Purchaser’s Condition is satisfied as promptly as practicable and, in any event, before the Long Stop Date, provided that the Purchaser shall not be required to agree to the imposition of an Unreasonable Condition on the Purchaser’s Group (including the Target Group). For the avoidance of doubt, the Purchaser shall not be deemed to have breached its obligations under this clause 3.3 in the event that it is unable to satisfy the Purchaser’s Condition promptly or at all due to the Sellers’ failure to comply with its cooperation obligations under clauses 3.2 and 3.6. The Sellers shall use best endeavours to procure that the Sellers’ Condition is satisfied as promptly as practicable and, in any event, before the Long Stop Date.

3.4	The party responsible for satisfaction of each Condition Precedent shall keep the other party regularly informed of, and shall consult with the other party regarding, the progress of satisfying the relevant Condition Precedent and shall immediately inform the other party of all developments which would or might reasonably be expected to result in the relevant party becoming unable to comply with, or satisfy in any respect, the Condition Precedent for which it is responsible.

3.5	The Purchaser shall where reasonably practicable:

(a)	consult with the Sellers or their legal advisers prior to communicating with the Relevant Authorities in any material respect in relation to the Transaction;

(b)	give the Sellers prior written notice of, and request permission for the attendance of representatives of the Sellers (if the Sellers so choose) at, meetings with the Relevant Authorities in relation to the Transaction;

(c)	promptly provide the Sellers with copies of all material correspondence received from the Relevant Authorities in relation to the Transaction; and

(d)	provide the Sellers with sufficient opportunity to review and comment on, and include all reasonable comments provided by the Sellers on, all such material communications, correspondence and documents addressed to or provided to the Relevant Authorities in relation to the Transaction, provided that nothing in this clause 3.5 shall oblige the Purchaser to disclose commercially sensitive information to the Sellers or allow the Sellers access to commercially sensitive discussions with any Relevant Authority.

3.6	Subject to Applicable Law, any duty of confidentiality owed to any third party and any such information being privileged, the Sellers shall, with respect to the satisfaction of the Purchaser’s Condition:

(a)	co-operate with the Purchaser as may reasonably be required for the purpose of satisfying the Purchaser’s Condition;

(b)	provide to the Purchaser all necessary information and documents regarding the Target Group as may be reasonably required by the Purchaser; and

(c)	provide such assistance as may be reasonably requested by the Purchaser in respect of the satisfaction of the Purchaser’s Condition.

3.7	The party responsible for satisfaction of the Condition Precedent shall notify the other party promptly in writing as soon as the Condition Precedent for which it is responsible is satisfied.

3.8	If the Purchaser’s Condition is not satisfied on or before the Long Stop Date, the Sellers or the Purchaser may terminate this Agreement by notice in writing to the other parties hereto and, provided that the Purchaser has complied with all of its obligations under clause 3.3 and 3.4, except for this subclause, clauses 1 and 14 - 22, all the provisions of this Agreement shall lapse and cease to have effect.

3.9	If the Sellers’ Condition is not satisfied on or before the Long Stop Date, the Purchaser may terminate this Agreement by notice in writing to the Sellers and except for this subclause, clauses 1 and 14 - 22, all the provisions of this Agreement shall lapse and cease to have effect.

3.10	Save as specifically set out in clause 3.8 and clause 3.9, neither the Sellers nor the Purchaser shall be entitled in any circumstances to rescind or terminate this Agreement before Completion.

3.11	Subject to clause 3.8 and clause 3.9, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to the date of termination.

4.	PRE-COMPLETION MATTERS

4.1	Until Completion, each Seller shall to the extent permitted by Applicable Law and to the extent the relevant Seller is able to control the relevant Target Group Company:

(a)	procure that, except with the written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), each member of the Target Group shall not depart in any material respect from the ordinary course of its day-to-day business, consistent with past practice; and

(b)	procure that each member of the Target Group operates in accordance with Applicable Law so as to preserve its regulatory permissions and licences (including the filing of all relevant documents and compliance with regulatory capital requirements) and complies with the provisions of Schedule 6.

4.2	The Purchaser shall, subject to the terms and conditions of this Agreement, use its reasonable endeavours to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Law, so as to cause or enable the transactions contemplated in this Agreement and the other Transaction Documents to be consummated as promptly as practicable, and shall co-operate fully with, and furnish information to, the Sellers to that end.

4.3	Prior to Completion, the Sellers shall (and shall procure that the members of the Target Group shall):

(a)	give to the Purchaser and its advisers, upon reasonable advance written notice and during regular business hours, reasonable access to the books, records, personnel, officers and properties of the Target Group including for the purposes of satisfaction of the Conditions Precedent, provided that any such access shall be conducted at the Purchaser’s expense, in accordance with Applicable Law and any internal data protection policy of the Target Group and the Sellers’ Group, under the supervision of the personnel of a member of the Sellers’ Group or a member of the Target Group and in such a manner as to retain confidentiality and not to unreasonably interfere with the normal operations of the Target Group, the Sellers or the Sellers’ Group; and

(b)	reasonably inform the Purchaser of:

(i)	all matters which are referred for decision to the boards of directors (and committees and sub-committees thereof) of the Target Group Companies; and

(ii)	material correspondence with a Regulatory Authority,

including providing copies of relevant board papers and minutes and regulator correspondence, which may be redacted in good faith by the Sellers to protect privilege, comply with Applicable Law or to protect commercially sensitive information.

4.4	Nothing in clause 4.3 shall require the Sellers to make available to the Purchaser or its advisers, or provide the Purchaser or its advisers with:

(a)	access to or copies of any personnel file or related records of any Employee; or

(b)	any other information if the Sellers determine, in their reasonable judgment, that making such information available would:

(i)	jeopardise any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine; or

(ii)	contravene any Applicable Law, court order, regulatory agreement, any internal data protection policy of the Target Group and the Sellers’ Group or any fiduciary duty or agreement (including any confidentiality agreement to which the Target Group or any member of the Sellers’ Group is a party).

4.5	Following the Offer Date and prior to Completion, the Sellers shall (and shall procure that the relevant members of the Target Group shall) respectively use reasonable endeavours (or in the case of any matter in Schedule 13 which is a Sellers’ Condition, best endeavours) to ensure the completion of the actions set out in Schedule 13. Upon completion of any action set out in Schedule 13, this Agreement shall be read as if such action had been completed, and no such action shall result in (a) any Fundamental Warranty being untrue or (b) the breach of any covenant or other agreement set out in this Agreement. For the avoidance of doubt, the Sellers shall undertake the actions set out in paragraphs 1, 2, 4, 5 and 6 of Schedule 13 at their own cost.

4.6	Separation

(a)	In the period after the Offer Date and prior to the Completion Date, the Sellers shall:

(i)	enter into a work order (or similar arrangement) (the “HR Database Work Order”) with its current human resources database provider (the “HR Database Provider”), under the terms of the Sellers’ Group’s global framework agreement with the HR Database Provider, pursuant to which, at a minimum:

(1)	the HR Database Provider will establish a new human resources database (with a substantially identical structure to the Sellers’ Group’s existing human resources database) and host the same in the EEA (the “New HR Database”);

(2)	the Sellers will ensure that a copy of all human resources-related data relating to the Target Group Companies (the “Target Group HR Data”) in the Sellers’ Group’s existing human resources database, is delivered to the HR Database Provider;

(3)	the HR Database Provider will host the Target Group HR Data in the New HR Database, once the HR Database Provider receives this from the Sellers;

(4)	the HR Database Provider will assist the Target Group Companies in performing acceptance tests in accordance with the HR Database Provider’s standard procedures, based on acceptance criteria that demonstrate the Target Group HR Data in the New HR Database is complete, structured in substantially the same manner as it was structured in the Sellers’ Group’s human resources database and accessible in substantially the same manner by the Target Group Companies as was the case prior to the migration of the Target Group HR Data into the New HR Database;

(5)	the HR Database Provider will agree that the HR Database Work Order can be transferred by the Sellers, at no additional cost and without having to obtain any further permissions, to the Purchaser’s Group’s framework agreement with the HR Database Provider on or immediately prior to the Completion Date; and

(6)	the Sellers, acting reasonably and in good faith, will negotiate with the HR Database Provider to agree costs for the services and licenses under the HR Database Work Order, which are the same or substantially similar to the costs currently paid by the Sellers’ Group for the same or substantially similar services and licenses and the Purchaser, at the Sellers’ reasonable request, will assist the Sellers in those negotiations;

(ii)	enter into a work order (or similar arrangement) (the “Financial Database Work Order”), with its current financial database provider (the “Financial Database Provider”) under the terms of the Sellers’ Group’s global framework agreement with the Financial Database Provider, pursuant to which, at a minimum:

(1)	the Financial Database Provider will establish a new database (with a substantially identical structure to the Sellers’ Group’s existing financial database) and host the same in the EEA (the “New Financial Database”);

(2)	the Sellers will ensure that a copy of all financial-related data relating to the Target Group Companies (the “Target Group Financial Data”) in the Sellers’ Group’s existing financial database, is delivered to the Financial Database Provider;

(3)	the Financial Database Provider will host the Target Group Financial Data in the New Financial Database, once the Financial Database Provider receives this from the Sellers;

(4)	the Financial Database Provider will assist the Target Group Companies in performing acceptance tests in accordance with the Financial Database Provider’s standard procedures, based on acceptance criteria that demonstrate the Target Group Financial Data in the New Financial Database is complete, structured in substantially the same manner as it was structured in the Sellers’ Group’s financial database and accessible in substantially the same manner by the Target Group Companies as was the case prior to the migration of the Target Group Financial Data into the New Financial Database;

(5)	the Financial Database Provider will agree that the Financial Database Work Order can be transferred by the Sellers, at no additional cost and without having to obtain any further permissions, to the Purchaser’s Group’s framework agreement with the Financial Database Provider on or immediately prior to the Completion Date; and

(6)	the Sellers, acting reasonably and in good faith, will negotiate with the Financial Database Provider to agree costs for the services and licenses under the Financial Database Work Order, which are the same or substantially similar to the costs currently paid by the Sellers’ Group for the same or substantially similar services and licenses and the Purchaser, at the Sellers’ reasonable request, will assist the Sellers in those negotiations;

(iii)	procure that Financial Insurance Group Services Limited (“FIGSL”) shall enter into a new agreement (the “New Payroll Agreement”) with the Sellers’ current payroll service provider for the Target Group Companies (the “Payroll Provider”), on terms substantially identical to the terms of the Sellers’ Group’s agreement with the Payroll Provider, pursuant to which:

(1)	the Payroll Provider shall provide substantially the same payroll and other services to the Target Group as the Payroll Provider provided to the Target Group and the Sellers’ Group in the ordinary course in the twelve (12) months prior to the Completion Date;

(2)	the Payroll Provider shall receive data from the HR Database Provider to enable the Payroll Provider to provide those services (and establish the necessary connectivity with the HR Database Provider);

(3)	the Payroll Provider shall perform acceptance tests in accordance with its standard procedures, based on acceptance criteria that demonstrate it is able to provide substantially the same services to the Target Group Companies as was the case prior to the migration of the Target Group HR Data into the New HR Database; and

(4)	the Sellers, acting reasonably and in good faith, will negotiate with the Payroll Provider to agree costs for the services and licenses under the New Payroll Agreement, which are the same or substantially similar to the costs currently paid by the Sellers’ Group for the same or substantially similar services and licenses and the Purchaser, at the Sellers’ reasonable request, will assist the Sellers in those negotiations;

(iv)	transfer a sufficient number of licenses from the Sellers’ vendors related to financial planning and analysis to the Target Group Companies, and create a duplicate database that contains all of the relevant Target Group Companies’ data and transfer the same to the Target Group, to enable the Target Group Companies to continue to use the financial planning and analysis solution in substantially the same manner as they had prior to the date of this Agreement; and

(v)	take all other steps that may be necessary to ensure that, by no later than the Completion Date: (1) all Target Group HR Data are hosted in the New HR Database; (2) all Target Group Financial Data are hosted in the New Financial Database; (3) the necessary connectivity exists between the HR Database Provider, the financial planning and analysis solution and the Payroll Provider; and (4) all other steps have been taken that are required to ensure that no member of the Target Group will depend on any member of the Sellers’ Group (other than for services provided under the Genworth Transitional Services Agreement) for the management of the Target Group HR Data, Target Group Financial Data or the provision of payroll processing and finance-related functions.

(b)	The activities set out in clause (a) above are collectively referred to as “Separation.”

(c)	The Sellers shall: (i) ensure that all of their Separation activities are carried out in accordance with the Separation Plan, (ii) use reasonable endeavours to ensure that all deliverables and results set out in the Separation Plan are achieved at the dates set out therein (including obtaining hardware, software and contracts), and (iii) use reasonable endeavours to ensure that the counterparties to the agreements set out in clause (a) above fulfill their obligations under those agreements and in accordance with the Separation Plan.

(d)

As soon as all of the Separation activities have been completed, the Sellers shall procure that the Target Group Companies conduct user acceptance testing to evidence that Separation has been achieved. The Sellers shall suggest acceptance criteria for the user acceptance tests to the Purchaser, reasonably in advance of the target date for user acceptance testing, and the Purchaser shall not unreasonably delay approval thereof if the acceptance criteria will demonstrate that Separation has been achieved. The Purchaser shall be allowed to observe the conduct of these user acceptance tests. Any dispute as to whether or not the user acceptance tests demonstrate compliance with the acceptance criteria shall be referred for resolution to Philippe Battelier (Telephone Number: +33 1 55 67 20 96) of the Purchaser and Scott McKay (Telephone Number: +1 (804) 662-2710) of the Sellers, and if they are unable to reach agreement within seven (7) days, that dispute shall be resolved in accordance with clause 21.

(e)	The Sellers and the Purchaser shall establish an advisory team (“Advisory Team”) to monitor the progress and communicate the status of Separation and the Separation Plan as against the dates scheduled for such milestones, deliverables and results.

(f)	If clauses 4.6(a)(i)(5) and/or 4.6(a)(ii)(5) cannot be achieved, the Sellers shall, on or immediately prior to the Completion Date:

(i)	in respect of clause 4.6(a)(i)(5), convert the HR Database Work Order into a stand-alone agreement, in the name of FIGSL, with the co-operation of the Purchaser, upon the Sellers’ reasonable request. The Sellers, acting reasonably and in good faith, will negotiate with the HR Database Provider to agree costs for the services and licenses under this stand-alone agreement, which are the same or substantially similar to the costs currently paid by the Sellers’ Group for the same or substantially similar services and licenses and the Purchaser, at the Sellers’ reasonable request, will assist the Sellers in those negotiations; and/or

(ii)	in respect of clause 4.6(a)(ii)(5), convert the Financial Database Work Order into a stand-alone agreement, in the name of FIGSL, with the co-operation of the Purchaser, upon the Sellers’ reasonable request. The Sellers, acting reasonably and in good faith, will negotiate with the Financial Database Provider to agree costs for the services and licenses under this stand-alone agreement, which are the same or substantially similar to the costs currently paid by the Sellers’ Group for the same or substantially similar services and licenses and the Purchaser, at the Sellers’ reasonable request, will assist the Sellers in those negotiations, and confirm in writing to the Purchaser that this has been done.

(g)	If clauses 4.6(f)(i) and/or 4.6(f)(ii) cannot be achieved, on or immediately prior to the Completion Date:

(i)	in respect of clause 4.6(f)(i), the Sellers shall:

(1)	enter into an implementation work order with the HR Database Provider for all one-off work to be performed, with the intention that the Sellers’ implementation work order will terminate at the Completion Date; and

(2)	with the assistance of the Purchaser (where the Sellers make a reasonable request therefor), negotiate an ongoing license and maintenance work order with the HR Database Provider, in the name of FIGSL, for all ongoing work to be performed by the HR Database Provider after the Completion Date, with the intention that the ongoing license and maintenance work order will:

(A)	commence at the Completion Date; and

(B)	be reviewed, approved and entered into by the Purchaser under the Purchaser’s Group’s framework agreement with the HR Database Provider,

and the provisions of clause 4.6(a)(i)(1) to 4.6(a)(i)(3) shall apply mutatis mutandis; and/or

(ii)	in respect of clause 4.6(f)(ii), the Sellers shall:

(1)	enter into an implementation work order with the Financial Database Provider for all one-off work to be performed, with the intention that the Sellers’ implementation work order will terminate at the Completion Date; and

(2)	with the assistance of the Purchaser (where the Sellers make a reasonable request therefor), negotiate an ongoing license and maintenance work order with the Financial Database Provider, in the name of FIGSL, for all ongoing work to be performed by the Financial Database Provider after the Completion Date, with the intention that the ongoing license and maintenance work order will:

(A)	commence at the Completion Date; and

(B)	be reviewed, approved and entered into by the Purchaser under the Purchaser’s Group’s framework agreement with the Financial Database Provider,

and the provisions of clause 4.6(a)(ii)(1) to 4.6(a)(ii)(3) shall apply mutatis mutandis; and

(iii)	in respect of clauses 4.6(g)(i) and (ii), each party shall bear their own costs for negotiating and entering into their respective work orders.

(h)	In respect of all agreements that are to be established by the Sellers in connection with Separation (“Third Party Agreements”), the following provisions shall apply unless expressly otherwise provided for in clause 4.6(a) above:

(i)	the Sellers shall use reasonable endeavors to procure that the form and content of each Third Party Agreement is on substantially the same terms as any agreement currently in existence between the Sellers and the relevant third party provider;

(ii)	the Sellers shall provide copies of drafts of the Third Party Agreements to the Purchaser and allow the Purchaser to comment on and require reasonable changes to the draft Third Party Agreements as part of the Sellers’ negotiation of the Third Party Agreements;

(iii)	each Third Party Agreement will be entered into between the third party provider and FIGSL;

(iv)	no Third Party Agreement may include any change in control provision in regard to the Target Group that would be triggered by the transactions contemplated by this Agreement;

(v)	the running costs and fees payable by the Target Group for the functions or services provided under all aggregate Third Party Agreements may not be higher than the costs that were allocated to the Target Group in the ordinary course prior to the Completion Date, for any intra-group functions or services that were provided to the Target Group but that are to be replaced by the Third Party Agreements;

(vi)	the Sellers shall use reasonable endeavours to procure the inclusion of provisions in each Third Party Agreement that: (1) the Third Party Agreement lasts for at least twenty-four (24) months after the Completion Date; and (2) the Target Group Company who is a party to that Third Party Agreement is entitled to terminate that Third Party Agreement on notice at any time after the first (1st) anniversary of the Completion Date, without incurring any early termination or similar payments; and

(vii)	each Third Party Agreement must include appropriate safeguards concerning the security of the Target Group HR Data and Target Group Financial Data, must comply with all applicable Data Protection Laws in respect of Target Group HR Data and must allow the Target Group Companies to comply with all other Applicable Law.

(i)	Separation shall be deemed to have been completed once the user acceptance tests referred to in clause 4.6(d) have been successfully completed and either:

(i)	the Sellers have transferred the HR Database Work Order to the Purchaser’s Group’s framework agreement with the HR Database Provider and transferred the Financial Database Work Order to the Purchaser’s Group’s framework agreement with the Financial Database Provider; or

(ii)	if that cannot be achieved in respect of the HR Database Work Order or the Financial Database Work Order, the Sellers have complied with their obligations under clause 4.6(f) or, where relevant, clause 4.6(g).

(j)	In respect of the costs of achieving Separation (except in relation to clauses 4.6(a)(i)(6), 4.6(a)(ii)(6), 4.6(a)(iii)(4), 4.6(f)(i), 4.6(f)(ii) and 4.6(g)), the following provisions shall apply:

(i)	the Sellers are responsible for all of their internal costs;

(ii)	the Purchaser is responsible for all of its internal costs;

(iii)	the Sellers are responsible for all: (1) data purge charges in respect of the data purge of Genworth data from the New HR Database; and (2) data purge charges in respect of the data purge of Genworth data from the New Financial Database;

(iv)	the Purchaser is responsible for non-recurring charges charged by any third party under any of the agreements to be established in relation to Separation (other than those defined in clause 4.6(j)(iii) above) up to a maximum of USD 2.949 million, and the Sellers shall be responsible for all non-recurring charges charged by any third party under any of the agreements to be established in relation to Separation over and above that amount; and

(v)	the Purchaser or Target Group (as appropriate) shall be responsible for all recurring charges charged by any third party under any of the agreements to be established in relation to Separation, in connection with the ongoing provision of services under those agreements and any other charges relating to Separation.

(k)	Where, pursuant to this clause 4.6, an agreement is to be entered into by FIGSL, the Purchaser (acting reasonably) may require the Sellers to substitute FIGSL for another Target Group Company. Provided that the substitution would not cause any of the Target Group Companies to be in breach of Applicable Law post-Completion, the Sellers shall comply with that request.

4.7	The Sellers may, to the extent necessary to:

(a)	reflect compliance with their obligations under clause 4.1(b) or the actions contemplated by clause 4.5; or

(b)	accurately reflect changes to the registered office or board of directors of any Target Group Company between the Offer Date and the Completion Date,

amend Schedule 2 during the period between the Offer Date and the Completion Date and shall promptly provide the Purchaser with a revised draft of Schedule 2 reflecting any such amendments.

4.8	As soon as reasonably practicable after and in any event within fifteen (15) days of the Offer Date the Purchaser and the Seller shall establish a committee (the “Review Committee”). The composition, purpose and terms of reference of the Review Committee shall be as set out in Schedule 14.

5.	COMPLETION

5.1	Completion shall take place at the offices of the Sellers’ Solicitors in New York (or in such other place as the parties may agree) on the first Business Day of the calendar month immediately following the month in which the last of the Conditions Precedent is satisfied or waived in accordance with clause 3.1 (the “Unconditional Date”) provided that if the Unconditional Date falls no more than five (5) Business Days before the last day of the month, either party shall have the option to defer Completion until the first (1st) Business Day of the month immediately following the month within which the Unconditional Date falls by giving at least two (2) Business Days’ prior written notice to the other party (the “Completion Date”). Notwithstanding the foregoing, if Separation has not been completed according to clause 4.6(i) above by the fifth (5th) Business Day prior to the date that would, but for this sentence, be the Completion Date, either party may, by providing notice to the other party no later than 10:00 a.m. on the third (3rd) Business Day prior to such Completion Date, defer the Completion Date by no more than three (3) months, in which case the Completion Date shall be the earlier of (a) the first (1st) Business Day of the month immediately following the date on which Separation has been so completed according to clause 4.6(i) above, (b) the first (1st) Business Day of the month following the Long Stop Date or (c) the first (1st) Business Day of the month immediately following expiration of such three (3) month deferral period. Completion shall be deemed to occur as of 12:01 a.m. on the first (1st) calendar day of the month in which Completion occurs even if the Completion Date is not such first (1st) calendar day.

5.2	At Completion:

(a)	the Sellers shall:

(i)	observe and perform the relevant provisions of Part 2 of Schedule 7; and

(ii)	ensure that a meeting or written resolution of the board of directors of each Company is held or passed at which the directors vote in favour of the registration of the Purchaser or its nominee(s) as member(s) of that Company in respect of the relevant Sale Shares and, where required by the Purchaser, appoint persons nominated by the Purchaser as director or secretary of that Company with effect from the end of the meeting; and

(b)	the Purchaser shall observe and perform the relevant provisions of Part 1 of Schedule 7.

5.3	Subject to clause 5.4 below, the Purchaser and the Sellers are not obliged to complete this Agreement unless in the case of the Purchaser, the Sellers, and in the case of the Sellers, the Purchaser, complies with their obligations under Schedule 7.

5.4	If Completion does not take place because the Sellers or the Purchaser (the “Defaulting Party”) fails to comply with any of its or their obligations under clause 5.3, the Purchaser, if a Seller is the Defaulting Party, or the Sellers, if the Purchaser is the Defaulting Party (the “Non-Defaulting Party”) may by notice to the Defaulting Party:

(a)	proceed to Completion to the extent reasonably practicable; or

(b)	postpone Completion to such date as the Non-Defaulting Party may specify (being a date not later than the Long Stop Date).

6.	TRANSITIONAL ARRANGEMENTS AND POST-COMPLETION COVENANTS

6.1	On or before Completion the Sellers shall procure that the Companies and Genworth shall enter into the Genworth Transitional Services Agreement.

6.2	On or before Completion the Sellers shall procure that the Companies, Genworth Financial Mortgage Insurance Limited and Genworth Financial Mortgage Services Limited shall enter into the Mortgage Business Transitional Services Agreement.

6.3	On or before Completion the Sellers shall procure that Genworth Holdings, Inc. and the Sellers’ Guarantor shall enter into the Transitional IP License Agreement with each relevant Target Group Company as identified by the Purchaser.

6.4	As soon as reasonably practicable after Completion (and, in any event, within sixty (60) days of Completion), the Purchaser shall procure that the Target Group does not:

(a)	use any Sellers’ Intellectual Property;

(b)	use or display (including on or in its business stationery, documents, signs, brochures, catalogues, advertising, promotional materials, domain names, website, social media sites, social networks or mobile devices) any name, mark or logo which consists of or comprises, or is likely to be confused or associated with, any name, mark or logo of a member of the Sellers’ Group; or

(c)	represent that the Sellers or any other member of the Sellers’ Group retains any connection with the Target Group,

save as expressly permitted by the terms of the Transitional IP License Agreement.

6.5	The Purchaser shall, and shall procure that each member of the Purchaser’s Group and the Target Group shall, for a period of six (6) years from Completion:

(a)	retain in its, the Target Group’s, or the relevant member of the Purchaser’s Group’s possession and control,

(b)

promptly during normal business hours and on reasonable notice, permit the Sellers or their duly authorised representatives for the purpose of obtaining information required for the Sellers or a member of the Sellers’ Group to comply with any Applicable Law, rules or regulations, any request from a Regulatory Authority (including any self-regulatory organisation and any stock exchange on which the securities of any member of the Sellers’ Group are listed) or for the purposes of defending or pursuing any litigation, arbitration or other similar proceedings, or the preparation or audit of accounts and Taxation returns and filings, to inspect and (to the extent permitted by Applicable Law) take copies (including electronic copies) of, and

(c)	upon the reasonable request of the Sellers and reasonable notice, provide the Sellers with electronic access (whether by way of email or an online data site) to,

in each case, all of the business records of the Target Group created in respect of the period before Completion and created prior to Completion (including all records related or otherwise pertaining to the matters set out in Schedule 9 hereto) that are in its, the Target Group’s or a member of the Purchaser’s Group’s possession or control, and the Purchaser shall procure that any business record that is held by the Target Group before Completion and which is required by law to be retained is properly maintained and retained subject to any mandatory obligations of the Target Group under Applicable Law.

6.6	The Purchaser shall, or shall procure that the relevant Target Group Company shall, as soon as reasonably practicable following Completion, terminate or decline to renew the agreements listed in folder 5.2.1.8.22 of the Data Room in accordance with their terms and without incurring any penalty in doing so.

7.	RESTRICTIVE COVENANTS

7.1	Without the prior consent of the Purchaser (which may be withheld by the Purchaser in its sole discretion), each Seller and the Sellers’ Guarantor undertakes to the Purchaser that for a period of twenty-four (24) months from the Completion Date (the “Non-Compete Period”), no member of the Sellers’ Group will:

(a)	be engaged in any business which directly competes with the lifestyle protection insurance business carried on by any of the Insurance Companies, being the range of risks and products issued or reinsured in the conduct of the business by any of the Insurance Companies as of the Completion Date, in any jurisdiction listed on Schedule 12 hereto (a “Competing Business”) (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer control over the business in question); or

(b)	solicit or cause to be solicited the employment of, or hire, any then current employee of a Target Group Company who was employed by the Target Group Company as of the Completion Date.

7.2	Nothing in clause 7.1 shall prevent or restrict any member of the Sellers’ Group from:

(a)	carrying on or being engaged in, anywhere in the world, any existing Competing Business which it has disclosed to the Purchaser that it carries on as at the Offer Date to the extent so carried on;

(b)	carrying on or being engaged in, anywhere in the world, the Mortgage Insurance Business, or the business of entering into reinsurance contracts with Barbados ceding companies ceding Canadian risks of the type identified in folder 5.2.1.6.133 of the Data Room;

(c)	carrying on or being engaged in any Competing Business after such time as the Target Group ceases to carry on or be engaged in such business;

(d)	acquiring directly or indirectly, shares in or the whole or any part of the undertaking or assets of any company which carries on a Competing Business, provided that the acquired direct or indirect stake therein does not exceed 10% of the issued share capital of the company which carries on a Competing Business;

(e)	carrying on or being engaged in any business activity conducted by an Acquired Affiliate if, at the time of acquisition of such Acquired Affiliate, the revenues derived from the Competing Business of such Acquired Affiliate (i) constitute less than 40% of the gross revenues of such Acquired Affiliate for the most recently completed fiscal year preceding such acquisition and (ii) together with any other Acquired Affiliate permitted to be acquired pursuant to this clause 7.2, has revenues of a Competing Business which account for less than USD 100,000,000 per annum in aggregate, and provided further that the Sellers shall not and shall procure that the Acquired Affiliate does not materially develop or grow the Competing Business within such Acquired Affiliate or the Sellers’ Group during the Non-Compete Period; and

(f)	save for the persons listed in Part B of Schedule 16, who shall not be hired by the Sellers in any circumstances during the Non-Compete Period, (i) making generalized searches for employees by use of advertisements in the media (including trade media) or recruiters, so long as such searches are not targeted at employees of any Target Group Companies, and hiring individuals identified as a result of such searches; or (ii) hiring any such employee who initiates contact with the Sellers’ Group on his or her own initiative following Completion, without any direct or indirect (except for the exceptions provided in (i) above) communication from the Sellers’ Group, as long as, in the case of (ii) above, the hiring party can demonstrate through reasonable evidence that such employee initiated contact on his or her own initiative.

Furthermore, nothing in clause 7.1 shall restrict any person that purchases assets, operations or a business from the Sellers if such person is not an affiliate of any Seller after such transaction is consummated.

7.3	Without the prior consent of the Sellers (which may be withheld by any Seller in its sole discretion), the Purchaser undertakes to the Sellers that for a period of twenty-four (24) months from the Completion Date, no member of the Purchaser’s Group will (a) hire the individuals identified in Schedule 16, or (b) knowingly solicit or cause to be solicited the employment of, or hire, (i) any person employed in the Sellers’ European Mortgage Insurance Business or (ii) any other employee of the Sellers with whom the relevant member of the Purchaser’s Group first came into contact in connection with the negotiation of this Agreement or the Transaction.

7.4	Nothing in clause 7.3(b) shall prevent or restrict any member of the Purchaser’s Group from:

(a)	making generalized searches for employees by use of advertisements in the media (including trade media) or recruiters, so long as such searches are not targeted at employees of any member of the Sellers’ Group, and hiring individuals identified as a result of such searches; or

(b)	hiring any such employee who initiates contact with the Purchaser’s Group on his or her own initiative following Completion, without any direct or indirect (except for the exceptions provided in (a) above) communication from the Purchaser’s Group, as long as, in the case of this part (b), the hiring party can demonstrate through reasonable evidence that such employee initiated contact on his or her own initiative.

Furthermore, nothing in clause 7.3 shall restrict any person that purchases assets, operations or a business from the Purchaser if such person is not an affiliate of the Purchaser after such transaction is consummated.

8.	EMPLOYEE MATTERS

8.1	The Purchaser shall, or shall procure that a Target Group Company shall, take responsibility for the Transferring Seller Group Plan on and from the Completion Date (including, but not limited to, all financial responsibility for the Transferring Seller Group Plan and replacing the current Principal Company, as defined in the governing documents) and the Purchaser shall procure that the applicable Target Group Company executes such documents as are reasonably necessary to effect the transfer of the Transferring Seller Group Plan to the Target Group Company, provided that the Sellers may, prior to the Completion Date, transfer responsibility for the Transferring Seller Group Plan to such Target Group Company as is agreed with the Purchaser. The Sellers’ Group shall have no further liability or obligations and shall incur no further expenses in respect of the Transferring Seller Group Plan in respect of the period on or after Completion.

8.2	The Purchaser shall recognise, or cause to be recognised, the full amount of all co-insurance, deductibles and similar expenses incurred by each Employee (or his or her eligible dependents) during the plan year in which the Completion Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the expatriate medical plan and the U.S. local medical plan disclosed at document 1.4.25 of the HR Data Room.

8.3	From the Completion Date to the first (1st) anniversary of the Completion Date, the Purchaser shall, or shall procure that the Target Group shall, continue to provide Employees in Ireland and the United Kingdom with severance entitlements in accordance with the arrangements disclosed at document 6.3.4 in the HR Data Room, in addition to any entitlement under Applicable Law.

8.4	To the extent such amounts (including the cost of any employer social security contributions which would arise in connection with a payment under this clause 8.4) are reflected in the Final Balance Sheet, the Purchaser shall, or shall procure that a Target Group Company shall, pay to each Employee who participates in a Seller Bonus Plan, any payments due in respect of the current plan year (to be paid in accordance with the terms of the plan). In making such payments the Purchaser (or, if applicable, the relevant Target Group Company) shall distribute in full the relevant sums that have been reflected in the Final Balance Sheet. The Purchaser shall, or shall procure that a Target Group Company shall, exercise any discretion in relation to the Seller Bonus Plans in a manner which is consistent with the terms of the plan and Applicable Law.

8.5	To the extent such amounts (including the cost of any employer social security contributions which would arise in connection with a payment under this clause 8.5) are reflected in the Final Balance Sheet, the Purchaser shall pay any amount that any Employee is entitled to in accordance with the terms of any awards under the Seller Incentive Plan to each Employee in accordance with the relevant plan rules.

8.6	The Sellers agree to indemnify the Purchaser against any liability of the Purchaser or any Target Group Company in respect of any amounts owed to any Employee in connection with the Seller Incentive Plan (including the cost of any employer social security contributions) to the extent that such liability is not already reflected in the Final Balance Sheet.

8.7	In relation to the Seller Retention Plans:

(a)	within five (5) Business Days of Completion, the Sellers shall provide the Purchaser with a written notice setting out the gross amount payable to each Employee who is eligible to receive a payment under a Seller Retention Plan;

(b)	the Purchaser shall provide the Sellers with a Seller Payment Notice within five (5) Business Days of receipt of a written notice pursuant to clause 8.7(a);

(c)	within fifteen (15) Business Days of receiving a Seller Payment Notice (and such other information relating to the Seller Payment that the Sellers may reasonably request), the Sellers shall transfer a Seller Payment to the Purchaser equal to the amount specified in the Seller Payment Notice; and

(d)	within five (5) Business Days of receiving a Seller Payment, the Purchaser shall procure that a Target Group Company shall use the Seller Payment to: (a) make payments to Employees in accordance with the terms of their awards under the Seller Retention Plans; and (b) pay any employer social security contributions in respect of the payments made to Employees in accordance with the terms of their awards under the Seller Retention Plans.

8.8	Upon the Completion Date, the Sellers’ Guarantor will continue to honour each Seller Equity Compensation Award in accordance with the terms and conditions of such awards and:

(a)	save as otherwise identified in this clause 8.8, the Purchaser shall have no obligation to assume any liabilities, loss or Taxes arising in relation to the Seller Equity Compensation Awards or to assume the Seller Equity Compensation Awards themselves;

(b)	the Sellers’ Guarantor shall notify the Purchaser of the number of shares which vest or are exercised under each Seller Equity Compensation Award and the names of the Employees holding those Seller Equity Compensation Awards and shall transfer to the Purchaser or a Purchaser’s Group Company, as notified by the Purchaser, the amounts required to meet any Taxes and social security liability arising on the vesting or exercise of the Seller Equity Compensation Awards which the Purchaser shall, or shall procure that a Purchaser’s Group Company shall, pay to the relevant Taxation Authority and fulfill any related reporting obligations; and

(c)	the Sellers’ Guarantor shall transfer the remaining shares directly to the relevant Employees.

For purposes of the foregoing, the Sellers’ Group and the Purchaser shall mutually cooperate to take such actions as are necessary or appropriate to effectuate the provisions of this clause 8.8.

8.9	The Sellers shall indemnify the Purchaser against any liability (other than any liability which has already been covered by a Seller Payment under clause 8.7 above) of the Purchaser or any Target Group Company in respect of the Seller Retention Plans save that this indemnity shall not cover any liability arising from any failure of the Purchaser to comply with the Seller Retention Plans.

8.10	The Sellers and the Sellers’ Guarantor agree to retain responsibility for the Irish ESOP, including withholding and/or paying any Taxes and social security arising in connection with the Irish ESOP. The Purchaser agrees to provide the Sellers with any information the Sellers reasonably require and to execute such documents as are reasonably necessary to enable the Sellers to meet their obligations in this clause 8.10.

8.11	The Sellers agree to indemnify the Purchaser against any liability of the Purchaser or any Target Group Company in respect of the Seller Equity Compensation Awards and the Irish ESOP (other than any liability for which a payment is made under clause 8.8 above).

8.12	To the extent that Completion occurs during a payroll cycle in any of the relevant jurisdictions, the Sellers shall (otherwise than to the extent that the relevant cost or liability has already been recovered under the Tax Covenant or is otherwise already reflected in the Final Balance Sheet) reimburse the Purchaser, through the apportionment paid pursuant to clause 2 of this Agreement, the portion, if any, of any payroll salary payments, including overtime payments, and employer-paid Taxes, paid post Completion which relate to any Employee’s employment up to the Completion Date.

8.13	In relation to the US Employee:

(a)	the Purchaser shall, or shall procure that a member of the Purchaser’s Group shall, at least thirty (30) days prior to Completion, offer the US Employee employment to be effective on Completion, on terms substantially comparable to those upon which the US Employee was previously employed by the Sellers’ Group immediately prior to Completion as disclosed at folder 1.4.21USA in the HR Data Room;

(b)	at Completion, the Sellers will procure that Genworth Mortgage Insurance Corporation, to the extent legally permissible, immediately releases the US Employee from employment with the Sellers’ Group without further notice; and

(c)	in the event that an offer of employment is not made in accordance with clause 8.13(a) above and subject to Genworth Mortgage Insurance Corporation giving notice of lay-off to the US Employee within fourteen (14) days of the Purchaser failing to comply with its obligations in clause 8.13(a) (the “Period”), the Purchaser shall indemnify the Sellers’ Group in respect of: (i) any severance costs due to the US Employee; and (ii) the cost of employing the US Employee during the Period and during the US Employee’s notice period (not exceeding sixty (60) days).

(d)	For the purposes of this clause 8, the defined term “Employees” shall be deemed to include the US Employee.

8.14	Any amount or payment due from the Sellers or the Sellers’ Guarantor under clauses 8.6, 8.9, 8.11, 8.12 and 8.15 shall be calculated on a fully after-Tax basis. For the purposes of this clause 8.14 and the definition of “Seller Payment,” “after-Tax” shall take into account (a) the extent to which the amount in respect of which the payment is being made is Tax deductible for corporate income Tax for the Purchaser or Target Group Company concerned and gives rise to an actual saving of Tax and (b) whether the payment for the recipient is liable to Tax and if an amount would be liable to Tax for the recipient but for use of a Purchaser’s Relief (as defined in the Tax Covenant), the recipient will be treated as liable for the Tax in this calculation.

8.15	To the extent that the Irish SERP Payment (including the cost of any employer social security contributions which would arise in connection with a payment under this clause 8.15) is reflected in the Final Balance Sheet, the Purchaser shall, or shall procure that a Target Group Company shall, pay the Irish SERP Payment to the employee with SSO number 110000042 in accordance with the terms of the Irish SERP Waiver. The Purchaser and the Target Group shall have no liability in respect of the Irish Supplemental Executive Retirement Plan and the Sellers shall indemnify the Purchaser against any liability of the Purchaser or any Target Group Company and against any costs and expenses incurred in relation to any such liability in respect of the Irish Supplemental Executive Retirement Plan and the Irish SERP Payment to the extent that such liability (or any part thereof) is not already reflected in the Final Balance Sheet.

9.	GUARANTEES

9.1	The Sellers shall procure that from Completion the Target Group Companies are released from the guarantees and indemnities given by the Target Group in respect of a liability or obligation of a member of the Sellers’ Group, each of which is listed in Part I of Schedule 8, and pending final release the Sellers shall indemnify the Target Group Companies against all liabilities under these guarantees and liabilities.

9.2	The Purchaser shall, as soon as reasonably practicable after Completion, and in any case no later than five (5) Business Days after Completion, procure that the relevant member of the Sellers’ Group is released from the guarantees and indemnities given by that member in respect of any liability or obligation of the Target Group as listed in Part II of Schedule 8, and pending such release the Purchaser shall indemnify that member against all liabilities under those guarantees and indemnities.

Clause 9.2 may be enforced by each relevant member of the Sellers’ Group against the Purchaser under the UK Contracts (Rights of Third Parties) Act 1999. The provisions of clause 9.2 may be varied by agreement between the Sellers and the Purchaser (and the Sellers may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clause 9.2) without the consent of any other member of the Sellers’ Group.

10.	SELLERS’ WARRANTIES, INDEMNITY AND LIABILITY

10.1	Each of the Sellers warrants, on a several basis for itself and in respect of the Sale Shares being sold or procured to be sold by it only, that except as Fairly Disclosed to the Purchaser in the Disclosure Letter or the Data Room, each of the Sellers’ Individual Warranties is, subject to clause 10.4, true and accurate and not misleading at the Offer Date.

10.2	The Sellers warrant to the Purchaser on a joint and several basis that, except as Fairly Disclosed to the Purchaser in the Disclosure Letter, the Data Room or the HR Data Room, each of the Warranties is, subject to clause 10.4, true and accurate and not misleading at the Offer Date.

10.3	The Sellers further warrant to the Purchaser, on a several basis with respect to each Sellers’ Individual Warranty, and on a joint and several basis with respect to each applicable Warranty, that except as Fairly Disclosed to the Purchaser in the Disclosure Letter or Data Room, each of the Fundamental Warranties will immediately before Completion (by reference to the facts and circumstances existing at Completion) be, subject to clause 10.4, true, accurate and not misleading in all respects, provided that no such Fundamental Warranty shall be untrue solely as a result of any Seller taking or causing to be taken any action set out on Schedule 13.

10.4	Clauses 10.1, 10.2 and 10.3 shall apply as if none of the Sellers’ Individual Warranties or Warranties, other than those set out in paragraphs 2.5 and 4 of Schedule 4 relates in any way to Taxation.

10.5	The Sellers shall indemnify the Purchaser against all liability of any member of the Purchaser’s Group or Target Group to contribute to the UK Defined Benefit Plan and against any costs and expenses incurred in relation to any such liability. The Purchaser will notify the Sellers as soon as reasonably practicable after becoming aware of a specific matter or circumstance which is reasonably likely to give rise to a claim under this clause 10.5 in the foreseeable future.

10.6	If, for any reason, the Sellers have not completed the actions contemplated under paragraph 5(a) of Schedule 13 relating to the wind down and transfer of Genworth Seguros Danos, S.A. de C.V. and wind down of Genworth Seguros Vida, S.A. de C.V. by the Completion Date, the Sellers agree to continue to use their best endeavours to carry out such actions after the Completion Date and (other than in regard to costs, expenses or liabilities in connection with the Trust Administrative Services Agreements or Company Administrative Services Agreements which are covered in those agreements), to indemnify the Purchaser against all costs or losses incurred by any member of the Purchaser’s Group or Target Group in connection therewith until the wind down and transfer of Genworth Seguros Danos, S.A. de C.V. and wind down of Genworth Seguros Vida, S.A. de C.V as contemplated under paragraph 5(a) of Schedule 13 has been completed.

10.7	The Sellers hereby covenant to the Purchaser and each Target Group Company that they will pay to the Purchaser or such Target Group Company an amount equal to the amount of:

(a)	all PPI Distributor Mis-selling Losses, save to the extent that a Target Group Company receives payment from a PPI Distributor in respect of such PPI Distributor Mis-selling Losses;

(b)	any Complaints-Handling Losses, save to the extent that the Purchaser has recovered such Complaints-Handling Losses against the Relevant Distributor under the Relevant Distributor Agreement, having used its reasonable endeavours to pursue a claim thereunder;

(c)	any costs, claims, damages or expenses or any other losses incurred by a Target Group Company which arise out of or directly relate to a failure by such Target Group Company or its employees or agents prior to Completion to comply with any Data Protection Laws; and

(d)	any costs, claims, damages or expenses or any other losses incurred by such Target Group Company after Completion as a result of any Enforcement Action or Action against such Target Group Company which arise out of or directly relate to any failure by Financial Assurance Company Limited to hold the necessary authorisations to carry out Accident and Sickness insurance business (as defined in the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001) in Spain in accordance with Applicable Law prior to Completion.

10.8	The Sellers hereby covenant to the Purchaser and each Target Group Company that they will pay to the Purchaser or such Target Group Company on demand an amount equal to:

(a)	ninety percent (90%) of all Relevant Distributor Mis-selling Losses; and

(b)	ninety percent (90%) of the amount of all costs, claims, damages, expenses or any other losses incurred by the Purchaser or a Target Group Company after Completion resulting from the Relevant Distributor Dispute or settlement thereof including any such losses incurred pursuant to any Action which arises from such Relevant Distributor Dispute, but excluding, after the First Termination Date, the amount of all such losses resulting from a dispute described in clause (a) of the definition of “Relevant Distributor Dispute”, such obligation to continue in the case of clause 10.8(a) until the date (the “First Termination Date”) on which the relevant Target Group Company and the Relevant Distributor enter into the Relevant Distributor Agreement, and in the case of clause 10.8(b) until the date (the “Second Termination Date”) on which both the Relevant Distributor Agreement has been entered into and the relevant Target Group Company has entered into an administration agreement with the Relevant Third Party in respect of the administration of Insurance Contracts distributed by the Relevant Distributor. The form of the Relevant Distributor Agreement and the administration agreement with the Relevant Third Party will in each case be subject to the prior approval of the Purchaser prior to Completion and the prior approval of the Sellers following Completion (in each case, such approval not to be unreasonably withheld or delayed), and in the case of the Relevant Distributor Agreement will be substantially in the Agreed Form. Prior to Completion the Sellers shall and shall cause the Target Group Companies to use reasonable endeavours, and following Completion the Purchaser shall and shall cause the Target Group Companies to use reasonable endeavours, to procure the execution and delivery of the Relevant Distributor Agreement and the administration agreement with the Relevant Third Party. Within thirty (30) Business Days of each of the First Termination Date and the Second Termination Date the Purchaser will issue a final demand in respect of all accrued and unpaid obligations of the Sellers under clause 10.8(a) or, as applicable, (b) and upon payment of such demand the Sellers shall be released from their obligations under this clause 10.8; provided, however, if each of the First Termination Date and Second Termination Date shall occur prior to Completion, no such demand shall be required and the Sellers shall have no liability whatsoever under this clause 10.8.

10.9	The parties agree as follows:

(a)	The Purchaser (or, prior to Completion, the Sellers) shall procure that the Target Group Companies establish and maintain the Applicable Account for the period commencing on 1 January 2014 and ending on the Final Calculation Date (the “Calculation Period”);

(b)	The Purchaser shall provide the Sellers with a copy of the current position shown by the Applicable Account calculated as of 30 June 2016 and semi-annually as of each 31 December and 30 June thereafter until the Final Calculation Date, within forty five (45) days of each such date, as well as such additional supporting information with respect to the entries shown on the Applicable Account as the Sellers may reasonably request within fifteen (15) days of any such request;

(c)

The Purchaser and Sellers shall jointly agree, within thirty (30) Business Days after the Final Calculation Date, to appoint an actuary independent of each of the Purchaser and Sellers (the “Independent Actuary”) reasonably acceptable to each of the Purchaser and the Sellers, with relevant French market experience and expertise with respect to the risks covered by the Applicable Business to calculate a final settlement amount equal to the Final Underwriting Profit Less Agreed Amount and to set out in a report the Final Underwriting Profit Less Agreed Amount so calculated as well as the methodology and assumptions used to carry out such calculation (the “Settlement Report”). If the parties cannot agree on the identity of the Independent Actuary, each party shall nominate an actuary independent of such nominating party, and those nominated actuaries will agree on the identity of the Independent Actuary, which shall not be either actuary nominated by a party. For the purposes of preparing the Settlement Report, the Independent Actuary shall apply the methodology set out in Part II of Schedule 18 and such other methodology and assumptions as the Independent Actuary considers appropriate for determining the third component of the Final Underwriting Profit Less Agreed Amount and shall determine the second component of the Final Underwriting Profit Less Agreed Amount following a review of calculations thereof certified by the relevant Insurance Company’s chief financial officer (but not deviating from the basis of calculating the Applicable Account provided for herein) and applicable supporting materials, all of which certificates and materials shall be provided by Purchaser to the Sellers and representatives specified by the Sellers at the time of delivery to the Independent Actuary. The Final Underwriting Profit Less Agreed Amount as set out in the Settlement Report shall be final and binding on the parties unless the Sellers or the Purchaser provide(s) to the other(s) written notice of their objection to the calculation of the Final Underwriting Profit Less Agreed Amount (a “Settlement Objection Notice”) within forty-five (45) Business Days after receipt of the Settlement Report (which Settlement Objection Notice may refer to the calculation of either the second or the third component of the Final Underwriting Profit Less Agreed Amount). Within fifteen (15) Business Days of receipt of a Settlement Objection Notice, the Sellers and Purchaser shall agree the appointment of an expert independent of each of the Purchaser and Sellers with relevant actuarial experience and expertise in the French insurance market and with respect to the risks covered by the Applicable Business (the “French Expert”), who shall be directed to promptly, and in any event within thirty (30) calendar days after his appointment, render his decision on the objected items. In the absence of agreement between the parties, the French Expert shall be appointed by the President of the French “Institut des Actuaires” at the request of either party (who shall be independent of both the Purchaser and Sellers and shall have relevant French market experience and expertise with respect to the risks covered by the Applicable Business); provided, however, if the President of the French “Institut des Actuaires” is not independent of both the Purchaser and the Sellers, the French Expert shall be appointed by the next most senior officer of the “Institut des Actuaires” that is independent of both the Purchaser and the Sellers. For the avoidance of doubt, the French Expert shall not review any items or make any determination with respect to any matters not identified as being subject to a dispute in the Settlement Objection Notice and shall take account of the methodology set out in Part II of Schedule 18. The French Expert’s determination as to each objected item shall be set forth in a written statement delivered to each party and shall be final and binding on all parties, save in the event of manifest error, in which case the matter shall be remitted to the French Expert for correction. The aggregate fees and expenses of the Independent Actuary and, if required, the French Expert shall be shared equally between the Purchaser, on the one hand, and the Sellers, on the other hand. Each of the Purchaser and the Sellers shall be permitted to make presentations to the French Expert within fifteen (15) days after the appointment of the French Expert. The final determinations of the French Expert pursuant to this clause 10.9(c) shall be deemed an expert determination under English law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determination of the French Expert pursuant to this clause 10.9(c), including enforcement of such final determination, shall be resolved by the courts referenced in clause 21.

(d)	If the Final Underwriting Profit Less Agreed Amount is:

(i)	greater than zero, then the Purchaser shall pay to Sellers an amount equal to the lesser of (1) the Final Underwriting Profit Less Agreed Amount and (2) EUR 10,000,000; and

(ii)	less than zero (an “Underwriting Loss”), then Sellers shall pay to Purchaser an amount equal to (1) ninety percent (90%) of the first EUR 10,000,000 of such Underwriting Loss plus (2) if the Underwriting Loss is greater than EUR 10,000,000, the Relevant Proportion of such excess.

(e)	Any payment required by this clause 10.9 shall be made to the account or accounts previously provided to the Sellers or Purchaser, as applicable, for purposes thereof, within fifteen (15) Business Days of the final agreement or determination of the Final Underwriting Profit Less Agreed Amount in accordance with this clause 10.9.

(f)	Following payment of the required amount under clause 10.9(d) neither the Purchaser nor the Sellers shall be liable to pay any sum to the other(s) with respect to the Applicable Business or otherwise under this clause 10.9.

10.10	The Sellers’ and the Purchaser’s respective liability in respect of the Warranties, the Clause 10.7 Covenants and the Tax Covenant shall be subject to the limitations and other provisions set out in Schedule 5 and the Tax Covenant. Nothing in Schedule 5 or the Tax Covenant limits or excludes any liability for fraud. For the avoidance of doubt, except as otherwise provided in Schedule 5, the limitations in Schedule 5 shall not apply to the covenants set out in clauses 10.8 or 10.9 above.

10.11	Notwithstanding anything contained herein to the contrary, the Purchaser and the Sellers hereby agree and acknowledge, in the event that any action, fact or circumstance, or series of similar actions, facts or circumstances, could give rise to a claim by the Purchaser under more than one provision of this clause 10, the Purchaser shall not be permitted to bring a claim and seek recovery against the Sellers under both (i) a Warranty Claim; and (ii) a Clause 10.7 Covenant Claim or a claim under clauses 10.5, 10.6, 10.8 or 10.9 in respect of the same loss. If an action, fact or circumstance, or series of similar actions, facts or circumstances, exists that would allow the Purchaser to bring a Warranty Claim and/or a Clause 10.7 Covenant Claim or a claim under clause 10.8, the Purchaser shall only be permitted to bring a Warranty Claim, a Clause 10.7 Covenant Claim or a claim under clause 10.8 in relation to the same action, fact or circumstance, or series of similar actions, facts or circumstances.

11.	ACTUARIAL MATTERS

11.1	The Purchaser acknowledges and agrees with the Sellers that the Purchaser is responsible for assessing the extent to which it requires appropriate independent actuarial advice relating to the purchase of the Target Group and the terms of this Agreement.

11.2	None of the Sellers’ Individual Warranties, the Warranties nor any other provision of this Agreement, any of the other Transaction Documents or any document delivered in connection with the transactions contemplated hereby or thereby shall be construed as a representation or warranty as to:

(a)	the accuracy of any forecasts, assumptions, estimates or projections contained in any actuarial information provided to the Purchaser;

(b)	the adequacy or sufficiency of the Reserves of the Insurance Companies; or

(c)	save as expressly provided for in paragraph 3.2 of Schedule 4, whether or not such Reserves were determined in accordance with any actuarial, legal or other standard.

Furthermore, the Purchaser acknowledges and agrees that no fact, condition, development or issue relating to adequacy or sufficiency of the Reserves may be used, directly or indirectly, to demonstrate or support the breach of any Sellers’ Individual Warranties or Warranties.

12.	PURCHASER’S WARRANTIES

The Purchaser warrants to the Sellers that as of the Offer Date and at the Completion Date:

(a)	it is a company validly existing under the laws of France and it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary (including, without limitation, procuring board approval for the Transaction Documents and the transactions contemplated therein) to authorise such execution and delivery and the performance of such obligations;

(b)	this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;

(c)	the execution and delivery by the Purchaser of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser under it and each of them do not and will not constitute a conflict with or breach of:

(i)	the constitutional documents of the Purchaser; or

(ii)	any Applicable Law;

(d)	other than as set out in Schedule 3, all material authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with and no other material authorisations from, or notices or filings with, any governmental or other authority are required to enable the Purchaser to execute, deliver or perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party;

(e)	the Purchaser has (and at Completion will have) immediately available on an unconditional basis the necessary cash resources to meet its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party;

(f)	the obligations of the Purchaser to effect the transactions contemplated by this Agreement and the other Transaction Documents are not conditioned upon the availability to the Purchaser of any debt, equity or other financing in any amount whatsoever; and

(g)	so far as the Purchaser is aware, there are no matters or circumstances applicable to the Purchaser that would reasonably be expected to adversely affect the ability of the Purchaser from consummating the transactions contemplated by this Agreement or any of the other Transaction Documents.

13.	INTELLECTUAL PROPERTY

13.1	The Purchaser acknowledges and agrees that neither it nor any member of the Purchaser’s Group is purchasing, acquiring, licensing or otherwise obtaining any right, title or interest in, to or under any Sellers’ Intellectual Property under this Agreement, and that the extent of the Purchaser’s and the Target Group’s interest in the Sellers’ Intellectual Property is limited to the express terms of the Transitional IP License Agreement, the Genworth Transitional Services Agreement and the Mortgage Business Transitional Services Agreement.

13.2	Notwithstanding anything to the contrary in this Agreement, the Sellers or any other member of the Sellers’ Group may procure that any member of the Target Group assigns any and all rights, title or interest it has in or to any Sellers’ Intellectual Property to a Seller or any other member of the Sellers’ Group prior to Completion.

13.3	To the extent that any Sellers’ Intellectual Property is owned by a member of the Target Group immediately following Completion, the Purchaser shall procure that the Target Group shall promptly assign any and all rights, title or interest it has in or to any Sellers’ Intellectual Property to a member of the Sellers’ Group as the Sellers may direct.

13.4	Subject to clause 6, the Purchaser agrees that following Completion, neither it nor any member of the Purchaser’s Group nor the Target Group shall:

(a)	have any right, title or interest in, or any authority or license to use or allow others to use in any manner whatsoever, any Sellers’ Intellectual Property, and the Purchaser shall procure that any such right, title, interest, authority, license or sublicense or other agreement relating thereto (whether written or oral) existing prior to Completion is terminated by the Target Group at Completion to the extent permitted by the relevant agreement;

(b)	contest the ownership or validity of any rights of the Sellers or any member of the Sellers’ Group in or to the Sellers’ Intellectual Property; or

(c)	adopt, use or register in any jurisdiction any of the Sellers’ Intellectual Property or any Intellectual Property Right that consists of, comprises or is confusingly similar to any of the Sellers’ Intellectual Property, or instruct others to do so.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY

14.1	Subject to clauses 14.5 and 14.6, the Sellers shall (and shall procure that each member of the Sellers’ Group, and, in respect of the period up to Completion, the Target Group shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group, and, in respect of the period from Completion, the Target Group shall):

(a)	not make any announcement concerning the sale and purchase of the Sale Shares or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

14.2	The Purchaser:

(a)	shall, and shall procure that each other member of the Purchaser’s Group for the time being shall, from and after the Offer Date, keep confidential all information provided to it by or on behalf of the Sellers or otherwise obtained by it in connection with this Agreement which relates to the Sellers or any other member of the Sellers’ Group; and

(b)	shall procure that, if after Completion the Target Group holds confidential information relating to the Sellers or any other member of the Sellers’ Group, the Target Group shall after Completion keep that information confidential and shall return that information to the Sellers or destroy it (at the Sellers’ option), in either case without retaining copies, provided that the Purchaser may retain such confidential information (i) for regulatory or record retention purposes to the extent required by Applicable Law or (ii) that is retained automatically as part of a computer disaster recovery system which is designated and used only for archival purposes as part of a bona fide document retention policy.

14.3	The Sellers:

(a)	shall, and shall procure that each other member of the Sellers’ Group for the time being shall keep confidential all information arising from their ownership of the Target Group; and

(b)	shall, and shall procure that each other member of the Sellers’ Group shall, keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this Agreement which relates to the Purchaser or other members of the Purchaser’s Group and shall return that information to the Purchaser or destroy it (at the Purchaser’s option), in either case without retaining copies, provided that the Sellers may retain such confidential information (i) for regulatory or record retention purposes to the extent required by Applicable Law or (ii) that is retained automatically as part of a computer disaster recovery system which is designated and used only for archival purposes as part of a bona fide document retention policy.

14.4	Except to the extent specified in such clauses, the provisions of clauses 14.1 to 14.3 shall apply from the Offer Date.

14.5	Nothing in clauses 14.1 to 14.3 shall prevent any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other party or parties to whom such confidential information relates, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)	to the extent required or requested by law, any court of competent jurisdiction or any competent regulatory body (including, for the avoidance of doubt, the rules of any self-regulatory organisation and any stock exchange on which the securities of any member of the Sellers’ Group are listed), but if a person is so required or requested to make any announcement or to disclose any confidential information (which has not been the subject of previous disclosure to any such regulatory body), the relevant party shall promptly notify the other party or parties to whom such confidential information relates, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other relevant parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other relevant parties may reasonably elect to take to challenge the validity of such requirement. For the avoidance of doubt, no member of the Sellers’ Group or Purchaser’s Group shall be required to provide advance notification to or consult with any member of the Purchaser’s Group (in the case of a member of the Sellers’ Group) or any member of the Sellers’ Group (in the case of a member of the Purchaser’s Group) prior to making any regularly required filing or disclosure required by the Securities and Exchange Commission, Euronext Paris, Applicable Law or any rules of any self-regulatory organisation and any stock exchange on which the securities of any member of the Sellers’ Group or member of the Purchaser’s Group (as the case may be) are listed.

14.6	Nothing in clauses 14.1 to 14.3 shall prevent any confidential information from being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers (including investment bankers) or auditors;

(c)	that the information is disclosed by the Sellers on a strictly confidential and need to know basis to another member of the Sellers’ Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group;

(d)	that the information is in or comes into the public domain without any breach of this Agreement; or

(e)	that disclosure is reasonably necessary in order to manage the Tax affairs of any member of the Sellers’ Group or any member of the Purchaser’s Group respectively.

14.7	With effect from Completion, the Purchaser shall be released from its obligations under the confidentiality agreement dated 9 February 2015 between the Sellers’ Guarantor and the Purchaser, except in relation to any antecedent breach. Pending Completion, if there is a conflict between the terms of that agreement and the terms of this Agreement, the provisions of this Agreement shall prevail.

15.	GUARANTEE BY SELLERS’ GUARANTOR

15.1	The Sellers’ Guarantor unconditionally and irrevocably:

(a)	guarantees to the Purchaser the payment when due of all amounts payable by each Seller under or pursuant to this Agreement and the other Transaction Documents;

(b)	undertakes to ensure that each Seller will perform when due all its obligations under or pursuant to this Agreement and the other Transaction Documents;

(c)	agrees that if and each time that a Seller fails to make any payment when it is due under or pursuant to this Agreement or any other Transaction Document, the Sellers’ Guarantor must on demand (without requiring the Purchaser first to take steps against a Seller or any other person) pay that amount to the Purchaser as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify the Purchaser against all losses and damages sustained by it flowing from any non-payment or default of any kind by each of the Sellers under or pursuant to this Agreement or any other Transaction Document.

15.2	The Sellers’ Guarantor’s obligations under this Agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, a Seller or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Document or any right, guarantee, remedy or security from or against a Seller or any other person;

(c)	any unenforceability or invalidity of any obligation of any of the Sellers, so that this Agreement shall be construed as if there were no such unenforceability or invalidity; or

(d)	any assignment by any Seller of its rights or obligations under this Agreement or any assignment by the Purchaser of its rights or obligations hereunder, in each case in accordance with clause 17.

15.3	Until all amounts which may be or become payable under this Agreement and the other Transaction Documents have been irrevocably paid in full, the Sellers’ Guarantor shall not as a result of this Agreement or any payment or performance under this Agreement be subrogated to any right or security of the Purchaser or claim or prove in competition with the Purchaser against a Seller or any other person or claim any right of contribution, set-off or indemnity.

15.4	The Sellers’ Guarantor will not take or hold any security from any Seller in respect of this Agreement and any such security which is held in breach of this provision will be held by the Sellers’ Guarantor in trust for the Purchaser.

15.5	The Sellers’ Guarantor must reimburse the Purchaser for all legal and other costs (including, as an additional amount, any VAT incurred thereon which is not otherwise recoverable by the Purchaser or by any other company in the same group as the Purchaser for VAT purposes), incurred by it in connection with the enforcement of the Sellers’ Guarantor’s obligations under this Agreement.

15.6	The Sellers’ Guarantor warrants to the Purchaser that as of the Offer Date and at the Completion Date it is a corporation validly existing under the laws of the State of Delaware and it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary (including, without limitation, procuring board approval for the Transaction Documents to which it is a party and the transactions contemplated therein) to authorise such execution and delivery and the performance of such obligations.

16.	NOTICES

16.1	All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (and shall be deemed to have been duly given or made upon receipt) if:

(a)	delivered personally;

(b)	mailed by certified or registered mail (postage prepaid, return receipt requested); or

(c)	sent by facsimile or email with receipt confirmed (followed by delivery of an original via overnight courier service),

as follows (or at such other address for a party as shall be specified by like notice):

(i)	to the Sellers and the Sellers’ Guarantor at:

Genworth Financial, Inc.

6620 W. Broad Street

Richmond, Virginia 23230

Fax: (804) 662-2414

marked for the attention of Ward Bobitz,

Email: ward.bobitz@genworth.com,

with a copy to (which copy shall not constitute notice) the Sellers’ Solicitors at:

Sidley Austin LLP

Woolgate Exchange

25 Basinghall Street

London EC2V 5HA

and

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

marked for the attention of Stephen Blackshaw, Martin Membery, Perry Shwachman and Sean Carney,

Email: sblackshaw@sidley.com, mmembery@sidley.com,

pshwachman@sidley.com and scarney@sidley.com;

(ii)	to the Purchaser at:

21, avenue Matignon

75008 Paris

France

Fax: +33 156 699275

marked for the attention of Helen Browne,

Email: helen.browne@axa.com,

with a copy to (which copy shall not constitute notice) the Purchaser’s Solicitors at:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ

marked for the attention of Katherine Coates,

Email: Katherine.coates@cliffordchance.com.

16.2	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

17.	ASSIGNMENTS

Except as provided below, at any time prior to Completion, neither the Sellers, the Sellers’ Guarantor nor the Purchaser may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other parties hereto. Following Completion, the Purchaser may assign or transfer any of its rights or obligations under this Agreement to any Purchaser’s Group Company without the prior consent of the Sellers, provided that no assignment shall be effective to limit the Purchaser’s obligations hereunder. Any of the Sellers (but not the Sellers’ Guarantor) may without the further consent of the Purchaser, transfer any of their respective rights or obligations under this Agreement to any other Sellers’ Group Company at the time, or in contemplation, of the winding-up or other dissolution of such transferring Seller, but not otherwise. The Purchaser hereby consents to any such transfer of the rights and obligations of any Seller under this Agreement, provided that the assignee enters into a deed of novation undertaking to the relevant Seller and the Purchaser to comply with such assigned obligations. No transfer of a Seller’s rights or obligations pursuant to this clause 17 shall be effective to transfer or limit the Sellers’ Guarantor’s obligations hereunder.

18.	PAYMENTS AND CURRENCY CONVERSION

18.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Sellers or the Purchaser under this Agreement shall be made in USD, except for the payment of the Consideration, which shall be made in EUR, by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds.

18.2	The relevant account for a given payment is, if that payment is to the Sellers, such account(s) in the name of the relevant Seller or Sellers as the Sellers shall, not less than three (3) Business Days before the date that payment is due, have specified by giving written notice to the Purchaser for the purpose of that payment and, if that payment is to the Purchaser, such account in the name of the Purchaser as the Purchaser shall, not less than three (3) Business Days before the date that payment is due, have specified by giving written notice to the Sellers for the purpose of that payment.

18.3	If a party defaults in making any payment when due of any sum payable under this Agreement it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 5 per cent. per annum above the three (3) month LIBOR rate in effect on the date on which such payment was due, as reported in the Wall Street Journal, which interest shall accrue from day to day and be compounded monthly.

18.4	If a party is required by law to make a deduction or withholding in respect of any sum (other than the Consideration, except where such deduction or withholding is an obligation arising under or in connection with French Tax law) payable under this Agreement, that party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the relevant party of such additional amount as shall be required to ensure that the net amount received or retained by that relevant party will equal the full amount which would have been received or retained by it had no such deduction or withholding been required to be made.

18.5	If any sum payable by a party under this Agreement (other than the Consideration or interest under clause 18.3) shall be subject to Taxation in the hands of the receiving party, the paying party shall be under the same obligation, as under clause 18.4 above, to pay an additional amount in relation to that Taxation as if the liability were a deduction of withholding required by law.

18.6	To the extent that any deduction, withholding or Tax in respect of which an additional amount has been paid under clauses 18.4 or 18.5 above results in the payee obtaining a Relief (as defined in the Tax Covenant) (all reasonable endeavours having been used to obtain such Relief), the payee shall pay to the payer, within ten (10) Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the amount of the actual cash Tax saving from the utilisation of such Relief obtained and the additional sum paid under clause 18.4 or 18.5 (the “Withholding Relief”). The payee shall only be obliged to account to payer for the Withholding Relief to the extent that the payer is satisfied that such accounting will not: (a) prejudice any of the entitlement of the payee to the relief; nor (b) result in the loss, reduction or non-availability of the actual cash Tax saving obtained by the payee from the utilisation of such Relief.

18.7	If an assignment is made in accordance with clause 17 of this Agreement, the liability of the payer under clauses 18.4 and 18.5 above shall be no greater than such liabilities would have been if the assignment had not occurred.

18.8	Any amount to be converted from one currency into another currency for the purposes of this Agreement (other than the Consideration or interest under clause 18.3) shall be converted into an equivalent amount at the Conversion Rate prevailing at the Applicable Date.

18.9	Where any payment is due to the Sellers under this Agreement, the Sellers shall be entitled to direct (by written notice signed by Genworth) the Purchaser to make such payment to such Seller or Sellers or such other entity as may otherwise be agreed with the Purchaser, and in such amount or amounts, as the Sellers may (in their sole discretion) require and any payment made in accordance with such direction shall satisfy the Purchasers’ obligations hereunder with respect to such amount against all of the Sellers.

19.	GENERAL

19.1	The receipt by the Purchaser’s Solicitors of any document to be delivered at Completion to the Purchaser shall discharge the Sellers’ obligation to deliver it to the Purchaser.

19.2	The receipt by the Sellers’ Solicitors of any document to be delivered at Completion to the Seller shall discharge the Purchaser’s obligation to deliver it to the Seller.

19.3	Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any condition or any notice given by the Purchaser in respect of any condition.

19.4	The provisions contained in each clause and subclause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

19.5	All of the warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement until the expiry of the period for making claims for breach of such warranties under this Agreement (at which time such warranties shall terminate). Any covenant or agreement contained in this Agreement shall survive for the period provided in such covenant or agreement, if any, or, otherwise, until fully performed.

19.6	Time is not of the essence in relation to any obligation under this Agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)	one party fails to perform an obligation by the time specified in this Agreement and another party/the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

19.7	Except as otherwise expressly provided in this Agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

19.8	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement, and any party (including any duly authorised representative of a party) may enter into this Agreement by executing a counterpart.

19.9	The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non exercise of any such right is not a waiver of that right.

19.10	Except as expressly stated in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the UK Contracts (Rights of Third Parties) Act 1999.

19.11	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party. The parties to this Agreement do not require the consent of any person having a right under the UK Contracts (Rights of Third Parties) Act 1999 to rescind or vary this Agreement.

20.	WHOLE AGREEMENT

20.1	This Agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions, provided that, the confidentiality agreement between the Sellers’ Guarantor and the Purchaser dated 9 February 2015 shall remain in full force and effect to the extent required under clause 14.7 above. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

20.2	Each party:

(a)	acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this Agreement which is not set out in the Irrevocable Offer or this Agreement;

(b)	waives all rights and remedies which, but for this clause 20.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)	acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this Agreement which is not set out in the Transaction Documents.

20.3	The Purchaser acknowledges and agrees that unless otherwise expressly set out in this Agreement its sole remedy for any Claim shall be damages, and any and all additional remedies which may otherwise be available to the Purchaser are hereby excluded to the fullest extent permitted by Applicable Law.

20.4	Nothing in this clause limits or excludes any liability for fraud.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

21.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and the parties submit to the exclusive jurisdiction of the English courts.

21.3	Each of the Sellers and the Sellers’ Guarantor irrevocably appoints Orangefield Registrars Limited of Ground Floor, Martin House, 5 Martin Lane, London EC4R 0DP as its agent in England for service of process in any legal action or proceeding arising out of this Agreement.

21.4	The Purchaser irrevocably appoints AXA UK plc of 5 Old Broad Street, London EC2N 1AD, England (marked for the attention of Company Secretary, Jeremy Small) as its agent in England for service of process in any legal action or proceeding arising out of this Agreement.

21.5	The Purchaser agrees to inform the Sellers and the Sellers agree to inform the Purchaser in writing of any change of address of such process agent within fourteen (14) days of such change.

21.6	If the Sellers’ or the Purchaser’s process agent ceases to be able to act as such or to have an address in England and Wales, the relevant Party(ies) irrevocably agrees to appoint a new process agent in England and Wales acceptable to the other Party(ies) and to deliver to the other Party(ies) within fourteen (14) days a copy of a written acceptance of appointment by the process agent.

21.7	The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

21.8	Each party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this Agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, amongst other things, the mutual waivers and certifications in this clause.

22.	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices to be given in connection with this Agreement must be in English. All demands,

requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SCHEDULE 1

PARTICULARS OF THE SELLERS’ SHAREHOLDINGS IN THE COMPANIES

The particulars set forth below shall not be untrue as a result of any Seller taking or causing to be taken any action set out in Schedule 13.

Genworth Financial European Group Holdings Limited:

Seller’s name	Number of GFEGH Shares	Percentage of company
Brookfield Life and Annuity Insurance Company Limited	289,199,235	95.80%

European Group Financing Company Limited	12,675,850	4.20%

Financial Insurance Guernsey PCC Limited:

Seller’s name	Number of FIG Shares	Percentage of company
Genworth Financial International Holdings, Inc. and certain of its affiliates	792,000 core shares 1 nominal share 2,429 cell shares	100%

Genworth Consulting Services (Beijing) Limited:

Seller’s name	Amount of GCSB Share Capital	Percentage of company
Brookfield Life and Annuity Insurance Company Limited	USD 365,000	100%

Genworth General Services Asia Limited:

Seller’s name	Number of GGSA Shares	Percentage of company
Brookfield Life and Annuity Insurance Company Limited	3,200,001	100%

CFI Administrators Limited:

Seller’s name	Number of CFI Shares	Percentage of company
Brookfield Life and Annuity Insurance Company Limited	350,002	100%

SCHEDULE 2

PARTICULARS OF THE COMPANIES AND SUBSIDIARIES

Part I – THE COMPANIES

Name:	Genworth Financial European Group Holdings Limited

Incorporated:	England

Registered No.:	04914698

Issued Share Capital:	GBP 301,875,085.00 comprising 301,875,085 ordinary shares of nominal value GBP 1.00

Shareholders:	EGF; BLAIC

Accounting Reference Date:	31 December

Name:	Financial Insurance Guernsey PCC Limited

Incorporated:	Guernsey

Registered No.:	40361

Issued Share Capital:	In relation to core shares: GBP 792,000 comprising 792,000 shares of nominal value GBP 1.00 In relation to nominal shares: GBP 0.01 comprising 1 share of nominal value GBP 0.01

	In relation to share capital by cell (all amounts in GBP):

	Cell	Cell Shares	Share Capital
	2483-FIG Cell South Korea Life	1	0
	2463-FIG PCC Ltd-Euro Life Cell	2	3,038,175
	2471-FIG PCC Ltd-Ster Life-UK	1,402	1,650,000
	2477-FIG PCC Ltd - PLN Life - PL	1,001	1,250,000
	2484-FIG Portugal Life	2	1,992,585
	2482-FIG Cell South Korea General	1	0
	2462-FIG PCC Ltd-Euro General Cell	1	0
	2465-FIG PCC Ltd - USD Gen - CA	1	0
	2467-FIG PCC Ltd-Euro Gen	6	2,300,000
	2472-FIG PCC Ltd-Ster Gen-UK	2	250,000
	2474-FIG PCC Ltd-PT Cell	1	0
	2476-FIG PCC Ltd - NOK Gen - NO	4	1,000,000
	2478-FIG PCC Ltd - PLN Gen - PL	1	0
	2480-FIG PCC Ltd - SEK Gen - SE	1	0
	2485-Cell LICL Swiss	1	0
	2470-FIG PCC Ltd - DK Gen	1	0
	2464-Financial Insurance Guernsey PCC - RRT Gen Cell (EUR) - GB	1	0

Shareholder:	Genworth and certain of its affiliates

Accounting Reference Date:	31 December

Name:	Genworth Consulting Services (Beijing) Limited

Incorporated:	Peoples Republic of China

Registered No.:	110000450202335

Registered Share Capital:	USD 365,000.000

Shareholder:	BLAIC

Accounting Reference Date:	31 December

Name:	Genworth General Services Asia Limited

Incorporated:	Hong Kong

Registered No.:	1703805

Issued Share Capital:	HKD 3,200,001 comprising 3,200,001 shares of nominal value HKD 1.00

Shareholder:	BLAIC

Accounting Reference Date:	31 December

Name:	CFI Administrators Limited

Incorporated:	Ireland

Registered No.:	266236

Issued Share Capital:	EUR 444,502.54 comprising 350,002 ordinary shares of nominal value EUR 1.27

Shareholder:	BLAIC

Accounting Reference Date:	31 December

Part II – THE SUBSIDIARIES

Subsidiaries of Genworth Financial European Group Holdings Limited:

Name:	F.I.G. (Ireland) Limited

Incorporated:	Ireland

Registered No.:	111216

Issued Share Capital:	EUR 444,408.30 comprising 350,000 shares of nominal value EUR 1.269738

Accounting Reference Date:	31 December

Name:	Worldcover Direct Limited

Incorporated:	England

Registered No.:	02704078

Issued Share Capital:	GBP 100.00 comprising 200 ordinary shares of nominal value GBP 0.50

Accounting Reference Date:	31 December

Name:	Genworth Financial UK Finance Limited

Incorporated:	England

Registered No.:	04930456

Issued Share Capital:	GBP 2.00 comprising 2 ordinary shares of nominal value GBP 1.00

Accounting Reference Date:	31 December

Name:	Genworth Financial UK Holdings Limited

Incorporated:	England

Registered No.:	04914933

Issued Share Capital:	GBP 69,199,235.00 comprising 69,199,235 ordinary shares of nominal value GBP 1.00

Accounting Reference Date:	31 December

Name:	Genworth Operaciones, S. de R.L. de C.V.

Incorporated:	Mexico

Registered No.:	Registered with the Mexico City Public Commerce Register with registration number 402961-1

Issued Share Capital:	MXN 27,950,000.00 comprising 50.00 shares of fixed capital and 27,950 shares of variable capital, each of nominal value MXN 1,000

Accounting Reference Date:	31 December

Name:	Financial Insurance Group Services Limited

Incorporated:	England

Registered No.:	01670707

Branches	Czech Republic, Germany, Hungary, Ireland, Netherlands, Greece, Slovakia, Norway, Poland, Italy, Belgium and Sweden

Issued Share Capital:	GBP 22,214,328.00 comprising 22,214,328 ordinary shares of nominal value GBP 1.00

Accounting Reference Date:	31 December

Name:	Genworth Operaciones Colombia SAS

Incorporated:	Colombia

Registered No.:	02054891

Issued Share Capital:	COP 309,403,500.00 comprising 30,940,350 shares of COP 10.00

Accounting Reference Date:	31 December

Name:	Financial Insurance Company Limited – Escritório De Representação No Brasil Ltda.

Incorporated:	Brazil

Registered No.:	20.936.501/0001-91

Issued Share Capital:	BRL 100,000.00

Accounting Reference Date:	31 December

Name:	Financial Assurance Company Limited

Incorporated:	England

Registered No.:	04873014

Branches:	Denmark, Finland, France, Germany, Ireland, Italy, Norway, Portugal, Spain, Sweden and Switzerland

Issued Share Capital:	GBP 98,152,471.00 comprising 98,152,471 ordinary shares of nominal value GBP 1.00

Accounting Reference Date:	31 December

Name:	Consolidated Insurance Group Limited

Incorporated:	England

Registered in No.:	01870149

Issued Share Capital:	GBP 135,012,929.00 comprising 135,012,929 ordinary shares of nominal value GBP 1.00

Accounting Reference Date:	31 December

Name:	Financial Insurance Company Limited

Incorporated:	England

Registered No.:	01515187

Branches:	Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden and Switzerland

Issued Share Capital:	GBP 168,993,345.00 comprising 168,993,345 ordinary shares of nominal value GBP 1.00

Accounting Reference Date:	31 December

Name:	Genworth Brazil Serviços de Apoio à Atividade Seguradora e Resseguradora Ltda.

Incorporated:	Brazil

Registered No.:	18.148.931/0001-05

Issued Share Capital:	BRL 1,800,000.00 comprising 1,800,000 shares of nominal value BRL 1.00

Accounting Reference Date:	31 December

Name:	Genworth Finansal Hizmetler Anonim Şirketi

Incorporated:	Turkey

Registered No.:	607180

Issued Share Capital:	TRY 378,000

Accounting Reference Date:	31 December

Name:	Financial Assurance Company Limited Escritório De Representação No Brasil Ltda

Incorporated:	Brazil

Registered No.:	20.959.274/0001-10

Issued Share Capital:	BRL 100,000.00

Accounting Reference Date:	31 December

Part III – DIRECTORS AND REGISTERED OFFICES

Name:	Genworth Financial European Group Holdings Limited

Directors:	Bob Brannock, Jeff Whiteus, Paul Caprez

Registered Office:	Building 11 Chiswick Park, 566 Chiswick High Road, Chiswick, London, W4 5XR, UK

Name:	Financial Insurance Guernsey PCC Limited

Directors:	James Rember, Jeff Whiteus, David Moore, Roger Hall, Stuart Brown

Registered Office:	Maison Trinity, Trinity Square, St Peter Port, Guernsey, GY 4AT

Name:	Genworth Consulting Services (Beijing) Limited

Directors:	Jeff Whiteus, Andrew Flaherty, Claudia Agostinis

Registered Office:	Room 1151, 11th Floor, No. 1 Guanghua Road, Chaoyang District, Beijing, PRC

Name:	Genworth General Services Asia Limited

Directors:	Jeff Whiteus, Kevin Fleming, Andrew Flaherty

Registered Office:	4th Floor, VC House, 4-6 On Lan Street, Central, Hong Kong

Name:	CFI Administrators Limited

Directors:	Bob Brannock, Andrew Flaherty, Jeff Whiteus

Registered Office:	70 Sir John Rogerson’s Quay, Dublin 2, Ireland

Name:	F.I.G. (Ireland) Limited

Directors:	Bob Brannock, Andrew Flaherty, Jeff Whiteus

Registered Office:	70 Sir John Rogerson’s Quay, Dublin 2, Ireland

Name:	Worldcover Direct Limited

Directors:	Bob Brannock, Jeff Whiteus

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, Chiswick, London, W4 5XR, UK

Name:	Genworth Financial UK Finance Limited

Directors:	Bob Brannock, Jeff Whiteus

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, Chiswick, London, W4, 5XR, UK

Name:	Genworth Financial UK Holdings Limited

Directors:	Bob Brannock, Jeff Whiteus, Paul Caprez

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, London, W4 5XR, UK

Name:	Genworth Operaciones, S. de R.L. de C.V.

Directors:	Paulette Monter, Guillermina Delgado, Alberto Cruz, Jeff Whiteus

Registered Office:	Avenida Antonio Dovali Jaime No. 70, Torre A, Piso 9, Colonia Santa Fe, Delegacion Alvaro Obregon, 01210, Mexico City

Name:	Financial Insurance Group Services Limited

Directors:	Bob Brannock, Jeff Whiteus, James Rember, Angel Mas

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, London, W4 5XR, UK

Name:	Genworth Operaciones Colombia SAS

Directors:	Jeff Whiteus, Luis Marques, Andres Ochoa

Registered Office:	Calle 99 No. 9[a]-80, Oficina 803 Bogotá, Colombia

Name:	Financial Insurance Company Limited – Escritório De Representação No Brasil Ltda.

Directors:	Roberto Shimizu

Registered Office:	Avenida Roque Petroni Júnior, 999, Jardim das Acácias, 13 Andar - V02, Sáo Paulo CEP:04707-000

Name:	Financial Assurance Company Limited

Directors:	Bob Brannock, Jeff Whiteus, Peter Barrett, John Sinclair, Roger Marshall, Mario Montes, Jan Kvarnstrom, Leon Roday

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, Chiswick, London, W4 5XR, UK

Name:	Consolidated Insurance Group Limited

Directors:	Bob Brannock, Jeff Whiteus

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, London, W4 5XR, UK

Name:	Financial Insurance Company Limited

Directors:	Mario Montes, Roger Marshall, John Sinclair, Jan Kvarnstrom, Leon Roday, Peter Barrett, Jeff Whiteus, Bob Brannock

Registered Office:	Building 11, Chiswick Park, 566 Chiswick High Road, London, W4 5XR

Name:	Genworth Brazil Serviços de Apoio à Atividade Seguradora e Resseguradora Ltda.

Directors:	Luis Marques

Registered Office:	Avenida Roque Petroni Júnior, 999, Brooklin, 13 Andan V01, CEP:04707-910, Sáo Paulo

Name:	Genworth Finansal Hizmetler Anonim Şirketi

Directors:	Jeff Whiteus, James Rember, Bob Brannock, Tolga Ceylantepe

Registered Office:	Floor A, Is Kuleleri Kule 2, Asma Kat, 34330, 4 Levent, Beşikatş Istanbul, Turkey

Name:	Financial Assurance Company Limited Escritório De Representação No Brasil Ltda

Directors:	Roberto Shimizu

Registered Office:	Avenida Petroni Júnior, 999, Morumbi Office Tower, 13 andar-V02-parte, Jardim das Acácias, S.P. CEP 04707-000, Sáo Paulo

SCHEDULE 3

CONDITIONS PRECEDENT

Completion is conditional on:

1.	the Purchaser having obtained the Financial Regulatory Authority Approvals and the Antitrust Authority Approvals as set out in the tables below, without the imposition of an Unreasonable Condition; and

2.	with respect to the Sellers:

(a)	the Sellers having completed the reorganization of the Cayman Loan Notes identified in paragraph 1 of Schedule 13, the transfer of CFI Pensions Trustees Limited in accordance with paragraph 2 of Schedule 13 and the transfer of Genworth Seguros Daños, S.A. de C.V. in accordance with paragraph 5(a) of Schedule 13; and

(b)	the Fundamental Warranties being true and accurate immediately prior to Completion, provided that no such Fundamental Warranty shall be deemed untrue or inaccurate solely as a result of any Seller taking or causing to be taken any action as set out on Schedule 13 or any consequence thereof.

Financial Regulatory Authority Approvals

Jurisdiction	Entity	Financial Regulatory Authority	Approvals Required
Guernsey	Financial Insurance Guernsey PCC Limited	Guernsey Financial Services Commission (“GFSC”)

Written notice of no objection to be obtained from the GFSC by the new controller in advance of the Completion of the Transaction.

Financial Insurance Guernsey PCC Limited must also obtain GFSC approval to the change in control.

the PRA:

UK	Financial Assurance Company Limited	PRA	(a) having given notice in writing that it has determined to approve the transactions contemplated by this Agreement for the purpose of section 189(4)(a) of the FSMA;

Jurisdiction	Entity	Financial Regulatory Authority	Approvals Required
			(b)	having given notice in writing that it has determined to approve the transactions contemplated by this Agreement subject to conditions for the purpose of section 189(7) of FSMA (provided such condition is not an Unreasonable Condition); or

			(c)	being treated as having approved the transactions contemplated by this Agreement by virtue of section 189(6) of FSMA);

the PRA:

			(a)	having given notice in writing that it has determined to approve the transactions contemplated by this Agreement for the purpose of section 189(4)(a) of FSMA;

UK	Financial Insurance Company Limited	PRA	(b)	having given notice in writing that it has determined to approve the transactions contemplated by this Agreement subject to conditions for the purpose of section 189(7) of FSMA (provided such condition is not an Unreasonable Condition); or

			(c)	being treated as having approved the transactions contemplated by this Agreement by virtue of section 189(6) of FSMA);

Jurisdiction	Entity	Financial Regulatory Authority	Approvals Required
UK	FIGSL	FCA	the FCA:

			(a)	having given notice in writing that it has determined to approve the transactions contemplated by this Agreement for the purpose of section 189(4)(a) of FSMA;

			(b)	having given notice in writing that it has determined to approve the transactions contemplated by this Agreement subject to conditions for the purpose of section 189(7) of FSMA (provided such condition is not an Unreasonable Condition); or

			(c)	being treated as having approved the transactions contemplated by this Agreement by virtue of section 189(6) of FSMA).

Antitrust Authority Approvals

Jurisdiction	Competition Authority	Approvals Required
European Economic Area	European Commission	To the extent that the Transaction either constitutes (or is deemed to constitute under Article 4(5)) a concentration falling within the scope of the EU Merger Regulation or is to be examined by the European Commission as a result of a decision under Article 22(3) of the EU Merger Regulation;

		(a)	the European Commission taking a decision (or being deemed to have taken a decision) under the EU Merger Regulation declaring the Transaction compatible with the internal market, without imposing any Unreasonable Condition; or

		(b)	the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Articles 4(4) or 9(3) of the EU Merger Regulation; and

			(i)	each such authority taking a decision with equivalent effect to (a) above with respect to those parts of the Transaction referred to it; and

			(ii)	the European Commission taking any of the decisions under (a) above with respect to any part of the Transaction retained by it

SCHEDULE 4

SELLERS’ WARRANTIES

1.	SELLERS’ INDIVIDUAL WARRANTIES

1.1	Incorporation and capacity of Sellers

(a)	BLAIC is a company validly existing under the laws of Bermuda and it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them, and has taken all action necessary (including, without limitation, procuring board approval for the Transaction Documents to which it is a party and the transactions contemplated therein) to authorise such execution and delivery and the performance of such obligations.

(b)	EGF is a company validly existing under the laws of the Cayman Islands and it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them, and has taken all action necessary (including, without limitation, procuring board approval for the Transaction Documents to which it is a party and the transactions contemplated therein) to authorise such execution and delivery and the performance of such obligations.

(c)	Genworth is a corporation validly existing under the laws of the State of Delaware and it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them, and has taken all action necessary (including, without limitation, procuring board approval for the Transaction Documents to which it is a party and the transactions contemplated therein) to authorise such execution and delivery and the performance of such obligations.

1.2	Valid obligations

(a)	This Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party constitute or will, when executed by the Seller, constitute valid and binding obligations of the Seller in accordance with its terms.

(b)	The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party will not result in a breach by it of or constitute a default under any provision of the articles of association or equivalent constitutional documents of the Seller or any Target Group Company.

2.	GENERAL

2.1	Recitals and schedules

(a)	The particulars relating to each Target Group Company set out in Part I and Part II of Schedule 2 to this Agreement are true and accurate in all material respects (i)

as of the Offer Date and (ii) as of the date of delivery thereof and as at the Completion Date with respect to and taking account of any amendments thereto delivered to the Purchaser pursuant to clause 4.7.

(b)	The particulars relating to each Target Group Company set out in Part III of Schedule 2 to this Agreement are true and correct in all material respects (i) as of the Offer Date and (ii) as of the date of delivery thereof with respect to any amendments thereto delivered to the Purchaser pursuant to clause 4.7.

2.2	Incorporation of the Companies

Each Target Group Company is validly existing under the laws of their jurisdiction of incorporation with the power and authority to conduct their business as presently conducted.

2.3	Constitutional Documents

(a)	The constitutional documents of each Target Group Company which are required to be maintained by the Target Group Companies under the laws of the relevant Target Group Company’s jurisdiction of incorporation have, since the Relevant Date, been properly kept and are up to date and, so far as the Sellers are aware, the Target Group Companies have not, since the Relevant Date, received a written notice or allegation that any of them is incorrect or should be rectified.

(b)	The constitutional documents contained in folders 5.1.1, 5.1.2 and 5.1.3 of the Data Room are true, accurate and complete copies of the constitutional documents of the Target Group Companies as at the Offer Date.

2.4	Filings and consents

Other than as contemplated by this Agreement:

(a)	no material notices, reports or filings are required to be made by the Sellers with any Governmental Authority or Regulatory Authority in connection with the Transaction; and

(b)	no material consents, approvals, registrations, authorisations or permits are required to be obtained by the Sellers from any Governmental Authority or Regulatory Authority in connection with the execution and performance of this Agreement.

2.5	Accounts

(a)	The Audited Accounts give a true and fair view of each Insurance Company’s and FIGSL’s affairs as at the Accounts Date and have been properly prepared in accordance with generally accepted accounting principles in the United Kingdom, Ireland and Guernsey (as applicable) (together with US GAAP, “Applicable GAAP”) and the requirements of the Companies Act of 2006.

(b)	The Unaudited Accounts have been prepared in accordance with the 2014 Agreed Accounting Principles.

(c)	The Audited Accounts present a true and fair view of the assets and liabilities and the financial position of the relevant Target Group Company as at the Accounts Date and of the profits and losses of the relevant Target Group Company for the financial year ended on the Accounts Date.

(d)	The Unaudited Accounts present fairly, in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of the Target Group Companies as of the Accounts Date and for the annual period ending on the Accounts Date, subject to the 2014 Agreed Accounting Principles.

(e)	The Audited Accounts have been prepared on a basis consistent, in all material respects, with the basis employed in such accounts for the three immediately preceding annual financial periods.

(f)	The Audited Accounts have not (except as Fairly Disclosed in the Disclosure Letter) been affected by any exceptional item (as the term is applied under generally accepted accounting principles in the United Kingdom).

(g)	All books of account, ledgers and all other accounting or financial records and documents of each Target Group Company that must be maintained by Applicable Law and have been maintained in all material respects in accordance with Applicable Law.

2.6	Sale Shares

(a)	The Sale Shares constitute 100 per cent of the allotted and issued share capital of the Companies, have been properly allotted and issued and are fully paid or credited as fully paid.

(b)	The Sellers are entitled to procure the transfer of the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement.

(c)	There is no Encumbrance in relation to any of the Sale Shares or unissued shares in the capital of the Companies.

(d)	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of any of the Companies (including an option or right of pre emption or conversion).

(e)	Save for those consents required pursuant to clause 3.1, all material consents required under Applicable Law for the transfer of the Sale Shares have been obtained or will be obtained by Completion.

2.7	Subsidiaries

(a)	The Companies do not have any subsidiary undertakings other than the Subsidiaries.

(b)	Other than investment assets held in the ordinary course of business, no Target Group Company has any interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the Subsidiaries.

(c)	Each allotted and issued share in the capital of each of the Subsidiaries is legally and beneficially owned by a Target Group Company alone, has been properly allotted and issued and is fully paid or credited as fully paid.

(d)	There is no Encumbrance in relation to any shares in the capital of any of the Subsidiaries.

2.8	Position since the Accounts Date

Since the Accounts Date:

(a)	the business of each Target Group Company has been carried on in the ordinary course;

(b)	except for any dividends provided for in the Accounts, no dividend or other distribution has been declared, paid or made by the Companies;

(c)	the Companies have not repaid, repurchased or reduced any of their issued share capital;

(d)	no share or loan capital (excluding intra-group indebtedness) has been issued or agreed to be issued by the Target Group Companies;

(e)	other than in the ordinary course of business, no Target Group Company:

(i)	has entered into or agreed to enter into capital expenditure commitments exceeding in total USD 100,000 per item or USD 500,000 in total;

(ii)	has acquired or disposed of, or agreed to acquire or dispose of, an asset included in the Accounts, or acquired or agreed to be acquired since the Accounts Date, in each case with a net book value in excess of USD 500,000; or

(iii)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) exceeding USD 100,000 per item or in total USD 500,000;

(f)	no resolution in any general meeting or written resolution of the shareholders of any Target Group Company has been passed other than resolutions relating to routine business or annual general meetings;

(g)	there has been no material adverse change in the financial or trading position of any of the Insurance Companies or FIGSL and the business of each such Target Group Company has not been materially adversely affected by the termination of a Material Contract; and

(h)	no debts of any Target Group Company have been factored or sold.

2.9	Licences

(a)	Each Target Group Company has all licences, permissions, authorisations and consents material to the carrying on of the business now carried on by it in the places and in the manner in which that business is now carried on and as carried on at any time since the Relevant Date (the “Authorisations”) and all Authorisations are in full force and effect and not subject to material conditions or restrictions, other than generally applicable conditions or restrictions arising under Applicable Law; and

(b)	No Target Group Company has, since the Relevant Date, received written notice that it is in default under any Authorisation which default would result in its revocation or suspension and no Target Group Company has received notice of withdrawal or suspension of any such Authorisation.

2.10	Compliance with laws

(a)	No Target Group Company has, since the Relevant Date, received written notice from any Governmental Authority that it or its Distributors are in violation of, or in default with respect to any, Applicable Law of the relevant Target Group Company’s jurisdiction of incorporation or jurisdiction in which it conducts any part of its business through a branch or the provision of services from outside of the jurisdiction.

(b)	Each Target Group Company conducts and since the Relevant Date has at all times conducted its business and operations in material compliance with all Applicable Law and good industry practice.

(c)	Collectively, folders 3.8.7, 6.9, 6.10, 10.1.20 and 10.1.24 in the Data Room contain all material correspondence with Governmental Authorities from the Relevant Date relating to the Target Group and its business and copies of all current insurance regulatory authorisations, licences, permissions, registrations, certificates, approvals or consents required by a Target Group Company for the purposes of the sale, issue or administration of the Insurance Contracts by the relevant Target Group Company or its Distributors.

(d)	Each Target Group Company is and has since the Relevant Date been in compliance with applicable anti money laundering laws, anti-bribery laws and foreign sanction rules and regulations of the jurisdictions in which it operates or to which it is subject, and has instituted and maintained policies and procedures designed to ensure continued compliance by it with such laws, rules and regulations.

2.11	Regulatory Authorities

(a)	Each Target Group Company has filed all material reports, data and other information, applications and notices required by Applicable Law to be filed with or otherwise provided to a Governmental Authority (other than a Taxation Authority) since the Relevant Date and no deficiencies material to the operations, financial condition, assets, properties or business prospects of any Target Group Company have been asserted by a Governmental Authority (other than a Taxation Authority) to such Target Group Company with respect to any such reports, data and other information, applications and notices filed with them.

(b)	No Target Group Company nor any of their respective directors or employees has been investigated by a Governmental Authority (other than a Taxation Authority, and in the case of any employee, in connection with any act or omission in the course of his employment with a Target Group Company), resulting in a Governmental Authority (other than a Taxation Authority) imposing any fines, penalty, remedial action or any other Enforcement Action in the last five (5) years exceeding GBP 10,000.

(c)	No Target Group Company has in the last five (5) years been investigated by any Governmental Authority (other than a Taxation Authority) in connection with any alleged or actual mis-selling of Insurance Contracts (irrespective of whether such mis-selling was carried out or alleged to have been carried out by a Target Group Company or a Distributor) and so far as any Seller is aware, the Target Group has no current exposure to actual liabilities relating to the mis-selling of the Insurance Contracts in any of the jurisdictions in which it operates.

(d)	So far as the Sellers are aware, since the Relevant Date, no Target Group Company has been investigated by the FCA in connection with the matters identified in the FCA’s market study into the sale of general insurance add-ons (related to travel, gadget, guaranteed asset protection, home emergency and personal accident insurance) which were the subject of a discussion paper published by the FCA on 24 July 2014.

2.12	Distribution Agreements

(a)	Folder 5.2.1.8 of the Data Room contains true, accurate and complete copies of the main relationship agreement, together with any framework agreement, any service level agreement and any individual country agreement entered into in connection therewith, related to (i) each current Key Client and (ii) other than in regard to Sunshine Contracts, all past Key Client Agreements entered into within the ten (10) years prior to the Offer Date. The agreements in folder 5.2.1.8 of the Data Room represent all material provisions of the current agreements with each Key Client.

(b)	So far as any Seller is aware, there are no facts or circumstances which would be reasonably likely to (i) give rise to a material claim by a Distributor against a Target Group Company under any Distribution Agreement with respect to the performance of the Target Group’s obligations thereunder or pursuant to an indemnity thereunder in favour of such Distributor or (ii) materially limit any Target Group Company’s ability to recover from such Distributor under the terms of the Distribution Agreement for loss caused to the Target Group company as a result of the acts or omissions of such Distributor pursuant to the Distribution Agreement or to recover under any indemnity in favour of such Target Group company under such Distribution Agreement, in each case, in relation to the sale, marketing or administration of Insurance Contracts.

(c)	No Seller or Target Group Company has agreed or consented to any assignment of rights or obligations of the Relevant Distributor under its agreement with Financial Assurance Company Limited and Financial Insurance Company Limited dated 22 January 2010 to New Day or any other third party.

(d)	Document 10.1.23.1 of the Data Room includes the names of all Distributors who sold Insurance Contracts in the United Kingdom prior to 1 January 2005 that remained in force as at 1 January 2005.

2.13	No Conflicts; Applicable Law

The execution, delivery and performance by the Sellers of the Transaction Documents to which they are parties will not constitute a breach by any Seller of (a) any Applicable Law in any relevant jurisdiction which is material in the context of the Transaction or (b) any Material Contract to which such Seller or any Target Group Company is a party or by which it is bound or submits and which is material in the context of the Transaction provided that for purposes of this paragraph 2.13(b), the reference to “Distribution Agreements” in the definition of “Material Contracts” shall be deemed to be a reference solely to the “Key Client Agreements.”

2.14	Properties

(a)	True and accurate details of all premises owned or occupied by any member of the Target Group are set out in folders 5.2.3 and 10.5.5 of the Data Room (the “Properties”, and each a “Property”).

(b)	Other than in relation to certain Properties shared with affiliates of the Sellers’ Guarantor identified in Schedule 15, in relation to each Property, the relevant Target Group Company is the legal and beneficial owner of or has the legal right to occupy the whole Property.

(c)	Other than in relation to certain Properties shared with affiliates of the Sellers’ Guarantor identified in Schedule 15, in relation to each Property, the relevant Company is in possession of the whole of each Property and no person is in, or otherwise entitled to, occupation or use.

(d)	Where any Property is leased by a Target Group Company:

(i)	the requisite details are set out in folders 5.2.3 and 10.5.5 of the Data Room; and

(ii)	so far as the Sellers are aware, no written claim has been received or sent by any Target Group Company alleging a breach or non-observance of any covenant, condition or agreement contained in the lease under which the relevant Target Group Company holds its interest in the Property, on the part of the relevant landlord or any Target Group Company.

2.15	Data Protection

(a)	No written notice from any applicable Regulatory Authority alleging non-compliance with any applicable Data Protection Laws (including any enforcement notice, deregistration notice, transfer prohibition notice or equivalent notice) has been received by any Target Group Company from any competent data protection authority in the previous twenty-four (24) months.

(b)	The Target Group has complied in the last twenty-four (24) months in all material respects with applicable requirements (including registration or notification requirements) of applicable Data Protection Laws.

(c)	So far as the Sellers are aware, following Completion, the Purchaser and the Target Group Companies will be entitled to process the personal data (as defined in the Data Protection Laws) comprised in the business records of the Target Group Companies created prior to Completion that are in the control or possession of the Target Group Companies or a member of the Purchaser’s Group after Completion in the manner in which that personal data was processed by the Target Group Companies in the course of the business in the twelve (12) months immediately before Completion, in compliance with the Data Protection Laws, provided that the Purchaser and the Target Group Companies continue to take such steps, or procure that the Target Group Companies take such steps, in relation to the business to ensure compliance with the Data Protection Laws as were taken by the Target Group Companies in the twelve (12) months immediately before Completion and, in particular, maintain an appropriate notification with the office of the Information Commissioner under the Data Protection Act 1998 and complies with any equivalent data protection registration or notification requirements in the other jurisdictions in which the business is carried out.

2.16	Intellectual property

(a)	Except with respect to the Owned IP set forth in Schedule 11, none of the Target Group Companies are the registered or beneficial owners of any registered Intellectual Property Rights and none of the Target Group Companies have applied for the registration of any Intellectual Property Rights.

(b)	The Owned IP is exclusively legally and beneficially owned by a Target Group Company; and so far as the Sellers are aware, is valid and subsisting. The Owned IP is not subject to any Encumbrance, except for (i) exclusive licences of Intellectual Property Rights granted by any Target Group Company or (ii) any non-exclusive licences in the ordinary course of business.

(c)	So far as the Seller is aware, the Target Group Companies possess the applicable licenses to use all of the Business IP (excluding the Owned IP) in the manner in which it is currently used by the Target Group Companies.

(d)	In respect of all material licences of Intellectual Property Rights granted to or by any Target Group Company (i) so far as the Seller is aware no Target Group Company is in material default under any such licences to which it is a party; and (ii) no Target Group Company has received written notice in the twenty-four (24) months before the Offer Date that it is in material default, nor has any termination been threatened.

(e)	No material licence of Intellectual Property Rights granted to any Target Group Company shall automatically terminate or become validly terminable by the other party, or provide for any other material adverse consequence for any Target Group Company, as a result of a change of control of any Target Group Company.

(f)	So far as the Seller is aware, the business carried on by the Company at the Offer Date does not infringe any third party rights in intellectual property. No Target Group Company has in the twenty-four (24) months before the Offer Date received a written notice alleging that the operations or products of any Target Group Company infringe the Intellectual Property Rights of a third party where such infringement has or might reasonably be expected to be material to the business of any Target Group Company.

(g)	In the twenty-four (24) months before the Offer Date, no Target Group Company has sent a written notice alleging that a third party is, or may be, infringing the Owned IP where such infringement has or might reasonably be expected to be material to the business of the Target Group Companies.

2.17	Information technology and cyber-security

(a)	All of the material IT Systems are owned by, or validly licensed, leased or supplied under IT Contracts to a Target Group Company.

(b)	All of the IT Systems material to the business of the Target Group Companies are maintained and supported by a Target Group Company or by a third party under an IT Contract.

(c)

In the twenty-four (24) months before the Offer Date, the IT Systems have not been subject to any systems failure, data loss or theft or other material security breach or failure, which would reasonably be considered material to the Target

Group as constituted immediately before Completion taking into account any reorganization steps required under the term of this Agreement (each a “Cyber Security Incident”).

(d)	The Target Group Companies have, in accordance with industry practice in each relevant jurisdiction, implemented measures that are designed to monitor and test the security of the IT Systems and to prevent the IT Systems from being affected by a Cyber Security Incident.

2.18	Contracts

(a)	Complete and accurate copies of all Material Contracts are included in folders 3.11.1, 3.11.2.12.2, 3.11.3, 3.11.5.3, 5.2, 10.1.4, 10.1.7 and 10.1.9 of the Data Room provided that for the purposes of this paragraph 2.18(a), the reference to “Distribution Agreements” in the definition of “Material Contracts” shall be deemed to be a reference solely to the “Key Client Agreements.”

(b)	All Material Contracts are in full force and effect and there are no material outstanding breaches by any Target Group Company or, so far as the Sellers are aware, its counterparty of the terms of any of the Material Contracts. No party has served or, so far as the Sellers are aware, indicated in writing its intention to serve any termination notice under any Material Contract.

(c)	No Target Group Company has, since the Relevant Date, received written notice that it is in default under any agreement, mortgage, charge, lien or pledge which is material to the relevant Target Group Company’s financial position.

(d)	Other than the Material Contracts, there are no subsisting contracts to which any Target Group Company is a party and in which any member of the Sellers’ Group has a material interest, other than on normal commercial terms in the ordinary course of business.

(e)	The Key Client Agreements accounted for greater than 80% of the total gross written premium of the Target Group for the twelve (12) month period ended 31 December 2014.

2.19	Related Party Services

Other than the (a) Transaction Documents, (b) contracts or agreements identified in Section 2.19 of Part A of Schedule 1 of the Disclosure Letter, (c) contracts or agreements that will terminate at or prior to Completion or (d) contracts or agreements that are not material to the continued operation of the business of the Target Group Companies taken as a whole, no contract or arrangement exists between, on the one hand, any Target Group Company and, on the other, any Seller or any other member of the Sellers’ Group (or any person connected with any of them).

2.20	Litigation

(a)	Except (i) as claimant in the collection of debts or as defendant, (ii) as a party to legal proceedings by virtue of subrogation with respect to insurance claims arising in the ordinary course of business, and (iii) claims under Insurance Contracts within applicable policy limits arising in the ordinary course of business (in each case involving an amount not exceeding USD 250,000), no Target Group Company is a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceeding which is in progress, nor, so far as the Sellers are aware, are any such proceedings threatened against any Target Group Company nor does any Target Group Company intend to instigate any such proceedings.

(b)	So far as the Sellers are aware, there are no unfulfilled or unsatisfied judgments against a Target Group Company.

2.21	Own Insurance

(a)	Folder 7.4 of the Data Room contains details of all coverages under insurance policies effected in whole or in part for the benefit of a Target Group Company (as policyholder) and which are material to its business as presently conducted (the “Target Group Policies”).

(b)	Each of the Target Group Policies is valid and enforceable and is not void or voidable.

(c)	Since the Relevant Date no material claims have been made by or for the benefit of any Target Group Company under any Target Group Policy.

2.22	Solvency

(a)	No administrator, receiver or administrative receiver (or its equivalent in any jurisdiction) has been appointed in respect of the whole or any part of the assets or undertaking of any Target Group Company.

(b)	No order has been made and no resolution has been passed for the winding-up of any Target Group Company and, so far as the Sellers are aware, no petition has been presented for that purpose.

(c)	No Target Group Company is unable to pay its debts as they fall due or has stopped paying its debts as they fall due.

(d)	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of any Target Group Company.

2.23	Employees

(a)	The Employees listed in the HR Data Room are the only directors and officers of, and persons employed by any Target Group Company.

(b)	Complete, accurate and, as of the Offer Date, current copies have been disclosed of:

(i)	the standard terms and conditions of employment and all policies relating to the provision of material benefits applicable to each Employee including without limitation private medical expense benefits, permanent health insurance or other income replacement scheme, car, long term sick benefits and life assurance;

(ii)	all written policies whether contractual or discretionary relating to redundancy, severance or the termination of employment of the Employees;

(iii)	all retention arrangements and change of control provisions to which any Employee is a party;

(iv)	each agreement under which an individual is supplied to perform services for a Target Group Company but who is not considered by the Target Group Company to be an employee;

(v)	each bonus, commission, profit sharing, share option, share incentive or other incentive schemes in which Employees are eligible to participate, maximum and target bonus opportunities, details of amounts accrued to date as at the Offer Date thereunder and details of all Seller Equity Compensation Awards which remain outstanding (including the number of shares under award and vesting dates); and

(vi)	each agreement or arrangement between a Target Group Company and any trade union, works council, staff association or other body representing any of the Employees.

(c)	No Employee with an annual salary of GBP 75,000 (or the equivalent in any other currency) or more was, on the Offer Date, under notice of termination and, as of the Offer Date, there were no proposals to terminate the employment of any Employee with an annual salary of GBP 75,000 (or the equivalent in any other currency) or more.

(d)	None of the current directors or managing directors of any Target Group Company has given or been given notice to terminate his employment.

(e)	No material dispute has arisen since the Relevant Date between any Target Group Company and a material number or category of its Employees or with any trade union or other body representing any of the Employees.

(f)	No offer of employment has been made by any Target Group Company for a role with an annual salary of GBP 75,000 (or the equivalent in any other currency) or more that has not yet been accepted, or which has been accepted but where the employment has not yet started.

(g)	There is no amount payable to any Employee or to any former employee of any Target Group Company in respect of the period prior to the Offer Date (including under any Target Group Plan, Seller Group Plan or Seller Bonus Plan) other than the reimbursement of expenses in the ordinary course, normal salary or remuneration and benefits for the part month as at the Offer Date and accrued holidays, as applicable.

(h)	No Target Group Company has any outstanding liability for any material breach of contractual, statutory or regulatory obligations to current or former directors, employees, workers or consultants.

2.24	Pensions

(a)	The pension and early retirement arrangements disclosed in the HR Data Room are the only arrangements under which the Target Group may or could become liable to make payments for providing retirement, death, disability, long service, termination of service or life assurance benefits to employees of the Target Group, except for mandatory arrangements to which the Target Group contributes as a requirement of Applicable Law.

(b)	The pension and early retirement arrangements as disclosed in the HR Data Room have at all times been materially operated in accordance with the requirements of Applicable Law in relation to such arrangements and the Target Group has materially observed and performed all of its obligations under the regulations of these pension and early retirement arrangements.

(c)	A complete set of all material explanatory literature relating to each of the pension and early retirement arrangements is disclosed in the HR Data Room.

(d)	In relation to any current or former employee or director there are no complaints, disputes or applications pending or in progress (or, as far as the Sellers are aware, threatened, or any circumstances likely to lead to such complaints, disputes or applications) in relation to any retirement, death, disability, long service, termination of service or life assurance benefits.

(e)	In relation to all Employees, since the Relevant Date, no Target Group Company has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and/or the Transfer of Undertakings (Protection of Employment) Regulations 2006 and no event has occurred which may involve such persons in the future being a party to such transfer.

2.25	Liabilities

(a)	No Target Group Company;

(i)	has any outstanding borrowings or has agreed to create or incur any borrowings or indebtedness in the nature of borrowings;

(ii)	is a party or is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligations;

(iii)	has issued any promissory notes or similar instruments; or

(iv)	is liable to repay any grant or other similar subsidy made to it by any Governmental Authority of the Republic of Ireland or the United Kingdom.

3.	INSURANCE BUSINESS

3.1	Insurance Policies

(a)	In the five (5) years prior to the Offer Date the Insurance Companies have implemented and followed reasonable and appropriate policies and procedures to ensure that all insurance products marketed, serviced, administered, sold or issued by or on behalf of the Insurance Companies including the Insurance Contracts have been marketed, serviced, administered, sold and issued in compliance with Applicable Law and good industry practice.

(b)	Folder 5.2.1.9 of the Data Room contains the standard terms and conditions of each type of Insurance Contract distributed by Key Clients issued as of the Offer Date by any Target Group Company.

(c)	Since the Relevant Date, there has been no failure to administer any Insurance Contracts in accordance with their terms which, taken individually or collectively, has resulted, or so far as any Seller is aware, will result in a material adverse effect on either Financial Insurance Company Limited or Financial Assurance Company Limited.

(d)	The policyholder records of each Target Group Company required to operate the business are within its possession or control to the extent required by Applicable Law.

(e)

The claims data disclosed in folders 4.4, 4.5 and 7.3 of the Data Room and the complaints data disclosed in folders 6.8 and 10.1.8 is true, complete and accurate in all material respects as at the Offer Date. No Target Group Company is party to any litigation proceeding in relation to the marketing or sales of the Insurance Contracts and the Sellers are not aware of any complaint or claim by any person which, individually or in combination with any other claim or litigation proceeding in relation to the same or similar activities by a Target Group Company or a particular Distributor in a particular jurisdiction regarding the marketing or sales of the Insurance Contracts would be reasonably likely to result in a liability for such Target Group Company exceeding EUR 200,000 (whether such claim or complaint is made against a Target Group Company or a Distributor or their respective agents). Each Target Group Company has in the last five (5) years complied in all material respects with Applicable Law with respect to handling claims under the Insurance Contracts and complaints and recording such claims and complaints. No Target Group Company has received written notice from any Governmental Authority in the last five (5) years of any investigation into its claims or complaints handling procedures or those of its Distributors.

(f)	In the five (5) years prior to the Offer Date, each Target Group Company that is regulated by the PRA and FCA has managed its relationship with its Distributors in respect of the marketing and sale of Insurance Contracts by each such Distributor pursuant to the relevant Distribution Agreement in accordance with Applicable Law.

(g)	There have not been and there are no material ongoing disputes with any Distributor with respect to the allocation of liability between a Target Group Company and such Distributor relation to the sale or marketing by such Distributor of any Insurance Contracts.

(h)	The information relating to the Target Group’s current and historic sales volume in folder 10.1.8.3 of the Data Room is true, accurate and complete.

(i)	No Insurance Contracts contemplated under the Particular Conditions Agreement dated 1 October 2002 have been sold in breach of the provisions of the Portuguese Consumer Credit Regime.

3.2	Reserves

(a)	Documents 1.1 and 10.5.6.7 of the Data Room contain all actuarial reports relating to Reserves prepared by external actuaries commissioned by the Insurance Companies, independent or otherwise, with respect to the Insurance Companies since the Accounts Date.

(b)	The Reserves set out in the Insurance Companies Accounts were calculated in all material respects (i) in accordance with generally accepted actuarial standards applied in the UK and in accordance with all Applicable Laws and the Reserving Methodology and such Reserving Methodology has been applied consistently in calculating the Reserves during each of the preceding three (3) fiscal years save as described in folder 4.2.18 of the Data Room and (ii) to take into account the liabilities of the relevant Insurance Company under all Insurance Contracts issued by the relevant Insurance Company and in force as at the Accounts Date (calculated using a contract by contract approach save where a sampling approach is permitted under the Reserving Methodology).

3.3	Reinsurance

(a)	Folder 5.2.5.9 of the Data Room contains all outwards reinsurance agreements entered into by a Target Group Company that are in force and exist for the benefit of the Insurance Companies at the Offer Date (the “Reinsurance Contracts”).

(b)	So far as the Sellers are aware, the Reinsurance Contracts are legal, valid, binding and enforceable in accordance with their terms. No Target Group Company is in dispute with the counterparty to any Reinsurance Contract.

3.4	Capital

(a)	Each of the Insurance Companies maintains the applicable minimum regulatory capital as required under any Applicable Law and/or agreed with a Regulatory Authority.

(b)	None of the Insurance Companies has received any written notice from a Regulatory Authority requiring an increase in its capital level.

3.5	Applicable Distributor

(a)	No Target Group Company has underwritten or agreed to underwrite Insurance Contracts distributed by the Applicable Distributor other than Insurance Contracts covering (i) risqué statuaires with the Applicable Persons and (ii) santé and prévoyance, and applying general terms which are disclosed in folder 5.2.1.9.20 of the Data Room.

(b)	The claims data set out in document 10.5.1.2 in the Data Room reflects the most recently available information received by the Target Group from the Applicable Distributor.

(c)	The Target Group has made changes to the underwriting of the Applicable Business for the 2016 underwriting year as set forth in document 24 of Schedule 5 of the Disclosure Letter.

(d)	The Target Group has the right to terminate the Applicable Contracts and all agreements relating to the Applicable Business without cause on or before 31 December 2016 in accordance with their terms and without penalty.

(e)	As far as the Sellers are aware, all “actes d’engagement” agreed between the Applicable Persons and the Applicable Distributor are consistent with the general terms of the Insurance Contracts.

4.	TAX

4.1	Taxation liabilities

The Target Group has no outstanding liabilities in respect of Tax that have not been duly paid (to the extent such Tax has fallen due for payment) which in aggregate exceed an amount equal to GBP 250,000 (of which no single liability in respect of Tax exceeds GBP 25,000).

4.2	Taxation returns

(a)	All notices, computations and returns which ought to have been submitted to a Taxation Authority by the Target Group have been properly and duly so submitted and all information, notices, computations and returns submitted to a Taxation Authority are true, accurate and complete in all respects and are not the subject of any dispute with a Taxation Authority and not yet to be determined by or is subject to agreement with a Taxation Authority.

(b)	All records which the Target Group is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the relevant Target Group Company.

(c)	The Target Group has not asked for any extensions of time for the filing of any currently outstanding tax returns or other documents relating to Taxation.

(d)	All returns submitted to a Taxation Authority by a Target Group Company categorising insurance business for Tax purposes, including BLAGAB and non-BLAGAB categorisation, are in accordance with Applicable Law and relevant accounting principles.

4.3	Penalties and interest

No Target Group Company has since the Relevant Date paid or become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

4.4	Concessions and arrangements

The amount of Taxation chargeable on the Target Group within the past twelve (12) months has not been affected to any material extent by any special concession, agreement or other formal or informal arrangement with any Taxation Authority (not being a concession, agreement or arrangement available to companies generally).

4.5	Investigations

No Target Group Company has since the Relevant Date been subject to or is currently subject to any investigation or audit by any Taxation Authority.

4.6	Tax grouping

No Target Group Company has, nor at any time since the Relevant Date has had, its Tax affairs dealt with on a consolidated basis or formed a fiscal unity.

4.7	General

(a)	Each Target Group Company is and has at all times been resident in its country of incorporation for all Tax purposes and is not and has not at any time been treated:

(i)	as resident in any other jurisdiction for any Tax purpose (including any double Taxation arrangement); or

(ii)	as carrying on a business in any other jurisdiction through a permanent establishment; or

(iii)	other than those jurisdictions covered by (i) and (ii) above, as having any presence for Tax purposes in any jurisdiction which requires it to make any payment of any amount exceeding GBP 100,000 of Tax in that jurisdiction.

(b)	Each Target Group Company has deducted or withheld all Tax which it has been required by law to deduct or withhold from amounts paid by it, and has properly accounted to the relevant Taxation Authority for all amounts of Tax so deducted or withheld.

(c)	Each Target Group Company has properly operated all applicable systems of payroll tax deduction and has complied with each reporting obligation in connection with the benefits provided (whether by the Target Group Company or by any other person) for the Target Group Company’s directors, other officers and employees and former directors, other officers and employees.

(d)	No Target Group Company is and none expects to be involved in a dispute in relation to Tax. No Taxation Authority has investigated or indicated in writing that it intends to investigate a Target Group Company’s Tax affairs.

(e)	So far as the Sellers are aware, each Target Group Company has sufficient records to determine the Tax consequences which would arise on a disposal or on the realisation of each asset owned by it at the Accounting Date, or acquired since the Accounts Date but before the Offer Date.

(f)	Each Target Group Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made and submitted for the purposes of the Accounts.

(g)	No Target Group Company has any obligation to make any payment or to refund any amount to a company other than another Target Group Company pursuant to any intra-group tax arrangements, including without limitation in respect of any amounts paid for the surrender of any group relief under Part 5 CTA 2010 or tax refund under section 963 CTA 2010.

4.8	Arm’s length dealings

(a)

So far as the Sellers are aware, no Target Group Company is and none has been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arm’s length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm’s length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Target Group Company but not actually income or gains of the Target Group Company.

(b)	So far as the Sellers are aware, each Target Group Company has obtained on a timely basis, and has retained, all documents and other evidence required by Taxation laws relating to transfer pricing.

4.9	Chargeable gains

Neither the execution nor the performance of, nor any action taken in pursuance of this Agreement, nor the satisfaction or any condition to which this Agreement is subject will result in a Taxation liability for any Target Group Company.

4.10	Value added tax

(a)	Each Target Group Company:

(i)	is registered for the purposes of the VATA;

(ii)	has made, given, obtained and kept up to date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

(iii)	has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

(iv)	has not been required by a Taxation Authority to give security under the VATA.

4.11	Secondary liability

So far as the Sellers are aware, no Target Group Company is liable for any Tax which is the primary liability of a person other than such Target Group Company, or which is charged by reference to the income or gains of another person.

4.12	Insurance Premium Tax

Each Target Group Company has paid in full all liabilities to Insurance Premium Tax.

SCHEDULE 5

LIMITATIONS ON LIABILITY

1.	NOTICE

If the Purchaser, any member of the Purchaser’s Group or the Target Group becomes aware of a matter or circumstance which may give rise to a Warranty Claim (other than a Tax Claim), a Clause 10.7 Covenant Claim or a claim under clause 10.8, the Purchaser shall give notice to the Sellers (a “Notice of Claim”) specifying so far as is practicable in the time available that matter or circumstance in reasonable detail (including, without limitation, where practicable in the time available the Purchaser’s good faith estimate, on a without prejudice basis, of the amount of such claim (“Best Estimate”)) as soon as reasonably practicable (and in any event within forty five (45) days) after it becomes aware of that matter or circumstance. The Sellers shall not be liable for any losses in respect of a Warranty Claim (other than a Tax Claim) to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph.

2.	EXCLUSIONS

The Sellers shall not be liable in respect of a Warranty Claim (other than a Tax Covenant Claim or Fundamental Warranty Claim) to the extent the matter or circumstances giving rise to that claim:

(a)	is Fairly Disclosed in the Transaction Documents, the Disclosure Letter, the Data Room or the HR Data Room, provided that with regard to a Fundamental Warranty Claim, the matter or circumstance is specifically disclosed in the Disclosure Letter itself; or

(b)	is (except in the case of a Fundamental Warranty Claim) a matter or circumstance of which the Purchaser otherwise has actual knowledge at the Offer Date.

2.2	The Sellers shall not be liable in respect of a Warranty Claim (other than a Tax Claim or Fundamental Warranty Claim), a Clause 10.7 Covenant Claim, or in respect of paragraph 2.2(b) only, a claim under clause 10.8 to the extent the relevant liability:

(a)	has been or is made good or is otherwise compensated for without cost to the Purchaser or the Target Group; or

(b)	is the subject of a provision or reserve in the Final Balance Sheet, or the relevant liability was specifically taken into account in the preparation of the Final Balance Sheet; or

(c)	arises as a result of a change in legislation or a change in the interpretation of legislation on the basis of case law made after the Offer Date, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(d)	arises as a result of any change after Completion of the date to which the Target Group makes up its accounts or in the bases, methods, principles or policies of accounting of the Target Group; or

(e)	arises as a result of any act or omission of the Target Group on or before Completion carried out at the written request of the Purchaser or any act or omission of the Purchaser, any member of the Purchaser’s Group or the Target Group after Completion; or

(f)	arises as a result of a cessation, or any change in the nature or conduct, of any trade carried on by the Target Group at Completion, being a cessation or change occurring on or after Completion.

For the avoidance of doubt, any liability of the Sellers hereunder and under any other Transaction Document shall be determined without duplication of recovery by reason of the same Claim or the same matter or circumstance giving rise to any number of Claims.

3.	FINANCIAL LIMITS

3.1	The liability of the Sellers under or in respect of any Warranty Claim, a Clause 10.7 Covenant Claim and, where applicable, a Tax Claim shall be limited as follows:

(a)	the Sellers shall not be liable in respect of, and there shall be disregarded for all purposes, any Warranty Claim (other than a Fundamental Warranty Claim) or Clause 10.7 Covenant Claim, unless the amount of the damages or payment (as the case may be) to which the Purchaser would, but for this subparagraph, be entitled as a result of that Warranty Claim or Clause 10.7 Covenant Claim (as the case may be) exceeds EUR 750,000 and for these purposes (x) multiple claims arising from a single cause of action or similar fact or circumstance shall not be considered to be separate Claims, and (y) any Clause 10.7 Covenant Claims arising under a subsection of clause 10.7 shall be aggregated with all other Clause 10.7 Covenant Claims arising under the same subsection of clause 10.7, but not with any Clause 10.7 Covenant Claim arising under any other subsection of clause 10.7;

(b)	the Sellers shall not be liable in respect of any Warranty Claim (other than a Fundamental Warranty Claim) or Clause 10.7 Covenant Claim except to the extent that the amount of damages resulting from any and all Warranty Claims and Clause 10.7 Covenant Claims (other than claims disregarded as contemplated by subparagraph (a) above) exceed in aggregate an amount equal to EUR 9,000,000 (the “Threshold”) and in the event the aggregate amount exceeds the Threshold, the Sellers shall only be liable for any amount in excess of the Threshold; and

(c)	the maximum aggregate liability of the Sellers in respect of:

(i)	any and all Warranty Claims (other than a Fundamental Warranty Claim or Tax Warranty Claim) and Clause 10.7 Covenant Claims, in the aggregate, shall not exceed an amount equal to 27.5% of the Consideration; and

(ii)	any and all Tax Claims shall not exceed an amount equal to 27.5% of the Consideration.

For the avoidance of doubt, the liability of the Sellers under any other provision of this Agreement shall not be subject to any financial limits.

4.	TIME LIMITS

4.1	The liability of the Sellers (i) in respect of all Warranty Claims (except Tax Warranty Claims and any Claims under the Warranties in paragraphs 2.10(a) or (b), 2.11(c), 2.12(a), (b) or (c) and 3.1(a), (c), (e), (f), (g) (h) or (i) of Schedule 4) which arise out of or directly relate to the mis-selling of Insurance Contracts (including, for the avoidance of doubt, any related complaints handling or Enforcement Action in connection therewith) and (ii) in respect of any Spanish Passporting Claim or Data Protection Claim shall terminate on the eighteen (18) month anniversary of Completion, except in respect of any Warranty Claim of which notice is given to the Sellers in compliance with paragraph 1 of this Schedule 5 before the eighteen (18) month anniversary of Completion as set out above.

4.2	The liability of the Sellers (i) in respect of Claims under the Warranties in paragraphs 2.10(a) or (b), 2.11(c), 2.12(a), (b) or (c) and 3.1(a), (c), (e), (f), (g), (h) or (i) of Schedule 4 which arise out of or directly relate to the mis-selling of Insurance Contracts and (ii) in respect of any PPI Distributors Claim or Complaints-Handling Claim shall terminate on the five (5) year anniversary of Completion.

4.3	The liability of the Sellers in respect of any such Warranty Claim or Clause 10.7 Covenant Claim shall in any event terminate if proceedings in respect of it have not been commenced within nine (9) months after the giving of notice of that Warranty Claim or Clause 10.7 Covenant Claim as contemplated by paragraph 1 of this Schedule 5 (or, if such Claim is based on a liability which is contingent only, within nine (9) months after such contingent liability gives rise to an obligation to make a payment). The parties agree that any deficiency in such notice shall not operate to restrict the Purchaser’s ability to recover under the relevant Warranty Claim or Clause 10.7 Covenant Claim.

4.4	The liability of the Sellers in respect of Tax Claims shall terminate on the later of the date falling one (1) month after:

(a)	the second anniversary following the last day of the accounting period in which Completion occurs; and

(b)	the time period implied by the relevant statute of limitations in the jurisdiction to which the Tax Claim relates.

The period in which the Purchaser may bring a Tax Claim pursuant to this paragraph 4.4 is referred to as the “Purchaser Tax Claim Period” for the purposes of this Agreement.

5.	ASSESSMENT OF DAMAGES

Any damages in respect of a Warranty Claim shall be assessed on the basis of the diminution in value of the Sale Shares directly attributable to the matter or circumstance giving rise to that Warranty Claim and not on any other basis. In particular, but without limitation, there shall be taken into account the amount by which any Taxation, for which the Purchaser or the Target Group is now or in the future accountable or liable to be assessed, is reduced or extinguished as a result of the matter or circumstance giving rise to the relevant Warranty Claim, such Taxation to be calculated on the basis of rates of Taxation prevailing at the time of the Warranty Claim.

6.	PAYMENT OF DAMAGES

Any payment made by the Sellers in respect of a Warranty Claim shall, to the maximum extent possible, be deemed to be a reduction in the Consideration.

7.	THIRD PARTY CLAIMS

7.1	If a Warranty Claim (other than a Tax Warranty Claim), a claim under clause 10.5, a Clause 10.7 Covenant Claim or a claim under clause 10.8 arises as a result of, or in connection with, a liability or alleged liability of the Target Group or Purchaser’s Group to a third party (a “Third Party Claim”), then the Sellers may (subject to Applicable Law), at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)	the Purchaser shall use its reasonable endeavours to procure that the Target Group make available to the Sellers (at the cost of the Sellers) such persons and all such information as the Sellers may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(b)	the Purchaser shall use its reasonable endeavours to procure that the Target Group take such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Sellers may reasonably request (subject to the Sellers bearing the costs thereof) and will not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Sellers (such approval not be reasonably withheld or delayed);

(c)	the Sellers shall keep the Purchaser promptly informed of the progress of the Third Party Claim and promptly provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably); and

(d)	the Sellers shall consult with the Purchaser and take account of the reasonable requests of the Purchaser including with respect to any reputational concerns of the Purchaser in relation to the conduct of such Third Party Claim, provided that the Sellers shall not take any action under this paragraph 7.1 in respect of a Third Party Claim relating to a claim under clause 10.8 that will, in the Purchaser’s reasonable opinion, delay or materially adversely affect the finalisation and execution of the Relevant Distributor Agreement.

7.2	If a Warranty Claim (other than a Tax Warranty Claim), a claim under clause 10.5, a Clause 10.7 Covenant Claim or a claim under clause 10.8 arises as a result of, or in connection with, a Third Party Claim, the Purchaser shall, until the earlier of such time as the Sellers shall give any notice as contemplated by subparagraph 7.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)	procure that the Target Group consult with the Sellers, and take account of the reasonable requirements of the Sellers, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)	keep, or procure that the Target Group keep, the Sellers promptly informed of the progress of the Third Party Claim and provide, or procure that the Target Group provides, the Sellers with copies of all relevant documents and such other information in the Purchaser’s or the Target Group’s possession as may be requested by the Sellers (acting reasonably); and

(c)	procure that the Target Group shall not cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

7.3	Nothing in this paragraph 7 shall require the provision by any person of any information to the extent such provision would contravene any Applicable Law or would breach any duty of confidentiality owed to any third party. If any information is provided by any person (the “Provider”) to any other person (the “Recipient”) pursuant to this paragraph 7:

(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and clause 14 of this Agreement shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)	if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is one of the Sellers or the Purchaser, the Recipient shall or, if the Recipient is one of the Target Group, the Purchaser shall procure that the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

8.	RECOVERY FROM THIRD PARTIES

8.1	If the Purchaser, any Target Group Company or any member of the Purchaser’s Group is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Warranty Claim (other than a Tax Claim) or a Clause 10.7 Covenant Claim, then the Purchaser shall where practicable procure that all necessary steps are taken to enforce such recovery or seek such reimbursement from the relevant third party before pursuing a Warranty Claim (other than a Tax Claim) or a Clause 10.7 Covenant Claim against any of the Sellers, provided that this shall not prevent the Purchaser from serving notice of such Warranty Claim or Clause 10.7 Covenant Claim pursuant to paragraph 1 of this Schedule 5 or taking steps necessary to ensure that its rights against the Sellers are not limited pursuant to paragraph 4.1 or 4.2 of this Schedule 5.

8.2	If:

(a)	the Sellers make a payment in respect of a Warranty Claim (other than a Tax Claim), a Clause 10.7 Covenant Claim or a claim under clauses 10.8 or 10.9 (the “Damages Payment”);

(b)	at any time after the making of such payment the Target Group or the Purchaser receives any sum which would not have been received but for the matter or circumstance giving rise to that Warranty Claim, a Clause 10.7 Covenant Claim or a claim under clauses 10.8 or 10.9 (the “Third Party Sum”);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)	the aggregate of the Third Party Sum and the Damages Payment less all unreimbursed costs incurred by the Target Group or the Purchaser in recovering such Damages Claim and Third Party Sum exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim, Clause 10.7 Covenant Claim or claim under clauses 10.8 or 10.9 in question (such excess being the “Excess Recovery”), the Purchaser shall, promptly following receipt of the Third Party Sum by it or the Target Group, repay to the Sellers an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment.

9.	INSURANCE

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any Warranty Claim, or a Clause 10.7 Covenant Claim, if in respect of any matter which would otherwise give rise to a Warranty Claim, or a Clause 10.7 Covenant Claim, in each case, other than a Tax Claim, the Target Group is entitled to claim under any policy of insurance (or would have been so entitled had they maintained in force their insurance cover current at Completion), the Purchaser must pursue a claim under the relevant policy of insurance before it pursues a claim under this Agreement and the amount of insurance monies to which the Target Group is or would have been entitled shall reduce pro tanto or extinguish that Warranty Claim.

10.	CONTINGENT LIABILITIES

If any Warranty Claim other than a Tax Claim is based upon a liability which is contingent only, the Sellers shall have no obligation to make a payment in respect thereof unless (and until) such contingent liability gives rise to an obligation to make a payment.

11.	WAIVER OF SET OFF RIGHTS

Each party waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this Agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Warranty Claim.

12.	REMEDY OF BREACHES

If the matter or circumstance giving rise to a Warranty Claim (other than a Tax Claim) is capable of remedy, the Sellers shall have no liability in respect of that Warranty Claim unless the relevant matter or circumstance (if capable of remedy) is not remedied within thirty (30) days after the date on which the Sellers are given notice as contemplated by paragraph 1 of this Schedule 5 in relation to that matter or circumstance. The Purchaser shall procure that the Sellers are given the opportunity in that thirty (30) day period to remedy the relevant matter or circumstance at the Sellers’ own cost and shall provide, and shall procure that the Target Group shall provide, all reasonable assistance to the Sellers to remedy the relevant matter or circumstance.

13.	CLAUSE 10.7 COVENANT CLAIMS AND CLAIMS UNDER CLAUSE 10.8

13.1	Notwithstanding anything to the contrary contained in this Agreement or provided under any Applicable Law, neither the Purchaser nor any of its affiliates (including the Target Group Companies after Completion) shall be entitled to recovery from any Sellers’ Group Company or the Sellers’ Guarantor in connection with any Clause 10.7 Covenant Claims or a claim under clause 10.8 for any consequential, incidental, indirect, special or punitive damages (including any loss of future revenue, income or profits or any diminution of value) save where such damages represent amounts actually paid to a third party or where such amount comprises the loss of accident and health insurance business written by a Target Group Company in Spain directly relating to the absence or withdrawal of the authorisations referred to in clause 10.7(d).

SCHEDULE 6

PRE-COMPLETION

1.	AFFIRMATIVE PRE-COMPLETION COVENANTS

1.1	The Sellers shall procure that each relevant Target Group Company shall, prior to Completion, deliver all relevant notices required under (i) the Sunshine Contracts; and (ii) the Formula One Sponsorship Agreement dated 14 January 2014 between FIGSL and Williams Grand Prix Engineering Limited, in each case for termination thereof effective as of 31 December 2015.

1.2	The Sellers shall procure that the FIG Shares are transferred to a member of the Target Group which is incorporated and tax resident in England.

1.3	Except as set forth at section 1.3 of Part B of Schedule 1 of the Disclosure Letter, the Sellers shall, and shall procure that the Target Group Companies shall, take such actions and make such payments as may be necessary so that, immediately prior to Completion, the Target Group Companies, on the one hand, and Sellers and their affiliates (other than the Target Group Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all intercompany obligations, regardless of their maturity, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, fees and other amounts due or outstanding thereunder; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to the Purchaser.

1.4	Except as set forth at section 1.4 of Part B of Schedule 1 of the Disclosure Letter, the Sellers shall, and shall procure that the Target Group Companies shall, take such actions as may be necessary (including executing one or more instruments evidencing such termination and one or more releases, in each case, in form and substance reasonably satisfactory to the Purchaser) to terminate and release each Target Group Company from any and all liabilities arising in connection with all contracts, agreements, leases, licenses, commitments and other instruments, arrangements, relationships and understandings between the Target Group Companies, on the one hand, and the Sellers and their affiliates (other than the Target Group Companies), on the other hand.

1.5	The Sellers shall, and shall procure that each relevant Target Group Company shall, prior to Completion, use reasonable (or for purposes of the Sellers’ Condition, best) endeavours to ensure that the transactions set out in Schedule 13 hereto have been completed.

1.6	[Intentionally Omitted.]

1.7	The Sellers shall procure that the members of the Sellers’ Group and the Target Group Companies undertake the Separation Plan in accordance with clause 4.6 and Schedule 17.

1.8

The Sellers and the Purchaser shall respectively use reasonable endeavours to obtain any other consents and approvals (including, for the avoidance of doubt, in respect of any real estate but other than those addressed in Schedule 15) and make any other notifications that may be required in connection with the Transaction, provided that no party hereto shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

1.9	The Sellers shall and shall procure that each Target Group Company shall enforce their rights under the Relevant Distributor Agreement.

1.10	The Sellers shall consult with the Purchaser and consider in good faith any comments by the Purchaser in respect of any measures requiring a change in the regulatory capital held by the Insurance Companies requested by the PRA and/or the GFSC including, without limitation, in connection with Solvency II.

1.11	The Sellers shall promptly notify the Purchaser upon receiving a termination notice from a Key Client terminating any Material Contract.

1.12	The Sellers shall procure that all existing shares issued by Worldcover Direct Limited and Genworth Financial UK Finance Limited are fully paid prior to Completion.

1.13	The Sellers shall procure that the GCSB Share Capital is transferred to a member of the Target Group in accordance with Applicable Law such that Genworth Consulting Services (Beijing) Limited will be a Target Group Company, and not a Company, for purposes of this Agreement.

1.14	The Sellers shall procure that commencing on 1 August 2015 the Target Group Companies take all such actions in the period up to the Completion Date as are necessary or desirable to terminate the Applicable Contracts and all agreements with entities relating to the Applicable Business to the extent legally possible in accordance with their terms and without penalty prior to the Completion Date or as soon as practicable thereafter.

2.	NEGATIVE PRE-COMPLETION COVENANTS

2.1	The Sellers shall procure and shall exercise any control rights they have, subject to Applicable Law, with a view to ensuring that, save:

(a)	where the Purchaser gives its permission to the Sellers (such permission not to be unreasonably withheld or delayed);

(b)	where necessary or desirable to comply with any Applicable Law, Solvency II or the requests of any Regulatory Authority or the Purchaser; or

(c)	where the matter is expressly permitted or contemplated under this Agreement, including, without limitation, pursuant to Schedule 13,

the Target Group shall not do any of the following:

(i)	declare, make or pay any dividend or other distribution to any member of the Sellers’ Group;

(ii)	incur any capital expenditure exceeding USD 500,000 in aggregate;

(iii)	save in respect of any Encumbrance coming into effect as a result of operation of law, create any Encumbrance over the Shares of any Target Group Company or over any material asset of any Target Group Company;

(iv)	issue any shares or debt securities or borrow any money (except routine payments or drawings and other than normal credit in the ordinary course of business);

(v)	enter into, terminate (other than at the expiration of its term) or materially amend a Material Contract or other material transaction or agreement which, had it been entered into prior to the Offer Date would have constituted a Material Contract, other than in the ordinary course of business;

(vi)	voluntarily repay any material loan other than payments of principal and interest when due;

(vii)	make, grant or waive any loan or indebtedness in excess of USD 100,000 (or USD 500,000 in aggregate) other than loans made in the ordinary course of business;

(viii)	give a guarantee, an indemnity or similar undertaking to incur a material financial or other material obligation arising by reference to a third party’s obligation or liability other than in the ordinary course of business provided that no such guarantee, indemnity or undertaking shall be given to a member of the Sellers’ Group in any circumstance;

(ix)	save in respect of any offers of employment outstanding at the Offer Date or where acting in the ordinary course of business, employ, dismiss (except for good cause) or materially change the terms of employment or engagement of any director or Senior Employee of the Target Group;

(x)	acquire shares or securities issued by another company (other than a Target Group Company) other than in the ordinary course of business;

(xi)	underwrite any new lines of business or introduce any new product or underwrite in any new jurisdictions;

(xii)

make or consent to any material changes to the terms and conditions of any Target Group Plan or any retirement plan of the Target Group or the Transferring Seller Group Plan (including in each case ceasing to contribute to or discontinuing any such plan). For the avoidance of any doubt, nothing in this Schedule 6 will prevent the Sellers’ Group or the Target Group from renewing any Target Group Plan prior to Completion in the ordinary course of business provided that (i) the Sellers’ Group shall not extend the scope of cover provided under any Target Group Plan as at the Offer Date as part of any renewal; and (ii) the cost of any new Target Group Plan is not materially higher than the cost of such plan as at the Offer Date;

(xiii)	establish, adopt or participate in any incentive arrangement, benefit plan, share plan or arrangement providing retirement, death, disability, long service, termination of service or life assurance benefits to any Employees other than those arrangements disclosed in the HR Data Room;

(xiv)	amend the memorandum or articles of association of any Target Group Company;

(xv)	materially amend the terms and conditions of the employment of any employees save as may be required under Applicable Law and save that, in the event that any employee leaves employment prior to Completion, to the extent required by Applicable Law or the terms of the Seller Bonus Plans, they may receive a pro-rated bonus in respect of the Seller Bonus Plans;

(xvi)	commence any litigation or arbitration or compromise, settle, release or discharge or waive any claim or any litigation or arbitration proceedings in respect thereof where in any case the sum involved exceeds USD 100,000, other than in connection with the payment of claims under Insurance Contracts within any applicable policy limits or in respect of any proceedings Fairly Disclosed before the Offer Date;

(xvii)	amend any of its accounting or reserving methodologies, policies or principles in any material respect;

(xviii)	amend any of its risk management or governance procedures or policies in any material respect;

(xix)	apply for any new regulatory licences or permissions or amend or terminate any existing regulatory licences or permissions or alter in any material respects the way in which business is currently conducted in any jurisdiction;

(xx)	take any action to approve the issue of, or issue, capital redemption bonds;

(xxi)	renew the Applicable Contracts or any agreements with entities relating to the Applicable Business except where renewal notices were sent prior to 1 August 2015;

(xxii)	authorise the underwriting of any risk on or after 1 January 2017 relating to the Applicable Contracts or the Applicable Business; or

(xxiii)	carry on any business with the Applicable Distributor or any entity listed in Schedule 2 of the Disclosure Letter other than as carried on at the Offer Date as part of the Applicable Business and other than under the new business terms in an Applicable Contract.

SCHEDULE 7

COMPLETION

Part I

PURCHASER’S OBLIGATIONS

At Completion the Purchaser shall:

(a)	make payments to each Seller (or to such account(s) as the Sellers direct under clause 18.1) of amounts equal to each Seller’s respective share of the Initial Consideration as set forth in the Allocation Schedule;

(b)	deliver to the Sellers or the Sellers’ Solicitors a certified copy of the resolution of the board of directors of the Purchaser authorising the execution and performance of this Agreement and each of the other Transaction Documents to which it is or is to be a party;

(c)	deliver to the Sellers or the Sellers’ Solicitors a counterpart of each Transaction Document to which the Purchaser is a party, duly executed by the Purchaser;

(d)	deliver to the Sellers or the Sellers’ Solicitors evidence of satisfaction of the Purchaser’s Condition; and

(e)	deliver to the Sellers or the Sellers’ Solicitors an acknowledgement of receipt of the documents delivered by the Sellers to the Purchaser at Completion.

Part II

SELLERS’ OBLIGATIONS

At Completion, the Sellers shall deliver to the Purchaser or the Purchaser’s Solicitors:

(a)	a certified copy of the resolutions of the board of directors of each of the Sellers authorising the execution and performance by each Seller of this Agreement and each of the other Transaction Documents to which the relevant Seller is or is to be a party and authorising the sale of the Companies;

(b)	a counterpart of all Transaction Documents to which any of the Sellers or any Target Group Company is a party, duly executed by the relevant Sellers and/or Target Group Companies;

(c)	the Flexible Apportionment Agreement, duly executed by each of FIGSL, Genworth Financial Mortgage Services Limited, Genworth Financial UK Pension SPV Limited and CFI Pension Trustees Limited;

(d)	evidence of satisfaction of the Sellers’ Condition;

(e)	duly executed transfers in respect of the Sale Shares to the Purchaser or its nominee(s) and the share certificate(s) for the Sale Shares;

(f)	an irrevocable power of attorney in the agreed form duly executed by Brookfield Life and Annuity Insurance Company Limited (Bermuda) in favour of the Purchaser or its nominee(s) to enable the Purchaser to exercise all voting and other rights attaching to the GFEGH Shares;

(g)	evidence (by way of certificate of the Sellers’ Solicitors or otherwise) that the transactions set out in paragraphs 1, 2 and 5(a) of Schedule 13 have been completed;

(h)	evidence (by way of certificate of the Sellers’ Solicitors or otherwise) of satisfaction of the Sellers’ obligations under Schedule 6; and

(i)	an acknowledgment of receipt of the documents delivered by the Purchaser to the Sellers at Completion.

SCHEDULE 8

LIST OF GUARANTEES

PART I

1.	None.

PART II

1.	Support Letter from Genworth Financial, Inc. to the Guernsey Financial Services Commission regarding Financial Insurance Guernsey PCC Limited, dated 21 March 2005

SCHEDULE 9

LITIGATION SUPPORT

1.	ASSISTANCE

1.1	Following Completion, the Purchaser shall use reasonable endeavours to procure that the Target Group provides the Sellers’ Group with all assistance reasonably requested in connection with the Arbitration, and any related arbitrations, settlement, appeals or other proceedings, whether between the same parties or other parties (the “Proceedings,” and such assistance, the “Assistance”).

1.2	The Assistance shall include, without limitation, the following:

(a)	providing members of the Sellers’ Group and their professional advisers with access to relevant directors and employees of the Target Group;

(b)	making relevant directors and employees of the Target Group reasonably available for the purposes of providing witness statements or other statements required in the conduct of legal proceedings and for the purposes of attending relevant hearings in person, including, without limitation, making the following individuals reasonably available for consultation with Sellers’ counsel and to act as a witness or otherwise participate in any relevant arbitration, litigation or other proceedings in Mexico: Lila Lopez, Alberto Maldonado Cruz and James Rember;

(c)	providing members of the Sellers’ Group and their professional advisers with reasonable access to all relevant information, documents and records in the possession or control of the Target Group including information, documents and records relating to financial and other performance, insurance and reinsurance claims and profit share information; and

(d)	cooperating with Sellers’ Group in connection with, and using reasonable endeavours to, secure the cooperation and participation of the following individuals: Luz Solana and Jesus Nieto.

1.3	The Purchaser shall use reasonable endeavours to procure that the Assistance is performed to a standard that is as high as the standard of the assistance currently being provided by the Target Group to the Sellers’ Group in connection with the Proceedings as at the date of this Agreement.

1.4	The Purchaser shall use reasonable endeavours to procure that the Target Group continues to provide the Assistance until such time as all rights and obligations of the Sellers’ Group under the Proceedings have been terminated or discharged, and all disputes relating thereto definitively determined, compromised, settled or otherwise discontinued.

1.5	Nothing in this Schedule 9 shall require the Target Group or the Purchaser’s Group to take any action in contravention of Applicable Law.

2.	COSTS

The Sellers shall procure that all out-of-pocket costs, expenses and liabilities reasonably incurred in providing the Assistance by any members of the Target Group or of the Purchaser’s Group shall be reimbursed by the Sellers’ Group, subject to the receipt of reasonably satisfactory evidence of their having been incurred and the amounts incurred.

SCHEDULE 10

TAX COVENANT

1.	INTERPRETATION

1.1	In this Schedule the following definitions shall have the following meanings:

“Accounting Period” means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

“Actual Tax Liability” means a liability of a Target Group Company to make or suffer an actual payment of Tax;

“Accounts Relief” means a Relief to the extent: (i) it was taken into account in computing (and so reducing or eliminating) any provision, reserve or accrual in respect of deferred Tax in the Final Balance Sheet; or (ii) it was included as an asset in the Final Balance Sheet;

“Deemed Tax Liability” means (a) the use or set off of any Purchaser’s Relief in circumstances where, but for such use or set off, a Target Group Company would have had an Actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Sellers under this Schedule (the amount of the Tax Liability for these purposes being deemed to be equal to the amount of the Actual Tax Liability that is saved by the use or set off of the Purchaser’s Relief); provided that for the purposes of this Schedule it shall be assumed that Reliefs other than any Purchaser’s Relief are, to the extent allowed by Applicable Law, used or set off in priority to any Purchaser’s Relief, and if it cannot be determined whether a Purchaser’s Relief or another Relief is so used or set off, it shall be assumed that another Relief is so used or set off in priority to any Purchaser’s Relief) and (b) the loss or extinguishment of any Accounts Relief;

“Excess E” means those Reliefs which would be taken into account as adjusted BLAGAB management expenses in accordance with section 76 FA 2012 in future accounting periods were an accounting period to end at Completion, whether they would be taken into account in the future periods in accordance with section 73 or 93 FA 2012, in accordance with section 79 FA 2012, or otherwise in accordance with the Corporation Tax Acts;

“Event” means any act, transaction or omission including any deemed to occur for any Tax purpose;

“GPA” means the group payment arrangement with HMRC entered into on 25 May 2004 of which FIGSL is the nominated company;

“HMRC” means HM Revenue & Customs;

“Overprovision” means (except (for the avoidance of doubt) to the extent it arises in respect of the use or set-off by a Target Group Company or a Purchaser’s Group

Company of any Excess E): (a) applying the accounting policies, principles and practices adopted in relation to the preparation of the Final Balance Sheet (and ignoring the effect of any change in law made or action taken by the Purchaser or a Target Group Company after Completion, or any Purchaser’s Relief), the amount by which any provision or reserve in the Final Balance Sheet relating to Tax is overstated; or (b) the amount by which any liability to Tax of a Target Group Company or any person connected with a Target Group Company has been reduced or extinguished as a result of the utilisation of any Seller’s Relief provided that if the Seller’s Relief is a deduction from or offset against income, profits or gains, the amount of the Overprovision shall be a sum equal to the amount by which a liability to Tax may be decreased by the use of that Seller’s Relief;

“Pre-Completion Tax Affairs” means the Tax affairs of a Target Group Company for which the Sellers are responsible under paragraph 12;

“Purchaser’s Relief” means any Relief arising to:

(a)	a Target Group Company to the extent that it either is an Accounts Relief or arises in respect of an Event occurring or period commencing after Completion; or

(b)	any member of the Purchaser’s Group (other than a Target Group Company);

“Relief” includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax, and any reference to the use or set off of Relief shall be construed accordingly;

“Seller’s Relief” means any Relief (other than Accounts Relief, Excess E and (for the avoidance of doubt) Purchaser’s Relief) arising to a Target Group Company as a result of an Event occurring on or before Completion or in respect of a period on or before Completion;

“Surrender” means:

(a)	the surrender of losses or other amounts eligible for group relief in accordance with Part 5 of the CTA 2010; and/or

(b)	the notional transfer of any asset or reallocation of a gain or loss in accordance with section 171A or section 179A of the TCGA; and/or

(c)	the surrender of eligible unrelieved foreign tax (EUFT) in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (S.I. 2001 No. 1163);

(d)	any reallocation of a chargeable realisation gain in accordance with section 792 of the UK Corporation Tax Act 2009; and/or

(e)	any equivalent of any of (a) to (d) above under the laws of a jurisdiction other than the United Kingdom;

“Tax Claim” means:

(a)	the issue of any notice, demand, assessment, letter or other document by or on behalf of any Taxation Authority or the taking of any other action by or on behalf of any Taxation Authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax); or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, a Target Group Company, or any other person,

from which it appears that a Tax Liability may be incurred by or may be imposed on a Target Group Company, being a Tax Liability which could give rise to a liability for the Sellers under this Schedule or in respect of a breach of any Tax Warranty;

“Tax Documents” means the Tax Returns, claims and other documents which the Sellers are required to prepare on behalf of a Target Group Company under paragraphs 12.1(a) and 12.1(b);

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability;

“TCGA” means the UK Taxation of Chargeable Gain Act 1992;

“Time Limit” means the latest date on which a Tax Document can be filed or delivered to a relevant Taxation Authority either without incurring interest or a penalty, or in order to ensure that such Tax Document is effective;

“Tax Return” means any return required to be made to any Taxation Authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

“Transfer Taxes” means any transfer, documentary, real estate, sales, use, stamp, registration and transaction tax and other similar such taxes (including any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any such taxes).

1.2	In this Schedule:

(a)	section 1122 of the CTA 2010 is to apply to determine whether a person is connected with another;

(b)	the headings in this Schedule shall not affect its interpretation;

(c)	references to claims, liabilities or payments under this Schedule shall include, for the avoidance of doubt, claims, liabilities and payments in respect of a breach of any Tax Warranty;

(d)	for the purposes of determining whether:

(i)	a Tax Liability or Relief has arisen, or

(ii)	a Target Group Company is or becomes entitled to a right to repayment or receives an actual repayment of Tax,

in either case, in respect of a period ended on or before a particular time or in respect of a period commencing after a particular time, an accounting period of a Target Group Company shall be deemed to have ended at such time;

(e)	references to income, profits or gains earned, accrued or received shall include income, profits or gains which are deemed to have been earned, accrued or received for the relevant Tax purpose;

(f)	for the purposes of determining whether:

(i)	any income, profits or gains have been earned, accrued or received, or

(ii)	an Event has occurred,

in either case, on or before a particular time or after a particular time, an accounting period of the relevant Target Group Company shall be deemed to have ended at such time; and

(g)	references to any Tax Liability arising in respect of or in consequence of any income, profits or gains earned, accrued or received on or before Completion shall, for the avoidance of doubt, include any Actual Tax Liability in respect of a gain arising from an Event occurring before Completion where the Tax on such gain is spread over future accounting periods under section 212 TCGA or other provisions having a similar effect.

1.3	Where any payment is due to the Sellers under this Schedule, the Sellers shall be entitled to direct the Purchaser to make such payment to such Seller or Sellers, and in such amount or amounts, as the Sellers may (in their sole discretion) require.

2.	COVENANT

2.1	Subject to the provisions of this Agreement, the Sellers hereby jointly and severally covenant with the Purchaser to pay to the Purchaser an amount equivalent to:

(a)	any Actual Tax Liability arising in respect of or in consequence of:

(i)	any income, profits or gains earned, accrued or received on or before Completion; and

(ii)	any Event which occurred on or before Completion;

(b)	any Actual Tax Liability or any amount on account of Tax which the Purchaser or any Target Group Company is required to pay arising in respect of, by reference to or in consequence of a failure by a Sellers’ Group Company to discharge any Tax;

(c)	any Actual Tax Liability arising as a result of or in consequence of a Target Group Company ceasing to be taxed on an I minus E basis as a result of or in consequence of an Event occurring on or before Completion;

(d)	any Actual Tax Liability arising in respect of or in consequence of the Cayman Loan Notes exchange for Genworth Financial European Group Holdings Limited common stock and ultimate extinguishment;

(e)	any Actual Tax Liability arising in respect of or in consequence of: (i) termination of any section 953(d) election relating to Financial Insurance Guernsey PCC Limited by the Sellers on or before Completion, or (ii) termination of any section 953(d) election as a result of change of ownership of Financial Insurance Guernsey PCC Limited (direct or indirect) on or before Completion, or (iii) any income arising to Financial Insurance Guernsey PCC Limited from any arrangement entered into prior to Completion being subject to U.S. federal income Tax in the period from Completion to the end of the calendar year in which Completion takes place, or (iv) income, profits or gains of Financial Insurance Guernsey PCC Limited earned, accrued or received on or before Completion or (v) termination of the Sunshine Contracts as contemplated in paragraph 1.1 of Schedule 6;

(f)	any Actual Tax Liability arising on or before Completion that would not have arisen but for the transfer of shares in Financial Insurance Guernsey PCC Limited as contemplated by paragraph 1.2 of Schedule 6 (transfer of Financial Insurance Guernsey PCC Limited);

(g)	any Deemed Tax Liability,

together with any costs and expenses referred to in paragraph 5.

2.2	For the avoidance of doubt, paragraph 2.1 (a), (b) and (c) above shall not apply to any Tax Liability arising in respect of any income, profits or gains earned, accrued or received after Completion (whether or not as a result of an Event which occurred on or before Completion), or any Event occurring or deemed to occur after Completion.

3.	EXCLUSIONS

3.1	The covenants contained in paragraph 2.1 shall not cover any Tax Liability to the extent that:

(a)	provision or reserve in respect of that Tax Liability has been made in the Final Balance Sheet (or the Tax Liability forms an identifiable part of such a provision or reserve); or

(b)	the Tax Liability was paid or discharged before Completion; or

(c)	the Tax Liability would not have arisen but for: (i) an Event, action or omission on or before Completion carried out at the written request of the Purchaser; or (ii) an Event, act or omission of the Purchaser, a Target Group Company or any other member of the Purchaser’s Group after Completion where such Event, act or omission was carried out or effected by the Target Group Company concerned outside the ordinary course of business of the Target Group Company at Completion and not carried out or effected by the Target Group Company concerned pursuant to an obligation legally binding on the relevant Target Group Company entered into before Completion, provided (for the avoidance of doubt) that the restriction in paragraph 2.1(xx) of Schedule 6 shall not constitute or give rise to an Event, action or omission to which this sub-paragraph (c) applies; or

(d)	the Tax Liability arises as a result of any change in rates of Tax made after the Offer Date or of any change in law (not including a change in interpretation on the basis of case law), regulation, directive or requirement, or the published practice of any Taxation Authority, occurring after the Offer Date provided that a change arising from the application or interpretation of Skandia shall not be treated as a change within this paragraph; or

(e)	the Tax Liability comprises interest or penalties arising by virtue of an underpayment of Tax prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect, or but for any other event or events occurring after Completion; or

(f)	the Tax Liability arises as a result of a change after Completion in the length of any Accounting Period of a Target Group Company, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the relevant Target Group Company at Completion) a change after Completion in any accounting policy or Tax reporting practice of a Target Group Company; or

(g)	the Tax Liability arises as a result of a Target Group Company failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate Time Limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion and otherwise than as a result of any default or failure of the Sellers in carrying out their obligations under paragraph 12; or

(h)	the Tax Liability arises or is increased as a result of the unreasonable delay or failure of the Purchaser or (after Completion) a Target Group Company to comply with any of any of its obligations contained in paragraphs 9, 12 or 13 hereof; or

(i)

any Relief other than a Purchaser’s Relief is available (or would have been available but for any act or omission post Completion), or is for no consideration made available, to a Target Group Company to set against or otherwise mitigate the Tax Liability (and so that (i) any Relief that is so available (or would have been so available but for any act or omission post Completion) in relation to more than one Tax Liability to which this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Sellers’ total liability hereunder and (ii) the Sellers may at their expense require the auditors for the time being of a Target Group Company to certify the extent to which any Reliefs are so available (or would have been so available but for any act or omission post Completion) and to which this paragraph 3.1(i) may apply); or

(j)	the Tax Liability would not have arisen but for:

(i)	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion and by the Purchaser, a Target Group Company or any person connected with any of them and otherwise than at the direction of the Sellers pursuant to paragraph 12 and which the Purchaser knew or ought reasonably to have know would give rise to the liability; or

(ii)	the failure or omission on the part of a Target Group Company after Completion otherwise than at the direction of the Sellers pursuant to paragraph 12 to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, where the making, giving or doing of which was taken into account in the preparation of the Final Balance Sheet; or

(k)	the Tax Liability is a liability to Tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Purchaser or a Target Group Company after Completion; or

(l)	the Tax Liability arises in respect of, by reference to or in consequence of either the sale of an asset or any other Event (including the expiry of a time period) occurring at any time after Completion which causes the realisation of a chargeable gain or other income, profits or gains by a Target Group Company other than to the extent such chargeable gain or other income, profit or gain arise as a result of a previous transfer of such asset (or any asset from which such asset derives) between members of the Sellers Group; or

(m)	the Tax Liability has been made good by insurers or otherwise compensated for without cost to the Purchaser or a Target Group Company; or

(n)	the Tax Liability arises or is increased as a consequence of a Target Group Company becoming associated with any other company or companies at or following Completion (provided that, for the avoidance of doubt, if the Tax Liability arises from a Target Group Company ceasing to be associated with the Sellers’ Group this paragraph (n) shall not apply); or

(o)	any income, profits or gains to which the Tax Liability is attributable were actually earned or received by or actually accrued to a Target Group Company but were not reflected in the Final Balance Sheet; or

(p)	the Tax Liability would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by a Target Group Company at Completion, to the extent that such cessation or change occurs on or after Completion; or

(q)	an amount equal to the Tax Liability has been compensated, reimbursed or otherwise paid by the Sellers to the Purchaser pursuant to clause 8; or

(r)	the Tax Liability arises or is increased as a consequence of the unwinding or termination by Financial Insurance Guernsey PCC Limited of any Retrocession Agreement (for the avoidance of doubt, not including the Sunshine Contracts) after Completion at any time prior to the time such Retrocession Agreement would have terminated in accordance with its terms but for such unwinding or termination; or

(s)	such Tax Liability arises in respect of or in consequence of any income, profits or gains earned, accrued or received after Completion and which would not have arisen but for any Event, act or omission of the Purchaser, a Target Group Company or any other member of the Purchaser’s Group after Completion in respect of or in connection with Financial Insurance Guernsey PCC Limited.

3.2	The Sellers shall have no liability to the Purchaser under this Agreement (including pursuant to any Warranty Claim) in respect of any non-availability, inability to use, or loss or restriction of any deferred tax asset or other Relief (“failure of Relief”) where such failure of Relief does not give rise to a Tax Liability to which paragraph 2.1 applies save where the Relief is a Purchaser’s Relief.

3.3	The provisions of paragraph 3.1 shall also operate to limit or reduce the liability of the Sellers in respect of claims under the Tax Warranties.

3.4	The provisions of Schedule 5 to this Agreement (Limitations on Liability) shall, where provided in that Schedule, also apply to limit or reduce the liability of the Sellers under this Schedule (as well as under the Tax Warranties).

3.5	The Sellers shall have no liability to the Purchaser under this Agreement for or in respect of Tax save for solely in respect to any claim under this Schedule or for breach of any Tax Warranty or breach of the Warranties in paragraph 2.5 of Schedule 4.

3.6	Paragraphs 3.1(c) - (j) and (l) - (q) and 3.4 (other than with respect to paragraph 4 of Schedule 5) shall not apply to limit the liability of the Sellers under paragraph 2.1(d), (e) or (f), save that paragraph 3.1(j)(i) shall apply to limit the liability of the Sellers under paragraph 2.1(e)(iv). Paragraph 3.1(s) shall not apply to limit the liability of the Sellers except under paragraph 2.1(e)(iii).

4.	OVERPROVISIONS

4.1	The Sellers may at any time up to the date which is one (1) month after the date on which the Purchaser Tax Claim Period expires, require the auditors for the time being of a Target Group Company to certify the existence and amount of any Overprovision and the Purchaser shall provide, or procure that the relevant Target Group Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

4.2	Subject to paragraphs 4.4 and 4.5 below:

(a)	the amount of any Overprovision shall first be set against any payment then due from the Sellers under this Schedule or for breach of a Tax Warranty;

(b)	to the extent there is an excess, a payment shall promptly be made to the Sellers equal to the aggregate of any payment or payments previously made by the Sellers under this Schedule or for breach of a Tax Warranty up to the amount of such excess; and

(c)	to the extent that there is any remaining excess, the amount shall be carried forward to set against future claims under this Schedule or under a Tax Warranty.

4.3	Either the Sellers or the Purchaser may, at their own expense, require any certificate produced in accordance with paragraph 4.1 above to be reviewed by the auditors for the time being of a Target Group Company in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

4.4	If following a request under paragraph 4.1 the certificate is amended, the revised amount of the Overprovision shall be substituted for the purposes of paragraph 4.2, and any adjusting payment that is required shall be made forthwith.

4.5	For the purposes of this paragraph, any Overprovision shall be determined without regard to any Tax Refund to which paragraph 7 applies or any payment or Relief to which paragraph 11 applies.

5.	COSTS AND EXPENSES

The covenant contained in paragraph 2.1 of this Schedule shall extend to all reasonable out-of-pocket costs and expenses reasonably and properly incurred by the Purchaser in connection with a successful claim made under this Schedule.

6.	DOUBLE RECOVERY

The Purchaser shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Purchaser or a Target Group Company has already recovered any amount in respect of such claim under the Warranties or under any other provision of this Agreement or pursuant to any other agreement with the Sellers or any Target Group Company connected with either Seller, or to the extent that recovery has already been made under this Agreement in respect of the same subject matter.

7.	TAX REFUNDS

7.1	The Purchaser shall notify the Sellers as soon as possible of any right to receive or actual receipt of any amount by way of repayment of Tax or interest on overpaid Tax or repayment supplement, being an amount to which a Target Group Company is or becomes entitled or receives (other than any right to receive or actual receipt of such amount to the extent it arises in respect of the use or set-off by a Target Group Company or a Purchaser’s Group Company of any Excess E) at any time up to the date which is one (1) month after the date on which the Purchaser Tax Claim Period expires in respect of an Event occurring or period (or part period) prior to Completion where (or to the extent that) such amount was not included in the Final Balance Sheet as an asset, does not arise from the use of a Purchaser’s Relief and is not a payment or Relief to which paragraph 11 below applies (a “Tax Refund”). The Purchaser shall take (or shall procure that the relevant Target Group Company takes) such action as the Sellers may reasonably request to obtain such Tax Refund (keeping the Sellers fully informed of the progress of any action taken and providing them with copies of all relevant correspondence and documentation).

7.2	Any Tax Refund actually obtained after Completion, whether by repayment or set off (less any reasonable costs of obtaining such Tax Refund) shall be dealt with as follows:

(a)	the amount of the Tax Refund shall be set against any payment then due from the Sellers under this Schedule or for breach of a Tax Warranty;

(b)	to the extent that there is an excess, a payment shall promptly be made to the Sellers equal to the aggregate of any payment or payments previously made by the Sellers under this Schedule or for breach of a Tax Warranty up to the amount of such excess; and

(c)	to the extent that there is any remaining excess, the amount shall be carried forward to set against any future claims under this Schedule or for breach of a Tax Warranty.

7.3	Paragraph 11.6 shall apply in respect of any sum payable to the Sellers under this paragraph 7 which is not paid within 5 Business Days of the relevant Tax Refund being obtained by the relevant Target Group Company (the “Tax Due Date”) as it applies to any sum not paid by the Purchaser on the due date of payment specified in paragraph 11.4.

8.	SECONDARY LIABILITIES

8.1	The Purchaser covenants with the Sellers to pay to the Sellers an amount equivalent to any Tax or any amount on account of Tax which any member of the Sellers’ Group is required to pay in respect of, by reference to or in consequence of a failure by a Target Group Company, or any person connected with a Target Group Company, to discharge that Tax.

8.2	The Purchaser further covenants with the Sellers to pay to the Sellers an amount equivalent to any Tax which any member of the Sellers’ Group is required to pay as a result of any action taken in breach of paragraphs 12.4(c) or 13.9.

8.3	The covenants contained in paragraphs 8.1 and 8.2 shall:

(a)	extend to any reasonable out-of-pocket costs and expenses reasonably and properly incurred by the Sellers in connection with a successful claim made in connection with paragraphs 8.1 (as the case may be);

(b)	(in the case of paragraph 8.1) not apply to Tax to the extent that the Purchaser could claim payment in respect of it under paragraph 2.1, except to the extent a payment has been made pursuant to paragraph 2.1 and the Tax to which it relates was not paid by or on behalf of a Target Group Company; and

(c)	not apply to Tax to the extent it has been recovered whether under any relevant statutory provision or otherwise (and the Purchaser or the Sellers, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

8.4	Paragraphs 9.1, 9.5, 9.6 and 10 (Notification of Claims, Conduct of Disputes and Due Date of Payment and Interest) shall apply to the covenants contained in paragraph 8.1 as they apply to the covenants contained in paragraph 2.1, replacing references to the Sellers by the Purchaser (and vice versa) where appropriate, and making any other necessary modifications.

9.	NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

9.1	If the Purchaser or a Target Group Company becomes aware of any Tax Claim or other matter which could result in a liability for the Sellers under this Schedule or in respect of a breach of any Tax Warranty, the Purchaser shall give notice to the Sellers of that Tax Claim or matter (including reasonably sufficient details of such Tax Claim or matter, the due date for any payment and the Time Limits for any appeal, and so far as practicable the amount involved) as soon as reasonably possible (and in a case involving a time limit for making an appeal or otherwise meeting a formal time limit or deadline, not less than twelve (12) Business Days before the deadline for making the appeal or otherwise meeting the formal time limit or deadline).

9.2	Subject to the Sellers agreeing to pay the reasonable costs of the Purchaser and Target Group Company, the Purchaser shall take (or procure that any relevant Target Group Company shall take) such action as the Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend a Tax Claim.

9.3	In dealing with any Tax Claim, the Purchaser shall:

(a)	keep the Sellers fully informed of all material actual or proposed developments known to it or its professional advisers concerning the relevant proceedings;

(b)	promptly notify the Sellers of any intended oral communication or any meeting with a relevant Taxation Authority in relation to the relevant proceedings, including details of the proposed agenda (and a summary of the position proposed to be taken in relation to the points on such agenda) and allow the Sellers or their professional advisers to fully participate in any such communication or meeting insofar as they relate to the relevant proceedings;

(c)	promptly provide the Sellers with copies of or extracts from all material documents (including copies of any notes relating to any material oral communication or meeting in (b) above) and material correspondence insofar as they relate to the relevant proceedings;

(d)	so far as reasonably practicable and at least ten (10) Business Days prior to the date of any intended submission, provide to the Sellers for prior review any material document or material correspondence related to the relevant proceedings which is to be submitted to the relevant Taxation Authority and make such amendments to such documents or correspondence as the Sellers may reasonably require; and

(e)	subject to prior approval by the Sellers (not to be unreasonably withheld or delayed), be entitled to appoint such person or persons to deal directly with the relevant Taxation Authority,

provided, for the avoidance of doubt, that nothing in this paragraph 9.3 shall oblige the Purchaser to disclose commercially sensitive information to the Sellers to the extent they relate to matters other than the relevant proceedings.

9.4	The Purchaser shall procure that no Tax Claim, action or issue in respect of which the Sellers could be required to make a payment under this Schedule or in respect of a breach of any Tax Warranty is settled or otherwise compromised without the Sellers’ prior written consent, such consent not to be unreasonably withheld or delayed, and the Purchaser shall, and shall procure that any Target Group Company and any of their respective advisers shall, not submit any material correspondence or return or send any other material document to any Taxation Authority where the Purchaser or any such person is aware that the effect of submitting such correspondence or return or sending such document would or could be to put such Taxation Authority on notice of any matter which could give rise to, or could increase, a claim under this Schedule or in respect of a breach of any Tax Warranty, without first affording the Sellers a reasonable opportunity to comment thereon and without making such amendments as may be reasonably requested by the Sellers.

9.5	Nothing in this clause 9 shall oblige the Purchaser or any Target Group Company to:

(a)	do anything which the Purchaser reasonably considers to be contrary to Applicable Law; and/or

(b)	do anything which could reasonably be expected to either give rise to or increase a liability to Tax or result in a loss, reduction, non-availability or deferral of any Purchaser’s Relief for or by the Purchaser or a Target Group Company (a “Consequential Tax Liability”) in circumstances where the Seller has not agreed fully to indemnify the Purchaser or Target Group Company (as applicable) against such Consequential Tax Liability; and/or

(c)	take any action if the Purchaser is able to demonstrate (acting reasonably and in good faith) that to do so would have material adverse Tax consequences for the Purchaser or any member of the Target Group in circumstances where the Seller has not agreed fully to indemnify the Purchaser or Target Group Company (as applicable) against such material adverse Tax consequences; and/or

(d)	take any action to the extent that it could reasonably be expected to involve a Target Group Company contesting any Tax Claim before any court or other appellate body (excluding the Taxation Authority which has made the Tax Claim) unless Tax counsel (of at least ten (10) years’ experience) appointed by agreement between the Sellers and the Purchaser and instructed jointly by the Sellers and the Purchaser opines, in writing, that such appeal is more likely to succeed than not.

10.	DUE DATE OF PAYMENT AND INTEREST

10.1	Subject to paragraph 10.2 the Sellers shall pay to the Purchaser any amount payable under this Schedule on or before the date which is the later of the date ten (10) Business Days after demand is made therefore by the Purchaser and two (2) Business Days before the first date on which the Tax in question becomes recoverable by the Taxation Authority demanding the same. Provided that:

(a)	if the date on which the Tax can be recovered is deferred following application to the relevant Taxation Authority, the date for payment by the Sellers shall be two (2) Business Days before such later date when the amount of Tax is finally and conclusively determined; and

(b)	if a payment or payments to the relevant Taxation Authority prior to the date otherwise specified by this paragraph would avoid or minimise interest or penalties, the Sellers may at their option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the tax in question (or the appropriate part of it) is promptly paid to the relevant Taxation Authority.

10.2	The Sellers may, with the Purchaser’s consent, not to be unreasonably withheld or delayed, make a direct payment in respect of the Tax Liability in question to the relevant Taxation Authority (including through use of certificates of Tax deposit or the equivalent) and the Sellers’ liability to the Purchaser shall be treated as reduced or eliminated accordingly.

10.3	Where a claim under this Schedule relates to the use or set off of a Purchaser’s Relief, the Sellers shall pay to the Purchaser the amount due under this Schedule in respect thereof on the date which is two (2) Business Days before the first date on which Tax would have been payable but for the use or set off of the Purchaser’s Relief.

10.4	Any sum not paid by the Sellers on the due date for payment specified in paragraph 10.1 or 10.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate of 2 per cent. per annum over the base rate of the Bank of England from the due date to and including the day of actual payment of such sum, provided that such interest shall not accrue to the extent that the Sellers’ liability under paragraph 2.1 or paragraph 5 extends to interest or penalties arising after the due date. Any interest due under this paragraph shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

11.	RECOVERY FROM THIRD PARTIES/TAX SAVINGS

11.1	Paragraph 11.2 shall apply to recovery from third parties and paragraph 11.3 shall apply to Tax savings.

11.2	Subject to this paragraph 11, in circumstances where the Sellers have made a payment to the Purchaser under this Schedule or in respect of a breach of any Tax Warranty, in either case, in connection with a Tax Liability or other matter and the Purchaser, a Target Group Company or any other member of the Purchaser’s Group either receives, or is or may be entitled to recover, from any person (other than the Purchaser, a Target Group Company or any other member of the Purchaser’s Group) a payment in respect of that Tax Liability or other matter at any time up to the date which is one (1) month after the date on which the Purchaser Tax Claim Period ends, then:

(a)	upon the Purchaser and/or a Target Group Company becoming so aware, the Purchaser shall notify the Sellers of that fact as soon as reasonably possible and if so required by the Sellers shall (subject to the relevant Target Group Company being indemnified to the reasonable satisfaction of the Purchaser against any costs which may be thereby incurred by the relevant Target Group Company acting reasonably) take (or shall procure that the relevant Target Group Company or any person connected with either the Purchaser or the relevant Target Group Company shall take) such action as the Sellers may reasonably request to enforce recovery of such payment (keeping the Sellers fully informed of the progress of any material action taken and providing it with copies of all material correspondence and documentation); and

(b)	if the Purchaser, the relevant Target Group Company or any other member of the Purchaser’s Group receives a payment in respect of the relevant Tax Liability or other matter (including by way of credit or set-off), the Purchaser shall pay to the Sellers in accordance with paragraph 11.4 below a sum equal to the payment so recovered (less (x) any Tax actually suffered thereon and (y) any reasonable costs of recovering such payment).

11.3	Subject to this paragraph 11, where the Sellers have made a payment to the Purchaser under this Schedule or in respect of a breach of any Tax Warranty, in either case, in connection with a Tax Liability or other matter and the Purchaser, any Target Group Company or other member of the Purchaser’s Group receives, or is or may be entitled to obtain at any point up to the date which is one (1) month after the date on which the Purchaser Tax Claim Period expires, a payment or Relief in respect of that Tax Liability or other matter which would not have arisen but for the Tax Liability or other matter in question or the circumstances giving rise thereto (including in circumstances where a Tax Liability arises because a deduction or other Relief assumed to be available in preparing the Final Balance Sheet is in fact available only in a subsequent period or periods), then:

(a)	the Purchaser shall notify the Sellers of that fact as soon as reasonably possible and if so required by the Sellers shall (subject to the relevant Target Group Company being indemnified to the reasonable satisfaction of the Purchaser against any costs which may be thereby incurred by the relevant Target Group Company acting reasonably) take (or shall procure that the relevant Target Group Company or any other member of the Purchaser’s Group shall take) such action as the Sellers may reasonably request to obtain such payment or Relief (keeping the Sellers fully informed of the progress of material any action taken including the provision of copies of all material correspondence and documentation; and

(b)	if the Purchaser, any Target Group Company or any other member of the Purchaser’s Group receives or obtains a payment or Relief, the Purchaser shall pay to the Sellers in accordance with paragraph 11.4 below a sum equal to the amount that the Purchaser, the relevant Target Group Company or such other member of the Purchaser’s Group saves by virtue of the payment or the Relief (less (x) any Tax actually suffered thereon and (y) any reasonable costs of obtaining such payment or Relief).

11.4	Any payment required to be made by the Purchaser pursuant to paragraphs 11.2 and 11.3 shall be made:

(a)	in a case where the Purchaser, any Target Group Company or any other member of the Purchaser’s Group receives a payment, within five (5) Business Days of the receipt thereof; and

(b)	in a case where the Purchaser, any Target Group Company or any other member of the Purchaser’s Group obtains a Relief, on or before the date on which Tax would have become recoverable by the appropriate Taxation Authority but for the use of such Relief.

11.5	The Purchaser shall procure that any such Relief as is referred to in paragraphs 11.3 and 11.4(b) is used as soon as reasonably practicable, but shall not be obliged to procure it is used in priority to any other Relief. The Sellers shall be entitled to require (at the Sellers’ cost) not more than once per year that the auditors of the relevant Target Group Company or other connected person (as the case may be) shall certify the amount and date of use of such relief for the purposes of this paragraph 11. Nothing in this paragraph 11 shall oblige the Purchaser or any Target Group Company to take, or refrain from taking, any action that the Purchaser reasonably considers to be contrary to Applicable Law.

11.6	Any sum not paid by the Purchaser on the due date of payment specified in paragraph 11.4 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate per annum equal to the rate of 2 per cent. per annum over the base rate of the Bank of England from the due date to and including the day of actual payment of such sum compounded six monthly. Such interest shall be paid on the demand of the Sellers.

12.	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

Rights and Obligations of the Sellers

12.1	Subject to and in accordance with the provisions of this paragraph, the Sellers or their duly authorised agents shall, in respect of all Accounting Periods ending on or before Completion, and at the cost of the relevant Target Group Company:

(a)	prepare and submit the Tax Returns of each Target Group Company;

(b)	prepare and submit on behalf of each Target Group Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c)	subject to paragraph 9, deal with all matters relating to Tax which concern or affect any Target Group Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax Documents, but excluding payment of Tax.

12.2	The Sellers or their duly authorised agents shall deliver all Tax Documents which are required to be signed by or on behalf of each Target Group Company to the Purchaser for authorisation and signing. If a Time Limit applies in relation to any Tax Document, the Sellers shall ensure that the Purchaser receives the Tax Document no later than ten (10) Business Days before the expiry of the Time Limit.

12.3	The Sellers shall procure that:

(a)	the Purchaser is kept informed of all material matters relating to the Tax Return referred to in paragraph 12.1 and receives copies of all written correspondence with any Taxation Authority insofar as it is relevant to the Pre-Completion Tax Affairs;

(b)	the Purchaser is afforded the opportunity to comment within a reasonable period of time on any Tax Document prior to its submission to the relevant Taxation Authority and that its reasonable comments are taken into account;

(c)	no Tax Document is submitted to any Taxation Authority which is not, so far as the Sellers are aware, true and accurate in all material respects, and not misleading; and

(d)	the Pre-Completion Tax Affairs are dealt with expediently and sufficient resources are used to agree all relevant matters with Taxation Authorities as soon as reasonably possible.

Rights and obligations of the Purchaser

12.4	The Purchaser shall procure that:

(a)	the Sellers and their duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of each Target Group Company and such other assistance as it or they reasonably require to enable the Sellers to discharge their obligations under paragraph 12.1 and 12.2 and to enable the Sellers and any member of the Sellers’ Group to comply with their own Tax obligations or facilitate the management or settlement of their own Tax affairs;

(b)	the Sellers are promptly sent a copy of any communication from any Taxation Authority insofar as it relates to the Pre-Completion Tax Affairs;

(c)	(except where requested in writing by the Sellers) so far as it relates to Pre-Completion Tax Affairs and/or the Straddle Period, no voluntary action or omission is taken by any Target Group Company or any person connected with any Target Group Company after Completion (whether by disclaiming any Relief, withdrawing or revoking any claim or consent or otherwise) which would or is likely either to prejudice or reduce the availability of any Relief or otherwise to give rise to a claim by the Purchaser under this Schedule or in respect of a breach of any Tax Warranty; and

(d)	there is given to such person or persons as may for the time being be nominated by the Sellers authority to conduct Pre-Completion Tax Affairs, and that such authority is confirmed to any relevant Taxation Authority.

12.5	The Purchaser shall (subject to paragraph 12.6 below) be obliged to procure that each Target Group Company shall cause any Tax Document delivered to it under paragraph 12.2 to be authorised and signed without delay and without amendment, and returned to the Sellers for submission to the appropriate Taxation Authority without delay.

12.6	The Purchaser shall be under no obligation to procure the authorisation or signing of any Tax Document delivered to it under paragraph 12.3 which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Sellers and their agents.

12.7	In connection with this paragraph 12, the Sellers shall not make or amend and shall not request the Purchaser or a Target Group Company to (a) make or amend any claim relating to Reliefs that may (i) cause or increase an Actual Liability for which the Sellers may be liable under paragraph 2.1 or (ii) reduce an Accounts Relief or (b) reverse or otherwise amend any application for the surrender of group relief in the event that such reversal or amendment gives rise to an obligation on a Target Group Company to refund any amount paid before Completion in respect of such surrender.

13.	CONDUCT OF OTHER TAX AFFAIRS

13.1	Subject to paragraph 9 and the remainder of this paragraph 13.1, and subject to the following sub paragraphs, the Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of each Target Group Company which are not Pre-Completion Tax Affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit. However, with respect to any VAT and/or PAYE return of the Target Group which is submitted after Completion and which (in whole or part) relates to any period (or part of any period) before Completion, the Purchaser shall procure that such VAT and/or PAYE return shall be prepared and submitted in good faith, and is consistent with the approach taken with respect to such returns that were submitted before Completion.

13.2	In respect of any Accounting Period commencing prior to Completion and ending after Completion (the “Straddle Period”) the Purchaser shall procure that the Tax Returns of each Target Group Company shall be prepared on a basis which is consistent with the manner in which those Tax Returns were prepared for all Accounting Periods ending prior to Completion. Subject to clause 14.2, the Sellers shall procure that (at the Purchaser’s cost and expense) the Purchaser and the Target Group Companies and their duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records (such books, accounts and records being redacted to the extent that they contain any information or document that is not reasonably required by the Purchaser for the purposes of this paragraph 13.2) held by the Sellers or their agents as the Purchaser reasonably requires to enable the Purchaser or the Target Group Companies to discharge their obligations under this paragraph 13 and to enable the Purchaser and the Target Group Companies to comply with their own Tax obligations or facilitate the management or settlement of their own Tax affairs.

13.3	The Purchaser shall procure that each Target Group Company provides to the Sellers all Tax Returns for Tax purposes relating to the Straddle Period no later than ten (10) Business Days before the date on which such Tax Returns are required to be filed with the appropriate Taxation Authority without incurring interest or penalties. The Purchaser shall further procure that each Target Group Company shall make such amendments as may be reasonably requested by the Sellers before the Tax Returns are submitted to the appropriate Taxation Authority.

13.4	No action taken by the Purchaser under provisions of paragraphs 13.1, 13.2 and 13.3 shall preclude the Purchaser from making a claim under this Schedule or in respect of a breach of any Tax Warranty.

13.5

The Sellers and the Purchaser agree to take all reasonable steps to procure that (to the extent relevant) each member of the Sellers’ Group is removed (with effect from not later than Completion) from any Tax group (including any UK VAT group) and/or any Tax sharing or Tax payment (including any UK group payment) arrangement of which any member of the Sellers’ Group and any Target Group Company are both members or otherwise subject to, and to provide all reasonable co-operation and assistance (including, to the extent relevant and without limitation, the giving of consents and making of elections) to each other in so doing.

13.6	The Sellers shall or shall procure that each member of the Sellers’ Group which is or has prior to Completion been a member of any group for the purposes of VAT of which a member of the Target Group is the representative member (a “VAT Group”) contributes to the representative member of such VAT Group such proportion of any VAT for which the representative member is accountable as is properly attributable to supplies, acquisitions and importations (“VAT Supplies”) made by each such Seller Group Company whilst a member of such VAT Group (less such amount of deductible input Tax (or any equivalent thereof) as is properly attributable to such VAT Supplies), such contribution to be made in cleared funds on the day which is the later of two (2) Business Days after demand is made therefore, and two (2) Business Days before the day on which the representative member is required to account for such VAT to HM Revenue & Customs or other relevant Taxation Authority. The Purchaser shall pay, or shall procure that there is paid, to the Sellers (on behalf of each relevant Seller Group Company) an amount equivalent to such proportion of any repayment of VAT received by the representative member from any relevant Taxation Authority or of any credit obtained by reference to an excess of deductible input Tax over output Tax (or the equivalents thereof in the relevant jurisdiction) that is properly attributable to VAT Supplies made to and by the relevant Seller Group Companies whilst members of the relevant VAT Group, promptly after its receipt by, or offset against a liability of, the representative member. The Sellers shall provide such information as may be required to enable the representative member to make the returns and provide the information required to be provided for VAT purposes.

13.7

The Purchaser shall procure that any member of the Target Group shall, in respect of any time or period falling on or prior to the Completion Date (which for the purposes of this paragraph 13.7 shall include any overlapping period as defined in section 142 of the CTA 2010), make, give or enter into such claims, elections, surrenders, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or Tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after Completion) as the Sellers shall direct in connection with any Surrender: (i) by or to any company which is or was a member of the Sellers’ Group on or before Completion; and/or (ii) by or to any other member of the Target Group. No payment shall be made in respect of any such Surrender by or to any Target Group Company. In relation to any proposed Surrender by any member of the Target Group, the Purchaser shall not be obliged to procure that such member of the Target Group makes, gives or enters into any claim, election, surrender, notice or consent (a) to the extent that such claim, election, surrender, notice or consent (i) relates to any Purchaser’s Relief, or (ii) may reverse or otherwise amend any application for the surrender of group relief in the event that such reversal or amendment gives rise to an obligation on a Target Group Company to refund any amount paid before Completion in respect of such surrender in circumstances where the Sellers have not agreed fully to indemnify such Target Group Company in respect of such refund, or (b) where as a direct result of such claim, election, surrender, notice or consent any member of the Target Group is required to make an actual payment of Tax in respect of any Accounting Period or part Accounting Period ending on or before Completion.

13.8	The Sellers and the Purchaser shall work together to ensure that all Tax groups and other arrangements between the Target Group Companies and the Sellers’ Group are terminated from Completion. The Parties shall work together and use reasonable efforts (taking into account any legal, regulatory, Tax and other relevant restrictions and considerations) to seek to ensure that all such Tax groups and other arrangements shall be terminated in a manner which does not give rise to Tax Liability or the reduction or loss of a Purchaser’s Relief or other loss, cost expense or liability for a Target Group Company.

13.9	In connection with Skandia, the Purchaser shall upon request and at the cost of the Sellers and subject to the Sellers undertaking to preserve confidentiality and legal privilege where applicable:

(a)	promptly keep the Sellers informed of material developments in connection with Skandia which will affect the VAT position of the Target Group in the period prior to Completion for which the Sellers may be liable under this Schedule known to it, any Target Group Company;

(b)	promptly provide the Sellers with copies of any material documents and/or correspondence (including, without limitation, those produced by a Tax department within the Target Group and any advise or analysis received from any professional adviser), any such documents or correspondence being redacted to the extent that they contain any information or document that is not reasonably required by the Seller for the purposes of this paragraph 13.9, insofar as they relate to the application of Skandia to the Target Group in the period prior to Completion for which the Sellers may be liable under this Schedule;

(d)	provide the Sellers with notice of any intended meeting with a relevant Taxation Authority in relation to or arising from the application of Skandia (and which is expected to affect the VAT position of the Target Group in the period prior to Completion for which the Sellers may be liable under this Schedule) including details of the proposed agenda (and a summary of the position to be taken in relation to the points on such agenda) and allow the Sellers and/or the Sellers’ professional advisers to participate in such meeting;

(e)	at least ten (10) Business Days prior to the date of any intended submission, provide to the Sellers for prior review any material document or correspondence related to or arising from the application of Skandia (and which is expected to affect the VAT position of the Target Group in the period prior to Completion for which the Sellers may be liable under this Schedule) which is intended to be submitted to a relevant Taxation Authority and make such amendments to such documents or correspondence as the Sellers may, acting in good faith, reasonably require;

(f)	prior to taking any material action, implementing any material decision or finally determining any material issue or position with respect to Skandia and which will impact the VAT position of the Target Group in the period prior to Completion for which the Sellers may be liable under this Schedule, consult (in good faith) with the Sellers as to the nature of the relevant action, decision, issue or position and shall not take such action, implement such decision or finally determine such issue or position without the Sellers written consent (such consent not to be unreasonably withheld or delayed); and

(g)	at all times deal with the application of Skandia in such a manner, and with the objective of ensuring, that so far as reasonably practicable any potential VAT cost to the Target Group (in the period prior to Completion) is mitigated and shall further ensure that no position is taken, decision made or action implemented which could result in a materially worse VAT position for the Target Group in the period prior to Completion than would be the case for all or part of the Purchaser’s Group (including the Target Group) in the period following Completion.

13.10	Nothing in this paragraph 13 shall oblige the Purchaser or any Target Group Company to:

(a)	do anything which the Purchaser reasonably considers to be contrary to Applicable Law; and/or

(b)	do anything which could reasonably be expected to either give rise to or increase a Consequential Tax Liability in circumstances where the Seller has not agreed fully to indemnify the Purchaser or Target Group Company (as applicable) against such Consequential Tax Liability; and/or

(c)	take any action if the Purchaser is able to demonstrate (acting reasonably and in good faith) that to do so would have material adverse Tax consequences for the Purchaser or any member of the Target Group in circumstances where the Seller has not agreed fully to indemnify the Purchaser or Target Group Company (as applicable) against such material adverse Tax consequences; and/or

(d)	disclose commercially sensitive information to the Sellers or allow the Sellers access to any discussions with a relevant Taxation Authority to the extent this would not be reasonably required by the Sellers for the purposes of this paragraph 13.10.

save that for the avoidance of doubt, neither (b) nor (c) shall apply with respect to any claim, election, surrender, notice or consent made, given or entered into by any member of the Target Group as directed by the Seller in connection with any Surrender pursuant to paragraph 13.7.

13.11

The Sellers shall or shall procure that each member of the Sellers’ Group which is or has prior to Completion been a member of the GPA contributes in cleared funds to FIGSL (the “Nominated Company”) within two (2) Business Days after demand is made therefore (or, if later, two (2) Business Days before the amount becomes due and payable to HMRC), an amount equal to any installment of corporation tax which is to be or has been discharged by the Nominated Company on behalf of the relevant member of the Sellers’ Group pursuant to the GPA (as certified by the Nominated Company) provided that no such contribution shall be made to the extent that: (a) such contribution was made prior to or at Completion; or (b) the Sellers are not reasonably satisfied that an amount equal to that contribution has been properly apportioned to the relevant member of the Sellers’ Group pursuant to the GPA.

13.12	The Purchaser shall:

(a)	procure that the Nominated Company shall pay to HMRC promptly following receipt thereof (or, if later, two (2) Business Days before the relevant amount is due and payable to HMRC) an amount equal to any amount contributed to the Nominated Company by any member of the Sellers’ Group pursuant to the GPA in respect of any installment of corporation tax (a “Contributed Amount”);

(b)	procure that the Nominated Company shall (subject to paragraph 13.12(d) below) apportion to the relevant member of the Sellers’ Group each Contributed Amount, such apportionment to be made by reference to the installment or installments of corporation tax in respect of which the Contributed Amount was paid;

(c)	not, without the Sellers’ written consent (not to be unreasonably withheld), reapportion any amount previously apportioned to the relevant member of the Sellers’ Group pursuant to the GPA; and

(d)	promptly (and in any case within two (2) Business Days of receipt thereof from HMRC) pay, or procure that there is paid, to the relevant member of the Sellers’ Group an amount equal to:

(i)	any excess of any amount contributed to the Nominated Company pursuant to the GPA by such member of the Sellers’ Group in respect of any installment of corporation tax over the amount of Tax finally apportioned to that member of the Sellers’ Group in respect of that installment; and

(ii)	interest on such excess at the rate applicable from time to time to overdue corporation tax for the period from the date of contribution to the date of payment pursuant to paragraph 13.12(a) above.

13.13	Notwithstanding any other provision in this Schedule 10, the Purchaser shall provide the Sellers with such information and data as the Sellers may reasonably request in connection with any matter or liability which is the subject of a claim under paragraph 2.1(e)(iii) of this Schedule 10.

14.	TRANSFER TAXES

All Transfer Taxes incurred in connection with the transactions contemplated in this Agreement (including the sale of the Sale Shares pursuant to this Agreement), if any, shall be paid by the Purchaser, when due, and the Purchaser shall prepare and file all necessary returns and other documentation with respect to such Transfer Taxes.

SCHEDULE 11

REGISTERED OWNED IP

TRADE MARKS

Mark	Location	Registration No.
Currently owned by Genworth Holdings, Inc.; to be transferred to the Target Group on or before Completion

My Cover	European Community	006481584

My Cover Direct	European Community	006481519

Putts for Charity	European Community	007062921

Putts for Charity and Design	European Community	009092313

Think It Possible	European Community	005857826

Think It Possible	Japan	5116855

Think It Possible	Mexico	1034818

Think It Possible	Norway	242575

Think It Possible	Switzerland	569686

Think It Possible	Taiwan	1342509

Currently owned by Financial Insurance Company Limited

PLUS QUE L ARGUS AVEC CREDIPAR	France	1642425

PLUS QUE L’ARGUS	France	01 3074239

VIVAPLUS	France	99 810976

DIPLOMA SERENO	Italy	1253362

ESERCENTE SERENO	Italy	1253363

FINANZIAMENTO PROTETTO	Italy	1254588

FINANZIAMENTO SERENO	Italy	1254585

LEASING PROTETTO	Italy	1254586

PRESTITO PROTETTO	Italy	1254583

PRESTITO SERENO	Italy	1254581

PROTEZIONE DEL MUTUO	Italy	1254578

RATA PROTETTA	Italy	1254579

SALDO SERENO	Italy	1254577

SPESE PROTETTO	Italy	1254587

Currently owned by FIGSL

WORLDCOVER DIRECT and Design	Canada	TMA620,798

Currently owned by GE Skadesforsikring, Filial AF Financial Insurance Company Limited, Engelsk Skadesforsikringsselskab (Danemark)

ØkonomiSikring	Denmark	VR 2000 00466

Currently owned By FIGSL Niederlassung Deutschland (Germany)

metallpro!	Germany	30643523

existenzschutz!	Germany	30615438

billprotect!	Germany	30615439

jobcare!	Germany	30313476

Currently owned by Financial Insurance Company Limited (Italy)

FINANZIAMENTO PROTETTO	Italy	887629

RATA PROTETTA	Italy	887628

PRESTITO PROTETTO	Italy	887630

SALDO SERENO	Italy	887952

FINANZIAMENTO SERENO	Italy	887951

PRESTITO SERENO	Italy	887950

SPESE PROTETTE	Italy	887632

LEASING PROTETTO	Italy	887631

PROTEZIONE DEL MUTUO	Italy	887633

ESERCENTE SERENO	Italy	868789

DIPLOMA SERENO	Italy	868790

Currently owned by Financial Assurance Company Limited (UK)

PLANO DE PROTECÇÃO AO CRÉDITO	Portugal	292939

PROTECÇÃO AO CRÉDITO	Portugal	292941

PROTECÇÃO AOS PAGAMENTOS	Portugal	292940

PROTECÇÃO FINANCEIRA	Portugal	290241

HOMEM CHAVE MAIS	Portugal	290230

PESSOA CHAVE MAIS	Portugal	290232

PLANO DE PROTECÇÃO AO CARTÃO	Portugal	290246

PLANO DE PROTECÇÃO AOS PAGAMENTOS	Portugal	290235

PESSOA CHAVE	Portugal	290231

PROTECÇÃO CONTA ORDENADO	Portugal	290236

PROTECÇÃO AO EMPREGO	Portugal	290242

PROTECÇÃO AO RENDIMENTO	Portugal	290243

PROTECÇÃO HIPOTECÁRIA	Portugal	290233

PLANO DE PROTECÇÃO AO RENDIMENTO	Portugal	290244

PROTECÇÃO AO CONSUMIDOR	Portugal	290234

PROTECÇÃO AO CARTÃO	Portugal	290238

PROTECÇÃO ÁS COMPRAS	Portugal	290245

PROTECÇÃO AOS BENS E EQUIPAMENTOS	Portugal	290239

HOMEM CHAVE	Portugal	290237

DOMAIN NAMES

Domain	Expires
aktiaturva.fi	2017-12-24
brilliantlysimple.info	2016-02-11
claimfortravel.co.uk	2016-06-07
debtprotect.co.uk	2016-05-11
debtprotect.com	2016-03-21
eguidance.co.uk	2016-05-11
facl.co.uk	2016-05-11
figsl.co.uk	2016-05-11
figsl.com	2016-03-21
financialwisdom.co.uk	2016-06-07
guaranteedassetprotection.co.uk	2016-05-11
guaranteedassetprotection.com	2016-03-21
loanprotect.co.uk	2016-06-22
loanprotector.co.uk	2016-06-22
lp-insurance.com	2016-03-04
lpi-insurance.com	2016-03-04
managingmymoney.co.uk	2016-06-07
mycover.co.uk	2015-08-06
mycover.com	2016-08-05
mycoverdirect.co.uk	2015-09-26
mycoverdirect.com	2016-09-26
mytravelclaim.co.uk	2016-06-07
paymentprotection.org	2016-09-02
paymentprotectioninsurance.co.uk	2016-06-07
personalloanprotection.co.uk	2016-05-11
personalloanprotection.com	2016-03-21
redundancycover.co.uk	2016-05-11
redundancycover.com	2016-03-21
sortme.co.uk	2016-05-11
uktravelclaim.co.uk	2016-10-13
worldcover.co.uk	2016-12-14
worldcoverdirect.co.uk	2016-05-11
worldcoveronline.co.uk	2016-06-22

SCHEDULE 12

TERRITORY OF NON-COMPETE

Norway	Finland	Sweden	Ireland	Denmark

Netherlands	Belgium	Germany	Poland	Turkey

Greece	Austria	Italy	Switzerland	France

Spain	Portugal	China	Brazil	Colombia

Peru	United Kingdom	Mexico	Chile

SCHEDULE 13

PRE-COMPLETION REORGANIZATIONS

Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon completion of the transactions described in this Schedule 13, this Agreement shall be read and interpreted to give effect to such transactions, including, but not limited to, updating the definitions of the BLAIC Sale Shares and EGF Sale Shares accordingly.

1. Cayman Loan Notes

Following the execution and delivery of this Agreement, the Sellers shall use their reasonable endeavours to cause (i) the sale of the Cayman Loan Notes held by EGF to Genworth Financial European Group Holdings Limited in exchange for the issuance of newly-issued shares of Genworth Financial European Group Holdings Limited common stock to EGF such that after giving effect to such issuance EGF will hold approximately 42% of the outstanding shares in Genworth Financial European Group Holdings Limited, and (ii) following such sale, Genworth Financial European Group Holdings Limited will contribute such Cayman Loan Notes to Genworth Financial UK Holdings Limited, at which time such Cayman Loan Notes shall be redeemed.

2. CFI Pension Trustees Limited

All issued and outstanding common shares of CFI Pension Trustees Limited shall be transferred to a member of the Sellers’ Group that is not a member of the Target Group.

3. Real Estate

The Sellers shall cause the Target Group Companies to use their reasonable endeavours to take the following actions on the following terms with respect to each location indicated below:

a)	the terms of any new lease or sub-lease (as applicable) in respect of the rent payable will be no greater than the higher of: (i) the sum paid by the Target Group Company in the relevant location in the eighteen (18) months prior to the Offer Date; and (ii) the rent level specified in the table attached to document 22 listed at Schedule 5 of the Disclosure Letter for the new location;

b)	the other terms of the lease or sub-lease (as applicable) for the new location are consistent with prevailing market terms;

c)	save as otherwise indicated with respect to the locations below, the consent of the Purchaser (not to be unreasonably withheld or delayed) shall be required prior to the Sellers: (i) entering into a new lease or sub-lease (as applicable); or (ii) agreeing to the extension of an existing lease or sub-lease (as applicable), in each case, for a term of greater than eighteen (18) months from the date of Completion; and

d)	the consent of the Purchaser (not to be unreasonably withheld or delayed) shall be required prior to the Sellers: (i) entering into a new lease or sub-lease (as applicable); or (ii) entering into an extension of an existing lease or sub-lease (as applicable), in each case, where the terms of such new or extended lease or sub-lease (as applicable) impose any requirements of material capital expenditure on any Target Group Company.

Brazil (Sao Paulo)

Enter into a lease extension for a “virtual office” lease which has a contractual expiration of 31 May 2015.

Enter into lease extensions for three (3) other Brazil leases (two (2) “virtual offices” expire on 30 November 2015 and the main Sao Paolo lease on 31 December 2015).

China (Chaoyang District)

Renew lease (Regus agreement) when it expires on 31 December 2015.

Denmark (Brondby)

Tenant is currently renegotiating its existing lease with the landlord. The landlord is to carry out proposed upgrade works at the entrance and stairway and in return the existing lease will be extended to expire in March 2017.

England (London - Chiswick Park)

Tenant is in negotiation to enter into a sub-lease of space in Building 6 at Chiswick Park. It is intended that the new sub-lease will have a three (3) year term with a one (1) year break. Tenant’s current leases in Building 11 at Chiswick Park expire on 24 December 2015.

Hungary (Budapest)

Enter into lease extension.

Italy (Milan)

Tenant is in negotiation to amend current lease covering space currently occupied.

Mexico (Mexico City)

Pursuant to two sub-leases, sub-tenant currently occupies premises shared with an affiliate of the Sellers’ Guarantor (who is the tenant under the lease), and is currently investigating leasing other premises through negotiation of early termination of sub-leases prior to entering into a lease of new space.

Portugal (Lisbon - 5th Floor and part 12th Floor)

Tenant is in negotiation to terminate its existing two (2) leases early and enter into a new lease for new space.

Portugal (Lisbon - Part 12th Floor (owned))

Tenant is close to finalizing negotiations to sell property.

Slovakia (Bratislava)

Enter into lease extension.

Ireland (Dublin)

Tenant is finalizing negotiations with landlord for termination of existing lease and with regard to related dilapidations. Tenant has signed a Regus agreement for serviced office effective 1 July 2015.

Subject to the conditions set out in paragraphs 3(a)-(d) above, the Target Group Companies shall be free to amend, renew, extend or terminate any existing lease or sub-lease or enter into any new lease or sub-lease, generally as described above, between the Offer Date and Completion without Purchaser’s approval. As part of the separation of the Target Group Companies from the Sellers’ Group, the Purchaser and Sellers mutually agree to use reasonable endeavours to negotiate and agree in good faith to space sharing arrangements to allow employees of the Sellers’ Group’s European mortgage insurance business to continue to co-locate with employees of the Target Group for an eight (8) month transitional period following completion if the Sellers’ Group has not made other arrangements therefor prior to Completion. The Sellers shall, and shall cause the Sellers’ Group Companies to, use reasonable endeavours to make arrangements for employees of the Sellers’ Group’s European mortgage insurance business such that the co-location arrangements described in the immediately preceding sentence are not required.

4. Restructuring of Financial Insurance Guernsey PCC Limited

All issued and outstanding capital stock of Financial Insurance Guernsey PCC Limited will prior to Completion be transferred to a member of the Target Group that is domiciled in England.

5. Wind down and transfer of Genworth Seguros Daños, S.A. de C.V. and wind down of Genworth Seguros Vida, S.A. de C.V

(a) Genworth Seguros Daños, S.A. de C.V. will prior to Completion be transferred to a member of the Sellers’ Group that is not a member of the Target Group following receipt of the Mexican Minister of Finance’s approval of the deauthorisation of this entity. No Target Group Company or member of the Purchaser’s Group will be a beneficiary of any trust established in connection with the run-off of either Genworth Seguros Vida, S.A. de C.V. or Genworth Seguros Daños, S.A. de C.V.

(b) Genworth Operaciones, S. de R.L. de C.V. will administer the trusts established for the benefit of the policyholders of each of Genworth Seguros Vida, S.A. de C.V. and Genworth Seguros Daños, S.A. de C.V. pursuant to two Trust Administrative Services Agreements upon the establishment of such trusts and the Sellers shall and shall cause the Target Group Companies to use their reasonable endeavours to procure that the Trust Administrative Service Agreements are executed and delivered in substantially the Agreed Form prior to the date upon which each such trusts is established. To the extent that one or both trusts have not been established by Completion, Genworth Operaciones, S. de R.L. de C.V. will provide substantially similar services to each entity pursuant to two Company Administrative Services Agreements which shall continue in effect until such time as the trusts are established and the Trust Administrative Services Agreements have been executed.

6. Transfer of Certain Registered Owned IP

The trade marks and domain names listed below form part of the registered Owned IP listed in Schedule 11, but are owned by Genworth Holdings, Inc. and the Sellers’ Guarantor, respectively.

Following the execution and delivery of this Agreement, the Purchaser shall notify the Sellers of the Target Group Companies to which the trade marks and domain names listed below shall be assigned. No later than seven (7) Business Days following this notification the Sellers shall procure that an assignment of the trade marks and domain names is entered into between the relevant parties and applications are filed with the relevant trade mark and domain name registries to record the assignment of the trade marks and domain names to the nominated Target Group Companies.

To the extent that in a particular jurisdiction the application to record the assignment must be accepted for the legal title to the trade mark or domain name to transfer to the nominated Target Group Companies, and that this process has not been concluded by the Completion Date, the Sellers shall procure that the trade marks and domain names listed below are licensed to the nominated Target Group Companies on an exclusive, royalty-free and sub-licensable basis. The Sellers shall provide the Purchaser with confirmations from the relevant authorities that the applications to record the assignments have been accepted promptly following receipt of said confirmations by the Sellers.

Until such time as the legal title to the trade marks and domain names has been validly assigned to the nominated Target Group Companies, the Sellers shall procure that the trade marks and domain names are held for the benefit of the nominated Target Group Companies and shall procure that the proprietor of the trade marks and domain names as at the execution and delivery of this Agreement shall perform any act required to maintain the validity of the trade marks and domain names until they have been validly assigned.

Trade Mark	Location	Registration No.
My Cover	European Community	006481584

My Cover Direct	European Community	006481519

Putts for Charity	European Community	007062921

Putts for Charity and Design	European Community	009092313

Think It Possible	European Community	005857826

Think It Possible	Japan	5116855

Think It Possible	Mexico	1034818

Think It Possible	Norway	242575

Think It Possible	Switzerland	569686

Think It Possible	Taiwan	1342509

Domain	Expires
brilliantlysimple.info	2016-02-11
claimfortravel.co.uk	2016-06-07
debtprotect.co.uk	2016-05-11
debtprotect.com	2016-03-21
eguidance.co.uk	2016-05-11
facl.co.uk	2016-05-11
figsl.co.uk	2016-05-11
figsl.com	2016-03-21
financialwisdom.co.uk	2016-06-07
guaranteedassetprotection.co.uk	2016-05-11
guaranteedassetprotection.com	2016-03-21
loanprotect.co.uk	2016-06-22
loanprotector.co.uk	2016-06-22
managingmymoney.co.uk	2016-06-07
mycover.co.uk	2015-08-06
mycover.com	2016-08-05
mycoverdirect.co.uk	2015-09-26
mycoverdirect.com	2016-09-26
mytravelclaim.co.uk	2016-06-07
paymentprotection.org	2016-09-02
paymentprotectioninsurance.co.uk	2016-06-07
personalloanprotection.co.uk	2016-05-11
personalloanprotection.com	2016-03-21
redundancycover.co.uk	2016-05-11
redundancycover.com	2016-03-21
sortme.co.uk	2016-05-11
uktravelclaim.co.uk	2016-10-13
worldcoverdirect.co.uk	2016-05-11
worldcoveronline.co.uk	2016-06-22

7. Financial Insurance Guernsey PCC Limited Capital Support

Certain letters of credit established for the benefit of Financial Insurance Guernsey PCC Limited will also be terminated as part of this transaction and a loan or other arrangement providing for capital support will be established pursuant to one or more intercompany agreements.

8. Transfer of Genworth Consulting Services (Beijing) Limited

Prior to Completion, the Sellers shall procure that Genworth Consulting Services (Beijing) Limited is transferred to a Target Group Company such that Genworth Consulting Services (Beijing) Limited will be a Target Group Company, and not a Company, for purposes of this Agreement.

9. Entry into Certain Agreements

Prior to Completion, the Sellers shall and shall cause the Target Group Companies to use their reasonable endeavours to procure the execution and delivery of the Relevant Distributor Agreement in substantially the Agreed Form and the administration agreement with the Relevant Third Party.

SCHEDULE 14

REVIEW COMMITTEE

1.	The Review Committee shall consist of up to five (5) representatives of the Sellers and up to five (5) representatives of the Purchaser.

2.	The Review Committee (and any sub-committee thereof) shall be dissolved upon Completion.

3.	Subject to Applicable Law and compliance with certain antitrust guidelines communicated to the members of the Review Committee by their respective legal counsel, the Review Committee shall:

3.1	assist the parties with such transitional planning as is reasonably necessary, subject to acceptance of the Irrevocable Offer, to assist the successful projected transition of the control of the Target Group to the Purchaser on Completion, including, without limitation, in respect of the following matters:

(a)	exchanging information and resolving any issues relating to the progress towards:

(i)	satisfying the Conditions Precedent; and

(ii)	carrying out the pre-Completion Reorganisation actions contemplated under Schedule 13;

(b)	consulting upon any matter requiring the Purchaser’s consent or consultation with the Purchaser in accordance with clause 4 and Schedule 6;

(c)	discussing change of control issues, supplier and client relationship issues arising in the context of or as a result of the Transaction;

(d)	monitoring the progress of (i) the Separation Plan in compliance with Schedule 17 and (ii) the remedial action being taken in relation to the report in folder 6.5.8 of the Data Room, and any issues in respect thereof; and

(e)	assisting, to the extent possible, the French works council information and consultation process and providing support in connection with resolving any issues in respect thereof;

3.2	meet at least twice every month (unless the parties otherwise agree), with meetings to take place in London (unless the parties otherwise agree) on reasonable notice by the Purchaser or Sellers. Such meetings shall be, insofar as is reasonably practicable, attended in person by all members, or by telephone or video conference, provided that all reasonable steps shall be taken to ensure the confidentiality of such meetings. Such meetings shall be minuted by a person designated at the meeting.

For the avoidance of doubt, responsibility and power and authority to make all decisions in relation to the conduct of the day-to-day business affairs of each Target Group Company in the period prior to Completion will remain with the directors and management of each Target Group Company, rather than with the Review Committee; and

3.3	set up any ad-hoc sub-committee under the supervision of the Review Committee to assist the Review Committee in its tasks.

4.	For the avoidance of doubt, with respect to any obligations under this Schedule 14:

4.1	such obligations shall not extend to any of the Target Group Companies allowing access to commercially sensitive information in relation to the customers or clients of a member of the Sellers’ Group, or the commercial negotiations in respect of any Transaction Document (or ancillary document related thereto), or other information the disclosure of which is or may be prevented or rendered unlawful by any Applicable Law or contractual arrangement or which is legally privileged; and

4.2	if this Agreement is terminated, the Purchaser shall promptly return to the Sellers or destroy the confidential information provided to the Purchaser by or on behalf of the Sellers pursuant to, or otherwise obtained by the Purchaser in connection with, this Schedule 14 in accordance with clause 14.

SCHEDULE 15

CO-LOCATION PROPERTIES

No.	Region	Type	Tenant Name	Address	City	Country	Current Expiration	Office Type
1.	EMEA	Lease	Financial Insurance Company Limited (Finland)	Hameentie 19	Helsinki	Finland	31/12/2016	Standard

2.	EMEA	Lease	FIGSL Niederlassung Deutschland	Martin-Behaim-Strabe 22	Neu-Isenburg	Germany	14/12/2018	Standard

3.	EMEA	Lease	FIGSL	First Floor and Part Ground Floor, Building 11 Chiswick Park	London	Great Britain	24/12/2015	Standard

4.	EMEA	Lease	FIGSL	Part Second Floor, Building 11 Chiswick Park	London	Great Britain	24/12/2015	Standard

5.	EMEA	Lease	FIGSL	Part of the car park at land on B&Q premises at 2 Larch Drive, Gunnersbury Roundabout, Chiswick, London W4 5QL	London	Great Britain	20/11/2015	Car Park

6.	EMEA	Lease	FIGSL	Part Third Floor, Fleming Court, Flemings Place	Dublin	Ireland	30/06/2016	Serviced

7.	EMEA	Co-Lease	Financial Insurance Company LTD and GE Mortgage Insurance Ltd.	Via S. Gregorio 34	Milan	Italy	31/08/2017	Serviced

8.	Latin America	Sub-Lease	Genworth Seguros Danos, S.A. de C.V. but assigned to Genworth Operaciones, S. de R.L. de C.V.	Av. Antonio Dovali Jaime #70	Mexico City	Mexico	31/08/2016	Standard

9.	Latin America	Sub-Lease	Genworth Seguros Vida, S.de R.L. de C.V. but assigned to Genworth Operaciones, S. de R.L. de C.V.	Av. Antonio Dovali Jaime #70	Mexico City	Mexico	31/08/2016	Standard

10.	EMEA	Sub-Lease

Financial Insurance Company Limited, sub-tenant of Genworth Financial Mortgage Insurance Limited Sucursal en Espana

The subtenant is a sale entity (not the tenant) and occupies 72 per cent. of the premises.

				Calle Luchana 23	Madrid	Spain	30/11/2015	Standard

SCHEDULE 16

INDIVIDUALS SUBJECT TO NON-SOLICIT

Part A

The individuals with the following SSO numbers in the Sellers’ European Mortgage Insurance Business as of the Offer Date:

1.	110005845

2.	110014484

3.	110005784

4.	430000972

5.	217018003

6.	430001059

7.	430004613

8.	110000710

9.	430006495

Part B

The individuals with the following SSO numbers in the Target Group as of the Offer Date:

1.	110000042

2.	430000399

3.	110003755

4.	350000676

5.	350000233

6.	430005397

7.	110005545

SCHEDULE 17

SEPARATION PLAN

SCHEDULE 18

UNDERWRITING PROFIT ACCOUNT

PART I

PRO FORMA UNDERWRITING PROFIT ACCOUNT

Form of account to comprise net earned premiums received, deduction of commissions at rates set out in contracts and net claims actually paid (including reasonable claims handling expenses paid to a claims administrator retained to replace the Applicable Distributor, if any) with no allowance for investment income or changes in reserves.

Net Earned Premiums
Total Losses
Paid Claims
Reasonable claims handling expenses (if any)
Commission
Profit Share
Underwriting Profit

PART II

CALCULATION METHODOLOGY

•	The net present value of the estimated future Applicable Claims Liabilities as from the Final Calculation Date shall be calculated by reference to technical reserves which shall:

•	be based on the claims data base as at 31 December 2018 and provided by the Purchaser; and

•	correspond to the net present value of all the remaining Applicable Claims Liabilities at 31 December 2018 including claims handling expenses paid to a third party retained to replace the Applicable Distributor as the claims administrator on the Applicable Business, if any.

•	The technical reserves calculation shall:

•	be based on best estimate assumptions;

•	be carried out on an individual case by case basis (calculation of case reserves) including incurred but not reported (IBNR) reserves if relevant;

•	be based on the past experience of the Applicable Business and, in respect of the Applicable Business relating to the statutory risk for the agents of the Applicable Persons, on the market experience for “guarantie du personnel de collectivités locales”, and in respect of the Applicable Business relating to group contracts covering health and accident risk with private sector persons, on the market experience for group contracts with similar guarantees, in each case where the experience of the Applicable Business is not, in the opinion of the expert, sufficiently robust;

•	use a discount rate equal to the risk free rate determined by reference to the ten (10) year OAT as shown on the relevant Bloomberg page providing a weighted average for the six (6) months prior to the Final Calculation Date; and

•	consider any trend in the market and the “jurisprudence” or impact of recent decisions of the “Commissions des reformes” that might impact the calculation of the reserves.

•	In respect of the Applicable Business relating to the statutory risk for the agents of the Applicable Persons, the technical reserves calculation should distinguish between:

•	maladie ordinaire;

•	longue maladie;

•	maladie longue durée;

•	accident du travail et maladie profesionnelles (indemnités); and

•	accident du travail et maladie profesionnelles (remboursement des frais médicaux).

•	In respect of the Applicable Business relating to group contracts covering health and accident risk with private sector persons, the technical reserves calculation should distinguish between:

•	incapacité en cours de service;

•	invalidité en attente;

•	invalidité;

•	rentes éduction et rentes de conjoints; and

•	autres guaranties.

SIGNATORIES

Signed by	)

for BROOKFIELD LIFE AND	)

ANNUITY INSURANCE	)

COMPANY LIMITED	)	/s/ Ward E. Bobitz

Signed by	)

for EUROPEAN GROUP FINANCING	)

COMPANY LIMITED	)	/s/ Ward E. Bobitz

Signed by	)

for GENWORTH FINANCIAL	)

INTERNATIONAL HOLDINGS, INC.	)	/s/ Ward E. Bobitz

Signed by	)

for GENWORTH FINANCIAL, INC.	)	/s/ Ward E. Bobitz

Signed by	)

for AXA S.A.	)	/s/ Helen Jane Paul

Signature Page to Share Purchase Agreement